UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DPL Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

April 27, 2011

AND

PROXY STATEMENT

DPL Inc.

Dayton, Ohio

March 18, 2011

DPL INC.

1065 WOODMAN DRIVE

DAYTON, OHIO 45432

MARCH 18, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2011

Dear Fellow Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of DPL Inc. (“DPL,” “our,” “us,” or “we”), which will be held on April 27, 2011, commencing at 10:00 a.m. (local time) at the Boonshoft Museum of Discovery, 2600 DeWeese Parkway, Dayton, Ohio 45414.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1.               The election of the three director nominees named in our 2011 Proxy Statement;

2.               An amendment to DPL’s Regulations approved by our Board of Directors that reduces the percentage of shareholder votes needed to amend certain sections of DPL’s Regulations;

3.               A non-binding (advisory) resolution to approve the compensation of DPL’s named executive officers, as described in the Compensation Discussion and Analysis section and related compensation tables (together with the accompanying narrative disclosure) in our 2011 Proxy Statement;

4.               A non-binding (advisory) resolution to determine whether the advisory vote on the compensation of DPL’s named executive officers should be held every one, two or three years;

5.               Re-approval of the material terms of the performance goals under DPL’s Equity Performance and Incentive Plan; and

6.               The non-binding ratification of the appointment of KPMG LLP as our independent public accounting firm.

At the Annual Meeting you also will be asked to consider and act upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Holders of common shares of record at the close of business on March 4, 2011, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and any adjournments or postponements of the meeting.

We hope that you will find it convenient to attend in person.  Whether or not you expect to attend, please promptly vote via the Internet, by telephone or by signing, dating and mailing the enclosed proxy card in the return envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum.

On behalf of the directors, officers and employees of DPL, I would like to express our appreciation for your continued support.

Sincerely,

TIMOTHY G. RICE
Vice President, Assistant General Counsel
and Corporate Secretary

DPL INC.

PROXY STATEMENT

FOR THE

2011 ANNUAL MEETING OF SHAREHOLDERS

Shareholder Proposals for 2012 Annual Meeting	69

Annual Report and Financial Statements	69

Other Business	70

Appendices A & B — Benchmarking Companies	71

Appendix C — Draft Regulations of DPL Inc.	74

Appendix D — DPL Inc. Equity and Performance Incentive Plan	82

DPL Inc.

1065 Woodman Drive, Dayton, Ohio 45432

PROXY STATEMENT

GENERAL INFORMATION

Meeting and Voting Information

This Proxy Statement is furnished to you and other shareholders of DPL Inc. (“DPL,”, “Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Boonshoft Museum of Discovery, 2600 DeWeese Parkway, Dayton, Ohio 45414 on April 27, 2011 at 10:00 a.m. (local time), and any adjournments or postponements of the meeting.  This Proxy Statement, together with the accompanying proxy card, was first mailed to shareholders on or about March 18, 2011.  All shareholders of record as of March 4, 2011 are entitled and encouraged to attend and vote at the Annual Meeting in person.  In addition to voting in person at the Annual Meeting, voting may occur before the Annual Meeting by Internet, telephone or properly completing and mailing the enclosed proxy card.  The enclosed proxy card describes how to vote in each of these ways.  Shareholders whose shares are held by a bank, broker or other financial intermediary (i.e., in street name) should follow the voting instructions provided by the intermediary.

You are being asked to consider and vote upon the following matters:

1.               The election of the three director nominees named in this Proxy Statement;

2.               An amendment to DPL’s Regulations approved by our Board of Directors that reduces the percentage of shareholder votes needed to amend certain sections of DPL’s Regulations;

3.               A non-binding (advisory) resolution to approve the compensation of DPL’s named executive officers, as described in the Compensation Discussion and Analysis section and related compensation tables (together with the accompanying narrative disclosure) in our 2011 Proxy Statement;

4.               A non-binding (advisory) resolution to determine whether the advisory vote on the compensation of DPL’s named executive officers should be held every one, two or three years;

5.               Re-approval of the material terms of the performance goals under DPL’s Equity Performance and Incentive Plan; and

6.               The non-binding ratification of the appointment of KPMG LLP as our independent public accounting firm.

At the Annual Meeting you also will be asked to consider and act upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

If you vote properly by the Internet, telephone or proxy card, you are authorizing the persons named on the proxy card (the “Proxy Committee”) to vote your shares in the manner directed in the proxy.  If no directions have been specified by marking or indicating the appropriate squares on the proxy, the shares will be voted (i) “FOR” the three director nominees described in this Proxy Statement, (ii) “EVERY ONE YEAR” on the proposal related to how frequently a non-binding advisory vote by shareholders on the compensation of DPL’s named executive officers should be held and (iii) “FOR” each of the other proposals specifically identified and described in this Proxy Statement.  In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of the Proxy Committee named in the proxy.  A shareholder delivering a proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy.

All expenses in connection with this solicitation of proxies will be paid by us.  Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies.  We have retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies.  DPL will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners and will pay Georgeson Inc. a fee of approximately $12,000, plus out-of-pocket expenses.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2011:  Our Notice and Proxy Statement (and form of proxy card) for the Shareholder Meeting to be held on April 27, 2011, as well as our 2010 Annual Report, are available at www.proxyvote.com.  You may request copies of these documents and similar documents for future shareholder meetings by (i) calling 1-800-579-1639 and following the instructions; (ii) accessing www.proxyvote.com and following the instructions; or (iii) sending a blank email to sendmaterial@proxyvote.com with the 12-digit control number located on your proxy card in the email’s subject line.

Voting Securities

The Board has fixed the close of business on March 4, 2011 as the record date for determining the holders of common shares entitled to notice of and to vote at the Annual Meeting.  Each such shareholder is entitled to one vote per common share.  As of the March 4, 2011 record date, there were 117,168,241 shares of Company common stock outstanding and entitled to vote, which included 236,891 shares of unvested restricted common stock that are entitled to one vote per unvested restricted common share.  The holders of a majority of the DPL common shares issued and outstanding and entitled to vote, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee.  Should any nominee become unable to accept his or her nomination or election, the Proxy Committee will vote for the election of such other person as a director as the current directors may recommend in the place of such nominee.  In voting by proxy with regard to how frequently an advisory vote by DPL shareholders should be held to approve the compensation of DPL’s named executive officers, shareholders may vote for any of the time periods identified in the proposal or may abstain from voting.  In voting by proxy with regard to each of the other proposals, shareholders may vote in favor of or against the proposal or may abstain from voting.

The affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of DPL, represented in person or by proxy at the Annual Meeting, is necessary to approve each of the proposals other than the election of directors and the non-binding proposal on how frequently an advisory vote by DPL shareholders should be held to approve the compensation of DPL’s named executive officers.  The frequency (every one, two or three years) that receives the greatest number of shareholder votes will constitute the frequency approved by shareholders.

The three director nominees named in this Proxy Statement that receive the greatest number of shareholder votes will be elected as our directors.  Our Regulations require a member of the Board who fails to receive a majority of the votes cast in an uncontested election of directors to tender his or her resignation to the Board’s Nominating and Corporate Governance Committee.  This Committee is required to promptly evaluate all relevant factors relating to the election results and, subject to legal and regulatory requirements, decide whether to accept the resignation, reject the resignation or conditionally reject the resignation and retain the director in office, if the underlying causes of the failed vote can be promptly and completely cured.  Any director who tenders any such resignation, and any non-independent director, will not participate in the deliberations and decisions regarding the resignation.  The Nominating and Corporate Governance Committee’s decision is required to be publicly disclosed in a periodic or current report filed with the Securities and Exchange Commission (“SEC”).  The complete terms of this resignation policy are contained in Article II, Section 9 of our Regulations and are also referenced in the Board’s Corporate Governance Guidelines.  Each of these documents is available on our website at www.dplinc.com.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum.  Brokers and other nominees who do not receive shareholder instructions are entitled to vote on the ratification of our independent public accountant, but not on any other proposal.

Under Ohio law, if a shareholder gives written notice to our President, a Vice President or our Corporate Secretary, not less than 48 hours before the Annual Meeting, that such shareholder desires the voting at the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by or on behalf of the shareholder giving such notice, then shareholders will be entitled to give one candidate as many votes as the number of directors to be elected multiplied by the number of their shares, or to distribute their votes on the same principle among two or more candidates.  In the event that directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, the Proxy Committee will vote such proxies cumulatively for the election of as many such nominees as possible and in such order as the Proxy Committee may determine.

Householding Information

We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure reduces our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and/or Proxy Statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc., Householding Department, in writing at 51 Mercedes Way, Edgewood, New York 11717; or by telephone:  (800) 542-1061.

If you participate in householding and wish to receive a separate copy of this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of our Annual Report and/or Proxy Statement in the future, please contact Broadridge Financial Solutions, Inc., Householding Department as indicated above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the beneficial ownership of our common shares by each person or group known by us to own more than 5% of our common shares, as of February 28, 2011.  Beneficial ownership includes shares over which a person or group has voting or investment power, and shares which a person or group has the right to acquire voting or investment power within 60 days.  The information in this table is based, in part, on statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

	Common Shares Beneficially Owned
Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	8,084,603	(1)	6.9%

(1)          The Name and Address information and the Amount and Nature of Beneficial Ownership information are based on a Schedule 13G filed with the SEC February 2, 2011, which reported BlackRock, Inc. having the sole power to vote or to direct the vote and the sole power to dispose of or to direct the disposition of 8,084,603 shares held by various of its subsidiaries.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common shares, as of February 28, 2011, by each of our current directors (including the three director nominees named in this Proxy Statement), each person named in the Summary Compensation Table under “Executive Compensation” further below, and all of our current directors and executive officers as a group.  Beneficial ownership includes shares over which a person has voting or investment power, and shares which a person has the right to acquire voting or investment power within 60 days.

Title of Class	Name of Beneficial Owner	Amount & Nature of Beneficial Ownership (1)		Percent of Class (2)
Common	Paul M. Barbas	84,419	(3)(4)	<1%
Common	Frederick J. Boyle	54,988	(3)(4)	<1%
Common	Scott J. Kelly	31,864	(3)(4)(8)	<1%
Common	Daniel J. McCabe	65,466	(3)(4)	<1%
Common	Gary G. Stephenson	71,359	(3)(4)(8)	<1%
Common	Douglas C. Taylor	2,481	(3)(4)	<1%
Common	Robert D. Biggs	86,918	(5)(6)(7)	<1%
Common	Paul R. Bishop	46,783	(6)(7)	<1%
Common	Frank F. Gallaher	10,916	(6)(8)	<1%
Common	Barbara S. Graham	13,172	(6)(7)	<1%
Common	Glenn E. Harder	16,566	(6)(7)	<1%
Common	General Lester L. Lyles (Retired)	16,861	(6)(7)	<1%
Common	Pamela B. Morris	21,168	(6)(8)	<1%
Common	Dr. Ned J. Sifferlen	34,211	(6)(7)(8)	<1%
Common	Current Directors and Executive Officers as a group	645,841	(3)(4)(5)(6)(7)(8)(9)(10)	<1%

(1)          Unless otherwise noted, we believe that each person has sole voting power and sole investment power over the shares listed.  Fractional shares have been rounded down to the nearest whole share for presentation purposes.

(2)          Ownership percentages are based on our common stock outstanding as of February 28, 2011.  Shares of our common stock that were not outstanding, but which a person has the right to acquire within 60 days of February 28, 2011, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person.  However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(3)          Includes allocated common shares held under trust in connection with the DPL Inc. Employee Stock Ownership Plan and/or The Dayton Power and Light Company Employee Savings Plan (“Employee Qualified Plans”):  Mr. Barbas - 422 shares; Mr. Boyle — 3,422 shares; Mr. Kelly — 8,869 shares; Mr. McCabe — 1,154 shares; Mr. Stephenson — 6 shares; and Mr. Taylor — 2,481 shares; and current directors and executive officers as a group — 39,914 shares.  Participants of the Employee Qualified Plans are entitled to direct the trustee as to how to vote shares allocated to their accounts.  Allocated common shares for which participants do not provide timely voting instructions are voted by the trustee.  Participants of the Employee Qualified Plans have investment power only over their allocated shares that have vested.

(4)          Includes unvested shares of restricted common stock with voting rights:  Mr. Barbas — 36,019 shares; Mr. Boyle — 41,066 shares; Mr. Kelly — 18,075 shares; Mr. McCabe — 38,465 shares; Mr. Stephenson — 47,953 shares; and current directors and executive officers as a group — 227,806 shares.  Individuals have no investment power over unvested shares of restricted common stock.

(5)          Includes options exercisable for common shares:  Mr. Biggs — 75,000 shares and current directors and executive officers as a group — 75,000 shares.

(6)          Includes restricted stock units which are settled in common shares that a recipient could receive within 60 days of February 28, 2011:  Mr. Biggs — 6,993 units; Mr. Bishop — 2,040 units; Mr. Gallaher — 8,596 units; Ms. Graham — 6,993 units; Mr. Harder — 8,994 units; Gen. Lyles — 8,994 units; Ms. Morris — 6,168 units; Dr. Sifferlen — 8,994 units; and current directors and executive officers as a group — 57,772 units.  These individuals have no voting or investment power over their restricted stock units.

(7)          Includes restricted stock units held under a master trust for non-employee directors under the 1991 Amended Directors’ Deferred Compensation Plan.  These restricted stock units are settled in common shares upon the person ceasing to be a non-employee director of the Company:  Mr. Biggs — 3,166 units; Mr. Bishop — 38,300 units; Ms. Graham — 4,420 units; Mr. Harder — 7,572 units; Gen. Lyles — 7,867 units; Dr. Sifferlen — 21,917 units; and current directors and executive officers as a group — 83,242 units.  These individuals have no voting or investment power over their restricted stock units.

(8)          Includes shares jointly held with spouse (Mr. Kelly — 4,920 shares; Mr. Stephenson — 23,400 shares; Mr. Gallaher — 2,320 shares; Dr. Sifferlen — 3,300 shares; and current directors and executive officers as a group — 42,086 shares) or shares held by a trust under which the individual and his or her spouse share voting power and investment power (Ms. Morris — 15,000 shares and current directors and executive officers as a group — 16,395 shares).

(9)          Includes common shares deferred under our Long-Term Incentive Plan, which an individual could receive within 60 days of February 28, 2011:  current directors and executive officers as a group — 7,304 shares.  Individuals have no voting or investment power over these deferred common shares.

(10)    This group of 19 persons includes all current directors and executive officers listed under “Information About the Director Nominees, the Continuing Directors and the Executive Officers” below.

CORPORATE GOVERNANCE

Board of Directors

While our Regulations provide that the authorized size of our Board is set at ten directors, the number of authorized directors may be decreased to nine directors or increased to twelve directors by either the affirmative vote of two-thirds of the shareholders at a meeting of shareholders called for that purpose and for the purpose of electing directors or by the affirmative vote of a majority of the number of authorized directors.  Presently, the authorized size of the Board of Directors is nine members.  The Board is divided into three classes.  The term of each directorship is three years, and the terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually.  Our Board also serves as the board of directors for our principal subsidiary, The Dayton Power and Light Company (“DP&L”).

Our Regulations permit our Board to elect a Chairman of the Board and require it to elect a President of the Company.  Both the Chairman and the President must be chosen from among the directors and the Board must designate either the Chairman or the President to serve as the Chief Executive Officer.  The Board does not have a policy on whether the roles of the Chairman and the Chief Executive Officer should be separate.  Although our Regulations permit these positions to be held by the same person, our Board has separated the positions of Chairman and Chief Executive Officer at this time.  Glenn E. Harder serves as Chairman and Paul M. Barbas serves as President and Chief Executive Officer.  Mr. Harder as Chairman, among other things, leads and guides the Board in reviewing and deciding matters which exert major influence on the manner in which the Company’s business is conducted, oversees and evaluates the performance of senior management and acts in a general advisory capacity to Mr. Barbas in all matters concerning the interests and management of the Company.  By contrast, Mr. Barbas as Chief Executive Officer is responsible for, among other things, managing the day-to-day operations of the Company, acting as the primary Company spokesperson and formulating strategy for the Company, subject to the Board’s approval.  This structure allows Mr. Harder and Mr. Barbas to focus on the Company’s opportunities, risks and other challenges in their oversight and management roles.

During 2010, the Board held 15 meetings.   Each of our current directors attended 75% or more of the regular and special Board and Board committee meetings on which such director served.  The Board encourages all directors to attend our Annual Meeting of Shareholders.  All of our directors attended our 2010 Annual Meeting of Shareholders on April 28, 2010.

Independence

The Board uses the independence standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange (the “NYSE”) for determining the independence of its members.  In applying these standards, the Board considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of the Company’s directors.

Our current directors include Paul M. Barbas; Robert D. Biggs; Paul R. Bishop; Frank F. Gallaher; Barbara S. Graham; Glenn E. Harder; General Lester L. Lyles (Retired); Pamela B. Morris; and Dr. Ned J. Sifferlen.  The Board has affirmatively determined that, presently, all of our current directors, other than Paul M. Barbas, our President and Chief Executive Officer, are independent pursuant to the NYSE listing standards referenced above.

In assessing the independence of our directors, the Board considered the following relationships and determined that these relationships did not preclude its findings of independence under the independence standards set forth in Section 303A.02 of the NYSE listing standards.

•                  Mr. Biggs served as our Executive Chairman from May 2004 to June 2006.  Mr. Biggs also served as the Managing Partner of the accounting firm PricewaterhouseCoopers LLP until October 1999, and this firm provides internal auditing services to DPL and DP&L.

•                  Mr. Gallaher’s son is employed by a large national company that provides telephone and other services to DPL and DP&L.

•                  Ms. Graham owns an interest in a company that has entered into a license agreement with DP&L.

•                  Ms. Morris serves as President and Chief Executive Officer of CareSource Management Group Co. and in similar capacities for its affiliated companies.  Some of these companies are within DP&L’s service area and receive tariffed electric service from DP&L.  One of these companies has entered into a specific contract with a subsidiary of DPL for retail electric service.  Ms. Morris also serves on the board of the United Way of Greater Dayton, an organization to which we make charitable contributions.

•                  Ms. Morris and Dr. Sifferlen currently serve on the boards of various local non-profit organizations that receive DP&L tariffed electric service.

Additional information about all of our current directors is located starting on page 18 of this Proxy Statement.

Executive Sessions

In accordance with NYSE listing standards, our non-management directors meet regularly without management present.  Since July 2006, Glenn E. Harder, the Chairman of the Board, has presided over all Board executive sessions.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines that, along with the charters of the Board committees, provide the framework for our governance.  The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines from time to time and for recommending any changes to the Board for approval.  The Corporate Governance Guidelines are available on our website at www.dplinc.com in the “Investors” section.

Board Committees

The Board has established the following committees:  Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  Each committee has its own charter.  The Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing Board committees and the functions of each Board committee are described below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee

Paul M. Barbas
Robert D. Biggs
Paul R. Bishop		X	X*
Frank F. Gallaher	X	X**
Barbara S. Graham	X****		X
Glenn E. Harder	X***		X
General Lester L. Lyles (Retired)		X	X**
Pamela B. Morris		X	X
Dr. Ned J. Sifferlen	X	X*

*Chair

**Vice Chair

***Audit Committee Financial Expert and Vice Chair

****Audit Committee Financial Expert and Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting, legal and regulatory compliance and disclosure and internal control functions and appoints and oversees our independent public accounting firm and approves its services.  The Audit Committee ensures that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions and that appropriate action is taken on their recommendations.

The Audit Committee also oversees the Company’s risk management practices and assists our Board in fulfilling its oversight responsibilities in this area.  The Company’s Enterprise Risk Management Committee implements the enterprise risk management strategy approved by the Audit Committee and manages the Company’s enterprise risk management function and risk management practices on a day-to-day basis.  The Enterprise Risk Management Committee identifies and assesses a broad range of risks to our Company and explores ways to mitigate those risks.  The Enterprise Risk Management Committee is comprised of all Company executive officers and reports directly to our Audit Committee on risk management matters.  The Audit Committee in turn reports to the full Board.  Risk oversight by the Audit Committee includes:

•                  Reviewing the Company’s Enterprise Risk Management Policy and Commodity Risk Management Policy and reviewing with management the plans, activities, staffing and organization of the Company’s enterprise risk management function and those areas of the Company that utilize or implement the Commodity Risk Management Policy;

•                  In consultation with the Company’s independent auditors and internal audit group, periodically reviewing the integrity and quality of the Company’s risk management processes and discussing significant risk exposure and the steps management has taken to monitor, control, mitigate and report such exposures; and

•                  With assistance from our Compensation Committee, assessing the risks identified within the Company’s executive compensation program.

As part of the Company’s risk management, Company management reviewed with the Audit Committee the Company’s 2010 executive officer compensation programs and management and employee compensation programs to assess the programs’ risks, and concluded that the programs did not create risks that are reasonably likely to have a material adverse effect on the Company.  The risk assessments are discussed starting on pages 43 and 45 of this Proxy Statement.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and currently consists of the following independent directors:  Barbara S. Graham, Chair; Glenn E. Harder, Vice Chair; Frank F. Gallaher; and Dr. Ned J. Sifferlen.  The Board has determined that each member of the Audit Committee meets the independence requirements contained in the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act, and is financially literate as defined in the NYSE listing standards.  In addition, the Board has determined that Ms. Graham and Mr. Harder qualify as “audit committee financial experts” within the meaning of SEC regulations as both have accounting or related financial management experience under applicable NYSE listing standards.  The Audit Committee is permitted to form one or more subcommittees to carry out any of its duties and responsibilities.  Such subcommittees must be composed only of “independent” directors as determined under NYSE listing standards and the Exchange Act.  In 2010, the Audit Committee appointed its Chair, Barbara S. Graham, to serve as a sub-committee of the Audit Committee to approve all permitted non-audit services performed by the Company’s independent public accounting firm.  Any such approvals by the sub-committee must be presented for ratification at the next scheduled Audit Committee meeting.  A current copy of the Audit Committee charter, which describes all of the Audit Committee’s responsibilities, is posted on our website at www.dplinc.com in the “Investors” section.

During 2010, the Audit Committee met on eight occasions.  The Report of the Audit Committee appears on page 13.

Compensation Committee

The Compensation Committee is responsible for reviewing and approving annual and long-term corporate goals and objectives relevant to the compensation of our executive officers, approving and recommending to the Board executive officer compensation opportunities and assisting the Audit Committee in evaluating compensation plans and programs for risk.  It also annually evaluates the performance of the Chief Executive Officer and other executives in light of approved goals and objectives.  The Chief Executive Officer assists the Compensation Committee by recommending the goals, objectives and compensation for all executive officers, except himself, and responds to requests for information from the Compensation Committee.  Other management personnel, including our senior Human Resources executive, may also provide advice and counsel to the Compensation Committee and to our Chief Executive Officer on compensation matters from time to time.  However, no officer has a role in approving his or her own compensation.  The Compensation Committee also assists the Nominating and Corporate Governance

Committee in periodically reviewing the compensation of our directors and recommending changes in such compensation to our Board.  The Compensation Committee’s charter describes all of the Compensation Committee’s responsibilities and is posted on our website at www.dplinc.com in the “Investors” section.

The Compensation Committee is permitted to form one or more subcommittees to carry out any of its duties and responsibilities.  Such subcommittees must be composed only of “independent” directors as determined under NYSE listing standards.  There are no subcommittees of the Compensation Committee existing at this time.  The Compensation Committee is also empowered to obtain the advice and assistance of external legal, accounting, financial or other advisors in connection with determining or recommending executive and director compensation.

The Compensation Committee has contracted directly with the compensation consulting firm Towers Watson (formerly Towers Perrin) under a master services agreement to provide executive compensation related services to it from time to time and has sole authority to approve the fees and the terms of service.  The full Board of Directors also has separately contracted with Towers Watson under a master services agreement to provide consulting services unrelated to executive officer compensation to the Board or Company management from time to time and the Board has the authority to approve the fees and terms of service.

Under the Company’s policy on compensation consultant independence, executive compensation services requested of Towers Watson by a Compensation Committee member or management must be approved by the Compensation Committee or its Chair and any other services requested by the Board or management must be approved by the Board of Directors or its Chairman.  In addition, the policy requires Towers Watson to provide information to the Compensation Committee concerning all the work it has performed for the Compensation Committee, the full Board of Directors and management.  The Compensation Committee also has the right under the compensation consultant independence policy to amend the policy or require Towers Watson to refrain from providing services to the full Board or management if the Compensation Committee or full Board believes that the services may result in a conflict of interest or influence Towers Watson’ independence or objectivity.

The Compensation Committee engaged Towers Watson to assist it in determining and recommending executive compensation for 2010.  Towers Watson provided to the Compensation Committee the following services relating to executive officer compensation:  market compensation data and analyses concerning compensation levels; incentive plan design review; tally sheets and wealth accumulation analysis; executive perquisite analysis; information on current compensation trends, regulatory issues, and developments and risks assessment processes; assistance with the Company’s proxy statement for its annual meeting of shareholders; and calculations regarding the number of performance shares earned by Company officers pursuant to the terms of the Company’s long-term incentive plan.

In 2010, Company management requested that Towers Watson provide, and Towers Watson provided to management, the following consulting services that were unrelated to the services provided to the Compensation Committee in connection with determining and recommending executive officer and director compensation:  long-term incentive plan valuations; ; services related to the Company’s health care benefits; a review of a proposed sales compensation plan related to one of the Company’s subsidiaries; and workers’ compensation liability pricing services.  The amount of these services did not exceed $120,000 in the aggregate.  The Compensation Committee concluded that the provisions of these services by Towers Watson did not pose any actual or potential conflict of interest with the executive compensation services that Towers Watson provided to it.

The Compensation Committee is currently comprised of the following independent directors:  Paul R. Bishop, Chair; General Lester L. Lyles (Retired), Vice Chair; Barbara S. Graham; Glenn E. Harder; and Pamela B. Morris.  Our Board has determined that each member of the Compensation Committee meets the independence requirements under NYSE listing standards, qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and qualifies as a “non-employee director” for purposes of the SEC’s Section 16 rules.  No member of the Compensation Committee serves, or has served, as an officer or employee of the Company or otherwise has any interlocking relationship with the Company, nor has any interlocking relationship existed in the past.

The Compensation Committee met on six occasions during 2010.  The Compensation Committee Report on Executive Compensation appears on page 44.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures that are intended to enable the Board to meet its fiduciary obligations to the Company and our shareholders.  Among its duties, the Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for directors, including nominees recommended by shareholders and the qualification criteria for directors, oversees evaluation of the Board, provides input on setting goals and developing strategies to achieve employee diversity and reviews and evaluates the implementation of these strategies.

The Nominating and Corporate Governance Committee also develops and oversees the implementation of corporate governance policies, annually assesses and makes recommendations to the Board regarding Board structure and shareholder protections, annually reviews the Board’s responsibilities to consider whether any policy revisions are appropriate, reviews compliance with our director share ownership guidelines and assists the Compensation Committee by evaluating our Chief Executive Officer.  During intervals between Board meetings, the Nominating and Corporate Governance Committee exercises all of the powers of the Board, except as provided in the Nominating and Corporate Governance Committee’s Charter.  A copy of our Nominating and Corporate Governance Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on our website at www.dplinc.com in the “Investors” section.

The Nominating and Corporate Governance Committee currently consists of the following independent directors:  Dr. Ned J. Sifferlen, Chair; Frank F. Gallaher, Vice Chair; Paul R. Bishop; General Lester L. Lyles (Retired); and Pamela B. Morris.  The Nominating and Corporate Governance Committee met on seven occasions during 2010.

Shareholder Communications

Shareholders and other interested persons may contact the non-management or independent directors individually or as a group by writing to such director(s) at DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.  Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at that same address.  The Corporate Secretary delivers all such communications to the Chairman of the Board of Directors.

Code of Business Conduct and Ethics

All directors, officers, and employees are expected to act ethically at all times and in accordance with our Code of Business Conduct and Ethics.  This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of the NYSE.  The

Code of Business Conduct and Ethics approved by our Board is posted on our website at www.dplinc.com in the “Investors” section.

Any changes or waivers to the Code of Business Conduct and Ethics for our officers or directors may only be made by the Board or a committee of the Board and must be disclosed promptly to shareholders.   We intend to disclose any such changes or waivers to the Code of Business Conduct and Ethics made by the Board or a committee of the Board on our website at www.dplinc.com in the “Investors” section.

Related Person Transactions

We have a written policy with respect to the review, approval and ratification of “related person transactions.” This policy applies to any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which (i) the aggregate amount involved will or may be expected to exceed $75,000 in any fiscal year; (ii) we are a participant and (iii) any “related person” (defined as a director, director nominee, an executive officer, someone who owns more than 5% of our common shares, or an immediate family member of any of the foregoing persons, with certain exceptions) has or will have a direct or indirect interest.  Under the policy, our Governance Counsel will determine whether a transaction meets the definition of a related person transaction that will require review by the Audit Committee.  The Audit Committee will review all related person transactions referred to it and, based on the relevant facts and circumstances, will decide whether or not to approve such transactions.  Only those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders will be approved.  If we become aware of an existing related person transaction that was not approved under this policy, the matter will be referred to the Audit Committee and it will evaluate all options available, including ratification, amendment or termination of the transaction.

We have determined that, under the policy, the following types of transactions will be deemed to be pre-approved: (i) employment of an executive officer if the related compensation is required to be reported in our proxy statement; (ii) employment of an executive officer if he or she is not an immediate family member of another executive officer or director of ours, the related compensation would have been reported in our proxy statement if he or she was a “named executive officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation; (iii) compensation paid to a director if the compensation is required to be reported in our proxy statement; (iv) any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro-rated basis; (v) any transaction involving competitive bids; (vi) any transaction in which the rates or charges incurred are subject to governmental regulation and (vii) any transaction involving bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Company is not aware of any transaction or series of transactions involving any of our directors, executive officers or security holders who are known to us to own of record or beneficially more than five percent of our common securities, or any immediate family member (as described in Item 404 of Regulation S-K under the Exchange Act) of such director, executive officer or security holder, that is required to be disclosed pursuant to Item 404 of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports with the SEC of their ownership and changes of ownership of our securities.  We believe that during 2010, all Section 16(a) filing requirements applicable to our directors and executive officers were timely met.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as an independent committee to provide oversight of our financial accounting and reporting processes, system of internal controls and compliance with laws and regulations.  The Audit Committee is governed by a written charter that has been approved and adopted by the Board of Directors.

The Audit Committee of our Board of Directors is currently comprised of four independent directors.  The Board has determined that each member of the Audit Committee is an “independent director” pursuant to Section 303A.02 of the New York Stock Exchange (“NYSE”) listing standards and meets the independence requirements contained in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.  In addition, the Board of Directors has determined that each member of the Audit Committee meets the NYSE standards of financial literacy.  Moreover, the Board of Directors has determined that at least two members of the Audit Committee have accounting or related financial management experience pursuant to the listing standards of the NYSE, and that Ms. Graham and Mr. Harder meet the definition of an “audit committee financial expert” based on the criteria set forth under Securities and Exchange Commission (“SEC”) rules.

Pursuant to Section 303A.07 of the NYSE listing standards and the Charter of the Audit Committee, no director may serve as a member of the Audit Committee if he or she serves on the audit committees of more than three other public companies, unless the Board of Directors determines that such simultaneous service would not impair such director’s ability to serve effectively on the Audit Committee.  We have determined that each member of the Audit Committee is in compliance with this NYSE listing standard and the Audit Committee Charter.

Our management has primary responsibility for our reporting process and for preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  Our independent public accountant, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee reviewed the audited financial statements and had discussions with management and KPMG LLP.  Additionally, the Audit Committee held discussions with KPMG LLP on matters required by Statement on Auditing Standards No. 61, as amended.  The Audit Committee received from KPMG LLP written disclosure and a letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with audit committees concerning independence.  This information was discussed with KPMG LLP.

Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2010, be included in the DPL Inc. Annual Report on Form 10-K for fiscal year ended December 31, 2010.

This Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference in any such filings.

DPL Inc. Audit Committee

Barbara S. Graham, Chair
Glenn E. Harder, Vice Chair
Frank F. Gallaher
Dr. Ned J. Sifferlen

COMPENSATION OF DIRECTORS

Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, in consultation with the Compensation Committee, is responsible for recommending the compensation program for directors.  A director who is also an employee of the Company does not receive additional compensation for service as a director.  The following table shows the annual compensation program for non-employee directors that has been in place since 2007.

Annual Board Cash Retainer (for service on our Board and the DP&L Board)	$54,000
Annual Board Equity Retainer (paid in restricted stock units of DPL Inc.)	$54,000
Chairman of the Board Annual Cash Retainer	$125,000
Committee Chair Annual Cash Retainer	$10,000
Board Meeting and Committee Meeting Cash Fees (per in-person meeting)	$1,500
Board Meeting and Committee Meeting Cash Fees (per telephonic meeting)	$750

The following table sets forth compensation earned by non-employee directors of the Board during the fiscal year ending December 31, 2010.  Mr. Barbas, who serves as a director and our President and Chief Executive Officer, did not receive additional compensation for his services as a director.  All of the directors named below are currently serving on the Board.

Director Compensation — 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul M. Barbas	N/A	N/A	N/A	N/A	N/A
Robert D. Biggs	$72,000	$54,187	$0	$5,273	$131,460
Paul R. Bishop	$96,250	$54,187	$0	$5,013	$155,450
Frank F. Gallaher	$87,750	$54,187	$0	$3,594	$145,531
Barbara S. Graham	$97,750	$54,187	$0	$3,794	$155,731
Glenn E. Harder	$212,750	$54,187	$0	$3,093	$270,030
General Lester L. Lyles (Retired)	$85,500	$54,187	$0	$2,594	$142,281
Pamela B. Morris	$85,500	$54,187	$0	$5,594	$145,281
Dr. Ned J. Sifferlen	$97,750	$54,187	$0	$4,832	$156,769

(1)                      Represents the grant date fair market value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of $54,187 for the 1,969 restricted stock units granted to each non-employee director on April 28, 2010, as part of the 2010 annual Board retainer.  The number of restricted stock units granted to each non-employee director on April 28, 2010 was computed by dividing the value of the current annual Board equity retainer of $54,000 by $27.42, which was the average closing market price of the Company’s common stock over the 180-day period preceding the grant date of April 28, 2010.  The grant date fair value reported in the table for each non-employee director was computed by multiplying the 1,969 restricted stock units granted to the director by the closing market price of the Company’s common stock on April 27, 2010, the date immediately preceding the grant date, of $27.52 per share.

(2)                      The aggregate number of stock awards outstanding as of December 31, 2010 for each non-employee director was 2,040, which consisted of the restricted stock units awarded to the director as part of the 2010 Board retainer and dividends declared and paid on those restricted stock units that were reinvested as additional restricted stock units.

(3)                      No options were awarded to directors in 2010.  Of all the non-employee directors, only Mr. Biggs had option awards (for 75,000 Company common shares) that were awarded prior to 2010 and were outstanding as of December 31, 2010.

(4)                      The amounts shown include: (i) perquisites and personal benefits, (ii) amounts reimbursed for the payment of taxes, (iii) charitable matching program payments and (iv) dividends credited in 2010 on stock awards of restricted stock units that were not factored into the grant date fair value of the stock awards.  The amount of each of these four categories of All Other Compensation for each non-employee director was less than $10,000.  Of the total amounts shown, the following non-employee directors received the following amounts for reimbursement of taxes:  Mr. Biggs — $658; Mr. Bishop — $395; Mr. Harder - $475; and Dr. Sifferlen — $78, and the following non-employee directors received the following charitable matching program payments for 2010 pursuant to a Company charitable matching program available to all directors and employees under which the Company matches contributions to certain organizations up to $2,000 per year:  Mr. Biggs - $2,000; Mr. Bishop - $2,000; Mr. Gallaher - $1,000; Ms. Graham — $1,200; Ms. Morris - $2,000; and Dr. Sifferlen - $2,000.  The amount shown for Ms. Morris also includes an additional charitable matching program payment of $1,000 for year 2009, which was not included in the 2009 compensation reported for her in the Director Compensation table for that year.

Restricted stock units issued to directors in connection with the Company’s current director compensation program are issued under the Company’s Equity Performance and Incentive Plan and governed by individual award agreements.  The number of restricted stock units awarded to each director is computed by dividing the cash value of the annual Board equity retainer by the average closing market price of the Company’s common stock over the 180-day period preceding the grant date.  Generally, restricted stock units are awarded on the date of the Company’s annual meeting of shareholders and vest on April 15 of the following year.  If a director’s service on the Board is terminated due to death or disability, or if a change in control of the Company occurs, the restricted stock units vest immediately.  A director that ceases to be a Board member for any other reason before the vesting date is entitled to a pro-rated portion of his or her restricted stock units.  Restricted stock units are settled in Company common stock.  Any unvested restricted stock units are forfeited.  Restricted stock units do not have voting rights.  Dividend equivalents are earned on restricted stock units as declared and paid and are reinvested in additional restricted stock units.  Each director has the right to defer all or a portion of his or her restricted stock units upon vesting.  Directors who have deferred restricted stock units are entitled to receive Company common stock upon their retirement or resignation from the Board.  Payments are made at the election of the director in a lump sum (mandatory for account balances less than $100,000) or in annual installments over a period of up to five years.

To ensure that non-employee directors’ financial interests are aligned with the long-term interests of the Company and its shareholders, pursuant to our Corporate Governance Guidelines, each non-employee director is expected to hold a minimum of five times the amount of his or her annual equity Board compensation in Company common stock.   Each non-employee director is given five years to acquire this level of stock ownership and individual circumstances impacting compliance with this policy will be considered. The guidelines do not include any repercussions for not satisfying stock ownership levels.  As of the February 28, 2011 date used to measure director ownership of Company securities reflected on page 4 of this Proxy Statement, each non-employee director had either satisfied these ownership guidelines or had time remaining to do so.  The average stock price of Company common stock during the prior 12 months is used to determine satisfaction of the guidelines.

The Company maintains the 2006 Deferred Compensation Plan for Non-Employee Directors, which generally enables directors to defer all or a portion of their director cash fees earned in a particular year.  If a director elects to defer any amount, such deferred amounts are included as compensation for purposes of the Director Compensation Table, but are not considered compensation for tax purposes in the year earned.  Deferred compensation plan account balances accrue earnings based on investment options selected by the director, which include units of certain publicly traded mutual funds.  DPL common stock is not an investment option under this plan.  Deferred compensation plan account balances are paid in cash generally following retirement or resignation from the Board, in a lump sum or in annual installments over a period of up to five years as determined by the director’s deferral election form.

NOMINATION PROCESS

Role of the Nominating and Corporate Governance Committee

We have established a set of Corporate Governance Guidelines, which includes qualification criteria the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors.  Our Corporate Governance Guidelines are available on our website at www.dplinc.com.  In making recommendations of nominees pursuant to the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee takes into consideration factors it deems appropriate, including the potential candidate’s character and other personal attributes, education, experience, knowledge and skills, the composition and needs of the Board and whether the candidate is “independent” as determined under the listing standards of the NYSE and the requirements of the Exchange Act.  Our directors must be ethical individuals of proven judgment and competence.

The Nominating and Corporate Governance Committee does not have a formal diversity policy.  However, as noted in the Corporate Governance Guidelines, the committee and Board seek a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and our shareholders, and believe that it is essential that Board members have a diversity of experience, expertise, viewpoints, skills and specialized knowledge.  A candidate’s professional and personal background should enable him or her to acquire the knowledge and insight necessary to effectively fulfill the duties of a director.  In evaluating a candidate, the Nominating and Corporate Governance Committee considers the extent of an individual’s leadership experience in business and administrative activities; expertise in the industries in which we operate; his or her integrity; his or her ability to bring a desired range of skills, diverse perspectives and experience to the Board; and whether he or she has the requisite time available for service as a Board member and is capable of serving the interests of shareholders.  In assessing whether a candidate has the appropriate time to devote to Board service, the Nominating and Corporate Governance Committee will consider the number of boards of directors on which such candidate already serves.  The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates, whether they are recommended by us or by our shareholders.

Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively, which includes an assessment of its director nominee procedures and practices. The Nominating and Corporate Governance Committee also conducts its own annual self-evaluation and assesses the Board to determine whether it and the Board are functioning effectively in these areas.

The Nominating and Corporate Governance Committee may retain a director search firm to help identify director candidates.  Although the committee has retained a director search firm in the past, it did not retain a search firm for purposes of the election of directors to which this Proxy Statement relates.

Candidates Proposed by Shareholders for Consideration

The Nominating and Corporate Governance Committee has a policy to consider recommendations for director candidates submitted by shareholders.  A shareholder recommending an individual for consideration by the Nominating and Corporate Governance Committee must provide: (i) evidence in accordance with the provisions of Regulation 14a-8 under the Exchange Act of compliance with the shareholder eligibility requirements and (ii) all information regarding the candidate(s) that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board including, without limitation, name, age, business and residence addresses, principal occupation or employment, and stock ownership.  Shareholders should send the required information to DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee for the 2012 Annual Meeting of Shareholders, the Corporate Secretary must receive the recommendation no later than the close of business local time on November 18, 2011.  Such recommendations must be sent via registered, certified or express mail (or other means that allows the shareholder to determine when the recommendation was received by us).  Upon receipt of a properly submitted shareholder recommendation, the Corporate Secretary will send to the proposed nominee a Director Nominee Biographical Data questionnaire for completion.  The Corporate Secretary will then send any shareholder recommendations, along with the completed Director Nominee Biographical Data questionnaire(s), to the Nominating and Corporate Governance Committee for consideration at a future Nominating and Corporate Governance Committee meeting.  Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating and Corporate Governance Committee.

In addition, our Regulations permit shareholders the opportunity to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected in accordance with the notice of the meeting.  Shareholders intending to nominate a person for election as a director must comply with the requirements set forth in our Regulations, which were filed with the SEC as Exhibit 3(b) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are available at our website at www.dplinc.com and can also be obtained, without charge, upon written request to our Corporate Secretary, whose address is DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.  The Regulations require that we receive written notification from the record shareholder containing the information described in the second preceding paragraph above and any other information required by the Regulations no later than the close of business 50 days prior to the meeting.  If, however, less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder must send the notice to us no later than the tenth business day after notice of the meeting date is made.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Regulations divide the Board into three classes, with the members of each class serving staggered three-year terms.  The Board currently consists of nine members.  The terms of Paul M. Barbas, Barbara S. Graham and Glenn E. Harder expire this year.

The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has unanimously nominated each of Mr. Barbas, Ms. Graham and Mr. Harder for election to a term of three years expiring at the 2014 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified.  Each of Mr. Barbas, Ms. Graham and Mr. Harder has consented to be named as a director nominee and to serve as a director if elected.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the Board may recommend in place of such nominee.  Management does not anticipate that such an event will occur.

Information About the Director Nominees, the Continuing Directors and the Executive Officers

Set forth on the next three pages are the names, ages and backgrounds of all current directors, including the three director nominees, as well as the specific experiences, qualifications, attributes and skills that led the Board to conclude that these individuals should continue serving as directors of the Company at this time.  The information set forth in this Proxy Statement regarding the director nominees and other directors continuing in office is based on information furnished by them.

DIRECTOR CLASS OF 2011

PAUL M. BARBAS

Age 54.  Director of DPL and DP&L since October 2006; President and Chief Executive Officer of DPL and DP&L since October 2006.  Executive Vice President and Chief Operating Officer of Chesapeake Utilities Corporation (a diversified utility company) from December 2005 to September 2006;  Executive Vice President of Chesapeake Utilities Corporation from December 2004 to December 2005; President of Chesapeake Service Company and Vice President of Chesapeake Utilities Corporation from August 2003 to December 2004; Executive Vice President of Allegheny Power (an energy company) from July 2001 to August 2003; and President of Allegheny Ventures from 1999 to 2001.  Prior to 1999, Mr. Barbas held a variety of executive positions within GE Capital.  Mr. Barbas serves as an Executive Committee Member of The Dayton Development Coalition, Chairman of the Montgomery County, Ohio Workforce Investment Board and Board Member of the Edison Electric Institute.

Mr. Barbas brings a tremendous knowledge of our Company to the Board having managed the day-to-day operations of our business as President and Chief Executive Officer for over four years and serving as a director during that same time period.  Mr. Barbas has developed key relationships with all members of our Board and executive management, which provide the Board with the benefits of management’s business perspectives. Mr. Barbas has extensive utility, management and oversight experience, having served in executive management positions with various utility and other companies prior to joining DPL.   Mr. Barbas is active in the Dayton, Ohio community, serves on the boards of local organizations and brings strong leadership skills to the Board.

BARBARA S. GRAHAM

Age 62.  Director of DPL and DP&L since 2005. Partner, Graham & Company (a financial consulting firm) since July 2003; Senior Vice President, Pepco Holdings, Inc. (utility holding company) from June 2002 to July 2003; Senior Vice President of Shared Services and Chief Information Officer, Conectiv (electric and gas utility) from January 1999 to June 2002; Senior Vice President, Conectiv from March 1998 to January 1999; Chief Financial Officer, Conectiv from 1995 to 1998.  Ms. Graham is a Director of O.P. Schuman & Sons, Inc. and a Director and Executive Committee Member of Swingin’ With A Star (a non-profit organization).

Ms. Graham has over 21 years of experience in audit, tax and financial positions, including serving in executive management positions at various utility companies for 15 years and working for a top national auditing firm for 12 years.  She is a Certified Public Accountant and through her training and experiences has acquired extensive experience in financial matters and in overseeing business matters for public companies.   Having served as a director of DPL for over five years and currently serving as Chair of our audit committee and one of our two audit committee financial experts, Ms. Graham has in-depth knowledge of DPL’s organization and operations and provides the Board with expertise in the areas of finance and accounting, as well as strong leadership skills.

GLENN E. HARDER

Age 60.  Director of DPL and DP&L since 2004; Chairman since July 1, 2006.  President of GEH Advisory Services, LLC (a business consulting firm) since October 2002; Executive Leader, Business Services of Baptist State Convention of North Carolina (the largest non-profit organization in North Carolina, involving over 4,000 churches and over one million members) from February 2004 to April 2006; Executive Vice President and Chief Financial Officer of Coventor, Inc. (a software company) from May 2000 through October 2002; Executive Vice President and Chief Financial Officer of Carolina Power and Light from October 1994 through March 2000.  Prior to that, Mr. Harder held a variety of financial positions during his 16 years with Entergy Corporation, including Vice President of Financial Strategies, Vice President of Accounting and Treasurer.

Mr. Harder has worked for over 27 years in the utility industry in various financial and accounting oversight roles, including as Executive Vice President and Chief Financial Officer of a public utility company.  Mr. Harder holds an advanced business degree (with an emphasis on accounting and finance) and practiced as a licensed Certified Public Accountant for approximately 10 years.  Mr. Harder has served as a director of DPL for over six years and has led and guided the Board as Chairman for four of those years.  Mr. Harder also serves as Vice Chair of our audit committee and one of our two audit committee financial experts.  Through these roles, Mr. Harder has developed extensive knowledge of, and experience in, the organization and operations of DPL.  Mr. Harder provides the Board with expertise in financial and accounting matters, as well as strong leadership skills.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE DIRECTOR NOMINEES NAMED ABOVE.

DIRECTOR CLASS OF 2012

PAUL R. BISHOP

Age 67.  Director of DPL and DP&L since 2003.  Chairman and Chief Executive Officer, H-P Products, Inc., Louisville, Ohio (manufacturer of central vacuum, VACUFLO, and fabricated tubing and fittings for industry) since July 2000; President, H-P Products, Inc. from March 1976 to July 2000.  Mr. Bishop is a Director of H-P Products, Inc., a Trustee of the Aultman Health Foundation and a Trustee Emeritus of Mt. Union College Board.  Mr. Bishop served as a director of Hawk Corporation from May 1993 to December 2010.

Mr. Bishop brings strong leadership skills to the Board, having served in top executive positions and overseen the operations at H-P Products, Inc. for 35 years, including over ten years as the Chairman and Chief Executive Officer.  He has served on the boards or in leadership roles of various other organizations, including those listed under his biography above and the Young President’s Organization, Stark Development Board and Greater Stark County United Way.  Mr. Bishop has served as a director of DPL for over seven years (and is currently Vice Chair) and brings extensive experience with the operations and affairs of DPL to the Board, including a strong understanding of executive compensation.

FRANK F. GALLAHER

Age 65.  Director of DPL and DP&L since August 2007.  Managing Member, Gallaher & Associates, LLC (a consulting and oil and gas investments firm) since September 2003; Mr. Gallaher retired in September 2003 from Entergy Corp. (an electric utility) after thirty-four years of service with varying executive management positions, including: Executive Vice President, Operations; President, Gulf States Utilities; Chief Utility Operating Officer; and President, Fossil Operations and Transmission.

Mr. Gallaher served in various executive management positions at another public utility and brings to the Board strong leadership skills and extensive experience in all areas of electric utility operations as a result of working for 34 years at that utility, including in the areas of generation, transmission, distribution, customer service, regulatory affairs and environmental compliance.  Mr. Gallaher holds advanced degrees in electrical engineering, business administration and law and is a registered professional engineer.  Mr. Gallaher provides financial expertise to the Board, including an understanding of accounting, financial management and financial statements.

GENERAL LESTER L. LYLES (RETIRED)

Age 64.  Director of DPL and DP&L since 2004.  Independent consultant since October 2003; Commander of Air Force Materiel Command from April 2000 to October 2003 and the 27th Vice Chief of Staff of the United States Air Force from 1999 to 2000.  General Lyles is a Director of General Dynamics Corporation, Precision Castparts Corp., Battelle Memorial Institute, USAA and KBR, Inc., a Managing Partner of Four Seasons Ventures, LLC and also serves on the President’s Intelligence Advisory Board.  General Lyles served as a director of MTC Technologies, Inc., as a public company, from October 2003 to June 2008.

General Lyles (Retired) had a distinguished career in the United States Air Force, serving in various leadership positions that provided him with extensive experience in executive management, logistics and financial budgets.  Immediately prior to his retirement from the United States Air Force, he served for approximately three years as the top commander of Wright-Patterson Air Force Base, one of DPL’s largest customers.  General Lyles (Retired) serves on the boards of various other organizations and was appointed by President Obama to serve on the President’s Intelligence Advisory Board.  He has served as a director of DPL for over six years and provides the Board with valuable leadership and management skills and experience.

DIRECTOR CLASS OF 2013

ROBERT D. BIGGS

Age 68.  Director of DPL and DP&L since 2004; Executive Chairman, DPL and DP&L from May 2004 to June 2006.  Retired Managing Partner, PricewaterhouseCoopers LLP, Indianapolis, Indiana (a services firm), since October 1999; Managing Partner, PricewaterhouseCoopers LLP, from July 1992 to October 1999.

Mr. Biggs served as the Managing Partner of one of the largest national auditing firms with responsibility for planning and directing the numerous operations of its business.  He also was an audit partner at this firm overseeing the auditing of financial statements of publicly held corporations.  Mr. Biggs is a Certified Public Accountant with extensive finance knowledge.  Serving as a director of DPL for over six years (including as Executive Chairman for over two of those years), Mr. Biggs has in-depth knowledge of DPL’s organization and operations, and brings extensive experience in financial and auditing matters, as well as strong leadership skills, to the Board.

PAMELA B. MORRIS

Age 62.  Director of DPL and DP&L since 2008.  President and Chief Executive Officer of CareSource Management Group Co., Dayton, Ohio (a healthcare management company) since April 1999.  President and Chief Executive Officer of CareSource, Dayton, Ohio (a healthcare company) since January 1986.  Ms. Morris also serves on the Board of Directors of each of the CareSource family companies.  Ms. Morris serves on the Boards of Trustees of United Way of Greater Dayton, Hospice of Dayton, Inc., Downtown Dayton Partnership and the CareSource Foundation and is also a Member of the Dayton Business Committee.

Ms. Morris founded and has served for over 25 years as the President and Chief Executive Officer of CareSource, a Dayton, Ohio healthcare organization, and brings strong executive leadership skills and experience to the Board.  The CareSource organization is subject to extensive state and federal regulation, which enables her to lend insight into the highly regulated nature of DPL’s business. Ms. Morris also chairs CareSource’s enterprise risk management committee and brings extensive experience in risk management matters to the Board, as well as relevant experience in human resources, workforce training and development and employee engagement matters.  In addition, Ms. Morris also brings valuable experience and perspective from serving as a member or trustee of the board of each of her healthcare organization’s subsidiary companies and of various local charities and other organizations.

DR. NED J. SIFFERLEN, Ph.D.

Age 69.  Director of DPL and DP&L since 2004. President Emeritus, Sinclair Community College since September 2003; President, Sinclair Community College from September 1997 to August 2003.  Dr. Sifferlen is a Director of Premier Health Partners; Chair of Good Samaritan Hospital; and Chair of the Dayton Montgomery County Scholarship Program.

Dr. Sifferlen brings strong leadership skills to the Board, having served in various executive management positions at Sinclair Community College in Dayton, Ohio, including as President and Chief Executive Officer, Provost and Chief Operating Officer, Dean of Business and Vice President of Administration.  Dr. Sifferlen holds advanced degrees in education and taught college accounting for six years.  He has served, and continues to serve, on various not-for-profit boards in the Dayton, Ohio area and provides the Board with extensive experience and knowledge in corporate governance and audit committee matters.  Dr. Sifferlen has served as a director of DPL for over six years and brings in-depth knowledge of DPL’s organization and operations to the Board.

EXECUTIVE OFFICERS

(who are not directors of the Company)

Set forth below are the names, ages, background and experience of our current executive officers who are not also Company directors.  Pursuant to our Regulations, executive officers are elected annually by the Board and hold office for one year or until their successors are chosen and qualified.

FREDERICK J. BOYLE

Age 53.  Senior Vice President and Chief Financial Officer, DPL and DP&L since December 2010; Senior Vice President, Chief Financial Officer and Treasurer, DPL and DP&L from May 2009 to December 2010; Senior Vice President, Chief Financial Officer, Treasurer and Controller, DPL and DP&L from December 2008 to May 2009; Vice President, Finance, Chief Accounting Officer and Controller, DPL and DP&L from June 2008 to November 2008; Vice President, Chief Accounting Officer and Controller, DPL and DP&L from July 2007 to June 2008; Vice President and Chief Accounting Officer, DPL and DP&L from June 2006 to July 2007; Vice President of Finance — Growth Markets, Direct Energy (an energy services company) from October 2005 to June 2006; Chief Financial Officer, Accent Energy (an energy services company) from January 2003 to September 2005; Vice President of Financial Services — Corporate Development, American Electric Power (an electric utility company) from 1999 to 2002.  Mr. Boyle serves on the Board of the United Way of Dayton and also is a member of the American Institute of Certified Public Accountants.  Mr. Boyle joined us in 2006.

KEVIN W. CRAWFORD

Age 48.  Vice President, Plant Operations, DPL and DP&L since February 2010; Vice President, Climate Change Initiatives, DPL and DP&L from October 2008 to February 2010; Vice President, Power Production, DP&L from July 2007 to October 2008; Director, Power Production, DP&L from June 2003 to July 2007.  Mr. Crawford also served in various other supervisory positions with us since he joined DP&L in 1988.   In addition, Mr. Crawford serves as a Director of the Incenta Federal Credit Union.

CRAIG L. JACKSON

Age 38.  Vice President and Treasurer, DPL and DP&L since December 2010; Vice President and Assistant Treasurer, DPL and DP&L from January 2010 to December 2010; Assistant Treasurer, DPL and DP&L from June 2008 to January 2010; Director, Financial Planning and Business Development, DPL and DP&L from June 2007 to June 2008; Manager, Financial Planning and Risk, DPL and DP&L from July 2004 to May 2007.   Mr. Jackson also serves as Board Chairman of Rebuilding Together Dayton.  Mr. Jackson joined DPL in 2004.

SCOTT J. KELLY

Age 45.  Senior Vice President, DPL and DP&L since February 2010; Senior Vice President, Service Operations, DPL and DP&L from July 2007 to February 2010; Vice President, Service Operations, DPL and DP&L from March 2007 to July 2007 (oversight of all customer service operations); Director — Engineering and Business Development, DP&L from January 2002 to February 2007 (responsible for all functions of system and central dispatch operations, design engineering and major accounts).  In addition, Mr. Kelly has served in other supervisory positions since joining DP&L in 1994.  Mr. Kelly also serves as Board President of the Big Brothers and Big Sisters organization.

TERESA F. MARRINAN

Age 49.  Senior Vice President, Business Planning and Development, DPL and DP&L since September 2010; Senior Vice President, Commercial Operations, DPL and DP&L from February 2010 to September 2010; Vice President, Commercial Operations, DPL and DP&L from August 2007 to February 2010; Managing Director of Portfolio Management, DP&L from April 2007 to August 2007; Director of Portfolio Management, DP&L from September 2006 to April 2007; Head Trader, DP&L from October 2005 to September 2006; Risk Manager, DP&L from October 1997 to October 2005.  In addition, Ms. Marrinan has served in other supervisory positions since joining DP&L in 1984.  Ms. Marrinan also serves as the Board President of the Cox Arboretum Foundation and on the Board of Foodbank.

DANIEL J. McCABE

Age 54.  Senior Vice President and Chief Administrative Officer, DPL and DP&L since February 2009; Senior Vice President, Human Resources and Administration, DPL and DP&L from July 2008 to February 2009; Senior Vice President, Human Resources, DPL and DP&L from July 2007 to July 2008; Vice President, Human Resources, DPL and DP&L from March 2007 to July 2007; Vice President, Global Managed Services Operations and Chief of Staff, Worldwide Customer Services, NCR Corporation (an information technology company) from April 2005 to March 2007; Vice President of Human Resources Global Service Delivery, NCR Corporation from January 2004 to April 2005; Vice President of Human Resources for the Financial Solutions Division, NCR Corporation from June 1999 to January 2004.  Mr. McCabe is a Member of University of Dayton’s Corporate Executive Council and Advisory Council for the School of Arts and Sciences.  Mr. McCabe also serves as a Director of the Boy Scouts of America — Miami Valley Council, as a Director and President of the DP&L Foundation and as a Trustee for the Dayton Area Chamber of Commerce.  Mr. McCabe joined us in 2007.

ARTHUR G. MEYER

Age 61.  Senior Vice President and General Counsel, DPL and DP&L since September 2010; Senior Vice President, Corporate and Regulatory Affairs, DPL and DP&L from July 2007 to September 2010; Vice President, Corporate and Regulatory Affairs, DPL and DP&L from January 2005 to July 2007; Vice President and Corporate Secretary, DPL and DP&L from August 2002 to December 2004; Vice President, Legal and Corporate Affairs, from November 1997 to August 2002.  Mr. Meyer is the Chairman of the Ohio Electric Utility Institute, Chairman of the Montgomery County Transportation Improvement District, a Director and the Treasurer of the Capitol Square Foundation and a Member of the Greater Dayton Public Television Citizen Advisory Committee.  Mr. Meyer joined DP&L in 1992.

JOSEPH W. MULPAS

Age 39.  Vice President, Controller and Chief Accounting Officer, DPL and DP&L since May 2009.  Mr. Mulpas held various positions with Deloitte & Touche LLP (an accounting firm) from June 1994 to April 2009, including Partner, Audit & Enterprise Risk Services, Senior Manager, Audit & Enterprise Risk Services and various other positions in the Energy Resource area.  Mr. Mulpas was also a Partner with Deloitte LLP (the parent company of Deloitte & Touche LLP and other subsidiaries) from September 2007 to April 2009.  Mr. Mulpas joined us in 2009.

BRYCE W. NICKEL

Age 54.  Vice President, Service Operations, DPL and DP&L since February 2010; Vice President, Transmission and Distribution Operations, DP&L from July 2007 to February 2010; Director, Reliability Operations, DP&L from December 2002 to July 2007.  In addition, Mr. Nickel has served in various other supervisory positions with us since joining DP&L in 1981.  Mr. Nickel also serves as a Trustee of Greater Dayton Public Television.

GARY G. STEPHENSON

Age 46.  Executive Vice President, Operations, DPL and DP&L since February 2010; Senior Vice President, Generation and Marketing, DPL and DP&L from July 2007 to February 2010; Vice President, Commercial Operations, DPL and DP&L from September 2004 to July 2007; Vice President, Commercial Operations, InterGen (a merchant energy company) from April 2002 to September 2004; Vice President, Portfolio Management, PG&E National Energy Group (successor to PG&E Energy Trading) from January 2000 to April 2002; Director, Portfolio Management, PG&E Energy Trading from January 1998 to December 1999.  Mr. Stephenson is a Director of the Ohio Valley Electric Corporation.  Mr. Stephenson joined us in 2004.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This Compensation Discussion and Analysis (CD&A) is designed to help you understand how and why the Company compensates its named executive officers in the manner it does and to provide context for the detailed compensation tables and narrative descriptions that start on page 46.  Throughout this Proxy Statement, the individual who served as our President and Chief Executive Officer (our “CEO”) and the individual who served as our Chief Financial Officer during fiscal year 2010, as well as the other individuals included in the compensation tables, are referred to as the “named executive officers.”  The names and positions of our named executive officers for 2010 are set forth in the table below.  All of the named executive officers are executive officers of the Company as of the date of this Proxy Statement, except Mr. Taylor who resigned as an executive officer of the Company in September 2010.

Name	Position
Paul M. Barbas	President and Chief Executive Officer
Frederick J. Boyle	Senior Vice President and Chief Financial Officer
Scott J. Kelly	Senior Vice President
Daniel J. McCabe	Senior Vice President and Chief Administrative Officer
Gary G. Stephenson	Executive Vice President, Operations
Douglas C. Taylor	Former Senior Vice President, General Counsel and Corporate Development

Executive Summary

The following executive summary provides a brief overview of the more detailed disclosures set forth in this Compensation Discussion and Analysis.

•              Our executive officer pay philosophy is generally to provide competitive market compensation to reward individual and Company short-term and long-term performance and to attract and retain qualified executive officers.

•              We provide our executive officers with base salaries, performance-based annual cash incentives, equity incentives (including performance-based long-term equity incentives), a perquisite allowance, supplemental retirement, deferred compensation, severance and change of control benefits.  Executive officers are also eligible for other Company benefits generally available to full-time management employees.

•              The key elements of 2010 executive officer compensation were (1) base salaries (used to attract and retain), (2) performance-based annual cash incentives based on corporate, business unit and individual objectives (used to incentivize short-term performance) and (3) equity awards, including performance-based long-term equity incentives based on the three-year total return that our shareholders receive on our stock relative to the stock of other companies (used to incentivize long-term performance).

•              Our Board of Directors makes all final compensation decisions based on the recommendations of our Compensation Committee.

•              The Compensation Committee has retained the global compensation consulting firm Towers Watson to help it determine and recommend executive officer compensation.  We adopted a Policy on Compensation Consultant Independence in 2009 that requires that all requests for Towers Watson’s executive compensation services be approved by the Compensation Committee or its Chair.

•              In 2010, Towers Watson provided the Compensation Committee with a competitive pay analysis of the compensation established by other companies and their executive officers that were similar to DPL and its executive officers.  We reviewed this market data and other factors, such as budgetary considerations, internal pay comparisons and the role of each executive officer, when determining and recommending 2010 executive officer compensation.  We considered +/- 15th around the 50% percentile of the market data to be a market competitive range for our executive officers’ target compensation, with the possibility of actual incentive payments above or below that range for superior or diminished performance.

•              We established target total 2010 compensation (consisting of the key compensation elements of base salaries and target cash and equity incentive payments for annual and long-term performance) for each of the named executive officers (except Mr. Stephenson) within the competitive ranges of the market data we received from Towers Watson.  Mr. Stephenson was promoted to Executive Vice President, Operations in February 2010 and his target total 2010 compensation was set below the market competitive range for his comparable benchmarked position due to his brief tenure in this new position, but at levels that reflected Mr. Stephenson’s strong experience and skill sets and our desire to retain him and properly motivate his performance for the Company and its shareholders.

•              The 2010 performance goals for executive officers under our annual cash incentive plan related to achievement in the Company’s earnings per share, the Company’s cash flow from operations, the earnings before interest and taxes of the Company’s Transmission/Distribution Operations and Generation/Commercial Operations business units and select individual objectives for each executive officer.  The Company achieved $2.50 of earnings per share in 2010, which was above its target performance for the year.  Similarly, the Company’s cash flow from operations (adjusted for cash payments to its pension plan during 2010) and its earnings before interest and taxes for its Transmission/Distribution Operations business unit (adjusted for a reallocation of transmission revenues from that business unit) also exceeded targeted performance for the year.  The Company’s earnings before interest and taxes for its Generation/Commercial Operations business unit (adjusted for a reallocation of transmission revenues to that business unit) also performed well, resulting in performance above threshold, but below target, measures.    Based on these results, as well as the performance of their 2010 individual objectives, the named executive officers earned annual cash incentives above their targeted payouts.

•              The performance metric for executive officers under their long-term equity incentive awards granted in 2010 was the Company’s total shareholder return from 2010 to 2012 relative to the total shareholder return of the Company’s strategic peer companies for the same period.  The results of this long-term performance award will not be determined until after the end of the performance period on December 31, 2012.  The long-term equity incentive award granted in 2008 to the named executive officers for the 2008 to 2010 performance period was also based on Company total shareholder return during that period.  The performance for this period was below the threshold performance level and resulted in no payments to the named executive officers.

•              Pursuant to restricted stock matching programs that the Company had established for executive officers in previous years to further align their interests with those of our shareholders, the named executive officers received shares of restricted stock in 2010 based on their acquisitions of Company common stock.  The Board of Directors also awarded Mr. Boyle 6,003 shares of Company common stock in 2010 in recognition of Mr. Boyle’s outstanding leadership and management of the Company’s financial matters and for retention purposes.

•              We provided a $20,000 cash allowance to each of our named executive officers in 2010 and other limited perquisites.  Going forward, the Compensation Committee will not recommend an annual cash allowance to any executive officer appointed after December 31, 2010.

•              As in prior years, we made a contribution in 2010 to the account of each named executive officer under a supplemental defined contribution retirement plan that the Company maintains to replace retirement benefits to our executive officers that are lost due to tax regulations that limit their participation in the qualified defined benefit retirement plan that is generally available to all of our employees.

•              Mr. Taylor resigned as an executive officer of the Company in September 2010.  To ensure certainty and clarity with respect to Mr. Taylor’s resignation, and to secure his assistance in effectively transitioning his duties to his successor, the Company and Mr. Taylor entered into a separation agreement under which Mr. Taylor was entitled to separation payments and benefits from the Company.

•              Under the oversight of the Company’s Audit Committee, the Company’s Enterprise Risk Management Committee conducted a risk assessment of the Company’s executive officer compensation plans in place during 2010 and found that these plans were not reasonably likely to have a material adverse effect on the Company.

•              As summarized above, we believe that we established our 2010 executive compensation program within appropriate market competitive and risk parameters and aligned it with the interests of our shareholders by tying the program to the short-term and long-term performance of our Company and ensuring the attraction and retention of qualified executive officers to achieve Company performance.

Goals and Objectives of our Standardized Executive Officer Compensation Program

We have a comprehensive standardized compensation program applicable to all executive officers, including the named executive officers.  Our executive officer compensation program is designed to:

•                  Align with our general pay philosophy of providing competitive market compensation to reward individual and Company performance and to attract and retain qualified executives;

•                  Link a significant amount of executive officer compensation to Company annual and long-term performance through incentive plans; and

•                  Provide the Compensation Committee with a logical framework to measure and pay for executive officer performance that is fairly and consistently applied.

The key elements of our executive compensation program in 2010 were base salaries, performance-based annual cash incentives and equity awards, including performance-based long-term equity incentives.  A discussion of the 2010 compensation established under our executive compensation program for each of the named executive officers is located below.

Approach to Executive Officer Compensation

To achieve our compensation goals, we use the 50th percentile of select compensation market data as an initial reference when establishing executive officer: (i) base salaries; (ii) target total cash compensation, which is a combination of base salaries and target cash incentive payments for annual performance; and (iii)

target total direct compensation, which is a combination of target total cash compensation and target equity incentive payments for long-term performance.

We use the 50th percentile of select market data to adequately compete with other companies for executive talent and consider +/- 15% around the 50th percentile to be a market competitive range for executive officer base salaries, target total cash compensation and target total direct compensation.  We may establish or pay compensation above or below these ranges to recognize budgetary considerations, internal pay equity and individual factors, such as the executive officer’s role, tenure, experience, responsibilities, contributions and potential contributions to the Company and the need for retaining the executive officer in light of the marketplace for his or her experience and skills.  In setting 2010 executive officer compensation, we also recognized and reviewed the general economic conditions at the time and its effect on market compensation levels, as well as the restricted stock awards and matching programs that had been granted to the executive officers in prior years.

Our base salaries and non-performance based awards and benefits are primarily designed to attract and retain our executives and our performance-based incentives are primarily designed to link compensation with performance.  Our annual cash incentive compensation is intended to reward short-term performance and our equity-based long-term incentive compensation is intended to reward long-term performance.  Through this approach, we seek to recognize and balance an executive’s achievements in managing the day-to-day business and challenges of our Company and the accomplishment of our annual and long-term Company objectives.

Executive Officer Compensation Process

Compensation Committee and Management.  In February 2010, the Compensation Committee approved the “DPL Compensation Principles,” a set of compensation principles approved as an amendment to the Compensation Committee Charter.  These principles are intended to balance appropriate risk-taking with incenting the right behaviors to drive short and long term Company performance.  Under the guidance of these “DPL Compensation Principles,” the Compensation Committee oversees the Company’s executive officer compensation program and plans, approves annual and long-term executive officer goals and objectives; approves and recommends to the Board executive officer compensation base salaries and opportunities; and evaluates the performance of the executive officers in light of previously established goals and objectives.  Our CEO recommends to the Compensation Committee base salaries and incentive compensation opportunities for the other executive officers.  Our CEO also solicits individual goals from the executive officers, reviews those goals and then makes individual goal recommendations for these executive officers to the Compensation Committee.  In 2010, other members of management, consistent with their roles within the Company, also provided information and advice to our CEO and the Compensation Committee on the following matters:  the Company’s 2010 operating plan that was used to establish 2010 financial performance goals under our annual incentive plan; peer group, payout schedules and incentive opportunity recommendations for our incentive plans; regulatory developments affecting executive officer compensation; stock ownership guidelines; eliminating the cash perquisite allowance for new executive officers; and risk assessment as it relates to our executive officer compensation program.  None of our executive officers, including the CEO, has any direct role in recommending or approving his or her own compensation or award levels and no executive officer is present at any Compensation Committee meeting where his or her performance or compensation is being discussed or determined.

Compensation Consultant.  The Compensation Committee has contracted directly with the global compensation consulting firm Towers Watson under a master services agreement to provide executive compensation related services to it from time to time and has sole authority to approve the fees and the terms of service.  The full Board of Directors also has separately contracted with Towers Watson under a master services agreement to provide consulting services unrelated to executive officer compensation to the

Board or Company management from time to time and the Board has the authority to approve the fees and terms of service.

Under the Company’s policy on compensation consultant independence that was adopted in 2009, executive compensation services requested of Towers Watson by a Compensation Committee member or management must be approved by the Compensation Committee or its Chair and any other services requested by the Board or management must be approved by the Board of Directors or its Chairman.  In addition, the policy requires Towers Watson to provide information to the Compensation Committee concerning all the work it has performed for the Compensation Committee, the full Board of Directors and management.  The Compensation Committee also has the right under the compensation consultant independence policy to amend the policy or require Towers Watson to refrain from providing services to the full Board or management if the Compensation Committee or full Board believes that the services may result in a conflict of interest or influence Towers Watson’s independence or objectivity.

The Compensation Committee engaged Towers Watson to assist it in determining and recommending executive compensation for 2010.  Towers Watson provided to the Compensation Committee the following services relating to executive officer compensation: market compensation data and analyses concerning compensation levels; incentive plan design review; tally sheets and wealth accumulation analysis; executive perquisite analysis; information on current compensation trends, regulatory issues and developments, and risks assessment processes; assistance with the Company’s proxy statement for its annual meeting of shareholders; and calculations regarding the number of performance shares earned by Company officers pursuant to the terms of the Company’s long-term incentive plan.  The information provided by Towers Watson was given to and used by the Compensation Committee, our CEO and our senior Human Resources executive to assist them in their compensation review, analysis, decisions and recommendations.  At the request of the Compensation Committee, Towers Watson attends Compensation Committee and select Board meetings.

Benchmarking.  Consistent with its use in prior years, the Compensation Committee used market data provided by Towers Watson in connection with benchmarking and setting 2010 executive officer compensation.  The market data included information from energy companies, general industry companies and our strategic peer companies.  The Compensation Committee believed that this information would provide a broad and useful set of compensation data to fulfill its goal of attracting and retaining executives from the energy and general industry sectors in which it competes for executive talent.  The positions of all of the named executive officers were benchmarked against comparable positions in the energy industry and our strategic peer companies.  The positions of Messrs. Barbas, Boyle, McCabe and Taylor were also benchmarked against general industry compensation data since those executive officer positions could be recruited more broadly from other industries.

The energy industry and general industry data continued to be based on Towers Watson’s Energy Services Executive Database (the “Energy Benchmarking Survey”) and Towers Watson’s General Industry Executive Compensation Database (the “General Benchmarking Survey”), respectively.  Towers Watson reported to us that the Energy Benchmarking Survey database contained the 98 energy companies listed on Appendix A of this Proxy Statement located on page 71 and the General Benchmarking Survey included data from the 428 companies listed on Appendix B of this Proxy Statement located on pages 72 and 73.  We had also used these surveys in connection with establishing prior years’ executive officer compensation.

Our strategic peer companies are primarily electric utilities of relatively similar size and strategic positioning to our Company and consisted of the 23 companies listed on Appendix A of this Proxy Statement on page 71 of this Proxy Statement.

Benchmarking data is adjusted by Towers Watson to account for size differences between our Company and the other companies.  In addition, to the extent that an executive officer’s additional job functions and responsibilities were not reflected in his or her respective benchmarked job category, the market data may be increased or decreased to account for the additional or reduced responsibilities and job functions in an amount based on Towers Watson’s experience in these matters.  The market data for the following named executive officers was increased for 2010 to account for their respective additional responsibilities:  Mr. Kelly for his responsibilities at the time in our customer service areas and Mr. Taylor in the area of corporate development.

For each benchmarked executive officer position, we considered as our initial reference the range between the lowest and highest of the 50th percentiles of the strategic peer group, energy industry, and general industry market data.  This range was used to help ensure that our executive officer compensation was competitive and appropriate relative to our strategic peer companies, as well as to the broader group of energy and general industry companies in which our executive officers could potentially seek employment.  We considered +/- 15% around this range (the “Target Competitive Range”) to be a market competitive range for executive officer base salaries, target total cash compensation and target total direct compensation.  We also established compensation for a named executive officer below his Target Competitive Range to recognize individual and other factors.  The setting of our named executive officer base salaries; annual incentive opportunities and resulting target total cash compensation; and long-term incentive opportunities and resulting target total direct compensation is discussed further below.

Impact of Tax and Accounting Requirements.  Section 162(m) of the Internal Revenue Code generally limits the Company’s income tax deduction for compensation paid to certain of its executive officers to $1 million, unless the compensation is based upon certain performance objectives or otherwise excluded from the limitation, such as is the case with our long-term incentive performance share awards.  We have undertaken to qualify certain components of our incentive compensation to executive officers for the performance exception to non-deductibility.  However, the Company may choose to forego the deductions on occasion if it determines such action to be in the best business interests of the Company to recognize and motivate executive officers as circumstances warrant.  In 2010, all the compensation paid to our named executive officers was deductible under Section 162(m).  In addition, when determining whether to offer a particular form of equity compensation to executives, the Compensation Committee takes into account the accounting implications associated with that form of compensation.

Stock Ownership Guidelines. The Company has stock ownership guidelines for officers to help align the interests of our executive officers and shareholders.  Company securities that qualify for the guidelines include earned performance shares, restricted stock, common shares (including those held in our ESOP and 401(k) plans) and any of the foregoing that are deferred by the officer under a Company plan.  Officers are required to maintain ownership of Company securities in accordance with the guidelines set forth below.  To help further align our Chief Executive Officer’s interest with the interests of our shareholders, the Chief Executive Officer’s stock ownership guideline was increased in 2010 from 4X his base salary to 5.5X his base salary.

Position	Ownership as a Multiple of Base Salary
Chief Executive Officer	5.5X
Executive Vice President or Senior Vice President	2X
Vice President	1X

Each officer is required to retain at least 50% of any after-tax shares he or she receives from restricted stock awards or under our long-term incentive plan until the officer satisfies these stock ownership guidelines.  An officer may, if approved by our CEO and senior Human Resources executive, be excused from these guidelines if he or she is under a hardship situation or is within three years of retiring from the Company.  No requests for, or approvals of, any excusals have been made under our stock ownership guidelines.  Given the short tenure of many of the Company’s executives, the Company’s Board of Directors anticipated a period of several years before executives would meet the guidelines.  As such, the terms of the stock ownership guidelines do not at this time include any repercussions for not complying with the guidelines.  As of the February 28, 2011 date used to measure management’s ownership of Company securities reflected on page 4 of this Proxy Statement, Mr. Barbas, who has been our President and Chief Executive Officer for less than five years, has acquired approximately 56% of the stock necessary to satisfy the increased stock ownership guideline established for him in 2010 and the other named executive officers (excluding Mr. Taylor who resigned in 2010) have fully satisfied their guidelines that have been in place for them since 2007.  The average stock price of Company common stock during the prior 12 months is used to determine satisfaction of the guidelines.

Executive Compensation Program Elements

Our executive compensation program is designed to create a balance between fixed and variable pay, short-term and long-term compensation and cash and equity-based compensation.  We do not target an element or form of compensation to be a particular percentage of total compensation.  Rather, the Compensation Committee reviews the weighting of each element of compensation in the context of the market data, budgetary considerations, internal pay equity and each executive officer’s individual factors to ensure that such weightings conform to our compensation goals and our philosophy of linking a significant portion of an executive’s pay to performance and attracting and retaining qualified executives.  Weightings among executive officers may vary depending on these factors.

The key elements of compensation provided to our named executive offices in 2010 were:

•                  Base Salaries

•                  Opportunities to earn annual performance-based cash incentives under our Executive Incentive Compensation Plan

•                  Opportunities to earn long-term performance-based equity incentives and other equity awards under our Equity Performance and Incentive Plan

The Company also provided its executive officers with a Severance Pay and Change of Control Plan, an Executive Cash Perquisite Allowance and other limited perquisites, a Supplemental Executive Defined Contribution Retirement Plan, a Pension Restoration Plan and Executive Deferred Compensation Plans.  In addition, one of our named executive officers was entitled to payments in 2010 under the Company’s discontinued Management Stock Incentive Plan, based on awards made in prior years.  Named executive officers were also eligible for Company benefits that were generally available to all full-time management employees of the Company, including The Dayton Power and Light Company Employee Savings Plan (a 401(k) plan which includes Company matching contributions of Company common stock); the DPL Inc. Employee Stock Ownership Plan; The Dayton Power and Light Company Retirement Income Plan; charitable contribution matching program; health, dental and vision coverage; Company-paid life insurance; disability insurance; tuition reimbursement; paid holidays, vacation and illness time; and other benefits.

Base Salaries

Base salaries are designed to attract and retain experienced and qualified executives and to provide executives with fixed cash compensation for services rendered during the year.  The Compensation Committee typically approves base salary rate adjustments at its February meeting and periodically at times throughout the year to reflect changes in job scope or responsibility.

The 2010 base salary rates for the named executive officers were set in February 2010 after reviewing the compensation market data from Towers Watson and our CEO’s base salary recommendations for executive officers other than himself.  The base salary rates were established after consideration of the market data for the executive officers’ respective job functions, budgetary considerations, internal pay comparisons and the executive officers’ prior compensation levels, experience in their respective fields and with our Company, past and potential contributions, demand for skill sets in the marketplace and our desire to retain these individuals.  Other than Mr. Stephenson’s 2010 base salary rate, the 2010 base salary rates for the named executive officers were set within the Target Competitive Ranges for the named executive officers’ respective benchmarked positions.  Mr. Stephenson was promoted to Executive Vice President, Operations in February 2010 and his 2010 base salary rate was set below the Target Competitive Range for his comparable benchmarked position because of his brief tenure in that position, but at a level that reflected Mr. Stephenson’s position as Executive Vice President, his strong experience and skill sets and our desire to retain him.

The following table shows for each named executive officer the annual base salary rate that took effect in February 2010, the annual base salary rate that was in effect immediately prior to February 2010 and the percentage increase between those two annual base salary rates.  The actual base salary amounts paid to the named executive officers for 2010 are set forth under the “Salary” column of the Summary Compensation Table on page 46.

Annual Base Salary Rates

Name	2009 Annual Base Salary Rate	2010 Annual Base Salary Rate		Percentage Increase
Mr. Barbas	$675,000	$675,000		0%
Mr. Boyle	$330,000	$350,000		6.1%
Mr. Kelly	$268,000	$280,000		4.5%
Mr. McCabe	$273,000	$293,000		7.3%
Mr. Stephenson	$319,400	$365,000	*	14.3%*
Mr. Taylor	$291,200	$300,000		3.0%

* Mr. Stephenson’s 2010 annual base salary rate and percentage increase reflect, in part, his promotion to Executive Vice President in February 2010.

Annual Performance-Based Cash Incentives

Overview.  All of our named executive officers participated in our Executive Incentive Compensation Plan (“EICP”) for 2010.  The EICP is an annual performance-based cash incentive plan that rewards achievement of annual corporate, business unit and individual performance goals.  The EICP is designed to recognize and reward the contributions of individual executives as well as the contributions of the executive officer group to overall corporate success.  The Compensation Committee believes that this type of annual cash incentive plan helps achieve our short-term Company objectives by focusing our officers on short-term performance targets that impact Company performance and shareholder return.  The Compensation Committee establishes our CEO’s target annual incentive opportunity and performance goals under the EICP and, after reviewing our CEO’s recommendations, also approves and adopts annual incentive opportunities and performance goals for the other named executive officers.

The Compensation Committee’s intent is that these EICP performance goals should require strong performance levels relative to current business conditions, with actual performance either exceeding or falling below target performance in any given year.   Maximum performance levels should be achieved only if performance results are exceptional.  Performance results must achieve threshold performance for any payout to occur.  Target payouts under the EICP are doubled for performance at the maximum level and reduced in half for performance at threshold, with an opportunity to receive a payout if performance is in between set levels of performance.  However, no payouts under the EICP may be made for any year in which the Company has reduced the dividend on its common stock.

Target Annual Incentive Opportunities.  Target annual incentive opportunities under the EICP are set annually as a percentage of base salary after reviewing the target total cash compensation market data provided by Towers Watson, budgetary considerations, internal pay comparisons and the executive officers’ prior compensation levels, experience in their respective fields and with our Company, past and potential contributions, demand for skill sets in the marketplace and our desire to retain these individuals.  Target total cash compensation is a combination of base salary and target annual incentive cash compensation under the EICP, and represents the target amount of compensation in the form of cash for day-to-day duties and annual performance that the Compensation Committee believes is appropriate to meet the Company’s compensation goals when determining executive officer compensation for the year.

Except for Mr. Stephenson, the 2010 target total cash compensation for the named executive officers was set within the Target Competitive Ranges for their respective benchmarked job positions.  Mr. Stephenson was promoted to Executive Vice President, Operations in February 2010 and his 2010 target total compensation was set below the market competitive range for his comparable benchmarked position because of his brief tenure in that position, but at levels that reflected Mr. Stephenson’s Executive Vice President position, his strong experience and skill sets and our desire to retain him and properly motivate his performance for the Company and its shareholders.

The resulting 2010 target annual incentive opportunities (expressed as a percentage of base salary) for the named executive officers that were approved by the Compensation Committee at its February 2010 meeting are set forth in the table below.

Name	2010 Target EICP Opportunity (% of base salary)
Mr. Barbas	75%
Mr. Boyle	50%
Mr. Kelly	45%
Mr. McCabe	45%
Mr. Stephenson	60%
Mr. Taylor	45%

Overview of Performance Goals.  Performance goals under the EICP may vary annually to reflect the Company’s business plans and market conditions.  The 2010 EICP performance goals for the named executive officers related to (i) the corporate financial measures of diluted earnings per share (EPS) and cash flow from operations (CFFO); (ii) the financial measure of earnings before interest and taxes (EBIT) for our Generation/Commercial Operations business unit; (iii) the financial measure of EBIT for our Transmission/Distribution Operations business unit; and (iv) individual operational and strategic tasks specific to each executive officer’s responsibilities.  The weighting among these EICP performance goals for each of the named executive officers was as follows:

Officer	EPS	CFFO	Generation/Commercial Operations EBIT	Transmission/Distribution Operations EBIT	Individual Goals
Mr. Barbas	55%	15%	0%	0%	30%
Mr. Boyle	50%	15%	10%	5%	20%
Mr. Kelly	45%	10%	0%	0%	45%
Mr. McCabe	45%	10%	10%	5%	30%
Mr. Stephenson	55%	15%	0%	0%	30%
Mr. Taylor	45%	10%	10%	5%	30%

The performance goal weightings reflected the continued emphasis on corporate and business unit goals that align an executive officer’s performance in relevant areas of responsibility and influence with overall Company performance and executive team-building.  Since our Chief Executive Officer and Executive Vice President are responsible for more overall Company-wide performance, they did not have business unit financial goals.  Similarly, the performance goals for our Chief Financial Officer were more heavily weighted toward corporate financial measures to reflect his broader responsibility for overall Company performance.  Mr. Kelly’s performance goals did not include business unit EBIT goals and were more heavily weighted in the area of individual performance to reflect his focus on improving the operations of one of our Company’s subsidiaries that does not affect the two business units noted above.  The Compensation Committee believed that the weightings of the EICP performance goals for our Chief Executive Officer and other named executive officers would emphasize the Company’s objective of overall Company performance and at the same time continue to recognize and reward strong performance for business unit and individual objectives.

2010 EICP goals and objectives were established at the Compensation Committee’s February meeting.  Initial performance measures for the EICP goals were also established at the Compensation Committee’s February meeting based, in part, on the Company’s operating plan for the year at that time.  The Company’s 2010 operating plan, and corresponding performance measures for the 2010 EICP corporate and business unit financial goals, were revised in April 2010, to account for the uncertain status at that time of DP&L’s filing with the Public Utilities Commission of Ohio to recover costs associated with studying and developing distribution system updates and the implementation of advanced metering infrastructure.  Final financial performance measures were developed and recommended by our CEO, with assistance from our Chief Financial Officer, based on our finalized 2010 corporate operating plan in April 2010.

Corporate Financial Goals.  As noted above, EICP corporate financial goals for 2010 related to diluted earnings per share (EPS) and cash flow from operations (CFFO).  EPS is an indicator of a company’s net income and profitability from operations and CFFO is an indicator of how effectively a company generates cash from its operations.  The Compensation Committee recommended the continued use of diluted earnings per share as a corporate financial goal for 2010 because it believed that investors are focused on earnings per share when measuring Company performance and profitability and thus an EPS goal would align the interests of management with our investors.  The Compensation Committee also recommended the continued use of the CFFO corporate financial goal because liquidity is also important for our Company and of interest to our investors, and the use of the CFFO corporate financial measure was designed to emphasize and align management goals with those liquidity interests.  In sum, the Compensation Committee believed that strong EPS and CFFO performance were important measures to gauge overall Company performance and to align named executive officer financial goals with shareholder interests in corporate profitability and liquidity.  To account for $40 million in Company cash contributions to our pension plan in 2010, the Compensation Committee adjusted the Company’s actual 2010 CFFO for purposes of measuring performance under the EICP.  The Compensation Committee concluded that the impact of the pension plan cash contributions was not reflective of core operating results upon which executive officer performance should be measured.

The Company’s 2010 actual EPS and adjusted CFFO are listed in the table below.  The Company’s 2010 EPS and unadjusted CFFO are included in the 2010 audited financial statements of the Company filed with the SEC as part of the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2010.  The Company’s EPS and unadjusted CFFO for 2010 are labeled in our 2010 audited financial statements, respectively, as “Total Diluted” under the “Earnings per share of common stock” section of the Company’s Consolidated Statement of Results of Operations and as “Net cash provided by operating activities” in the Company’s Consolidated Statements of Cash Flows.

The following table shows the 2010 EICP corporate financial goals, the performance measures used to measure these goals and our year-end results and the payout for each goal as a percentage of the target payout for the goal.  Please note the performance measures and results for the corporate financial goals, as well as for the business unit financial goals detailed further below, are provided in the limited context of the Company’s 2010 compensation program and should not be understood to be a statement of the Company’s expectations or estimates of results of operations or compensation goals for 2011 or any other year.

Corporate Financial Goals - 2010

Corporate Financial Goal	Threshold	Target	Maximum	Result	Payout %

Diluted Earnings Per Share (EPS)	$2.26	$2.43	$2.60	$2.50	141%
Cash Flow From Operations, as adjusted (CFFO) ($ in millions)	$427.2	$474.7	$522.2	$504.2	162%

Business Unit Financial Goals.  The EBIT business unit financial goals approved by our Compensation Committee were shared by all of our named executive officers except Mr. Barbas, Mr. Stephenson and Mr. Kelly, as noted above.  Our Generation/Commercial Operations and Transmission/Distribution Operations business units are central to the Company’s business and strong performance and financial results in these business units are important for overall Company success.

EBIT is an indicator of a business unit’s profitability from its operations and, for the Company’s purposes, constitutes earnings from continuing operations for a reporting period before interest expense and income tax expense for that reporting period.  The Compensation Committee believed that continued strong performance by our named executive officers in achieving EBIT for our two key operational areas was important for overall Company performance.  During 2010, we reallocated certain transmission revenues from the Company’s Transmission/Distribution Operations business to its Generation/Commercial Operations business as part of a Company review of our revenue allocations.  Accordingly, the Compensation Committee adjusted the target and actual EBIT amounts of these business units for purposes of measuring performance under the EICP.  The following table shows the 2010 EICP business unit financial goals, the performance measures used to measure these goals and our year-end results (as adjusted) and the payout for each goal as a percentage of the target payout for the goal.

Business Unit Financial Goals - 2010

Business Unit Financial Goal	Threshold	Target	Maximum	Result	Payout %

Generation/Commercial Operations EBIT, as adjusted ($ in millions)	$374.4	$416.0	$457.6	$406.0	88%
Transmission/Distribution Operations EBIT, as adjusted ($ in millions)	$67.2	$74.7	$82.2	$92.9	200%

CEO Individual Goals.  Individual goals for our CEO are determined by the Compensation Committee after consultation with our CEO.  For 2010, our CEO’s individual goals consisted of three strategic tasks that the Compensation Committee determined were important for our CEO to achieve in 2010.  These tasks involved the Company’s overall strategic initiatives, customer satisfaction levels and regulatory challenges.  The Compensation Committee measured Mr. Barbas’ customer satisfaction goal using set levels of performance and his other goals with a qualitative assessment of the quality, success and implementation of the goals.  In 2010, Mr. Barbas led the Company in making important progress with its strategic initiatives, achieved customer satisfaction at targeted levels and was successful in addressing the Company’s regulatory challenges.  Based on these results and Mr. Barbas’ performance in accomplishing them, the Compensation Committee determined that Mr. Barbas met his individual strategic goals at target performance.

Individual Goals for Other NEOs.  The Compensation Committee believes that the CEO is in the best position to recommend executive officer individual goals that align with the strategic and functional responsibilities of these officers.  Annually, each executive officer (other than the CEO) submits his or her proposed goals to our CEO for his review.  Our CEO reviews these goals and submits individual goals for these executive officers to the Compensation Committee for its approval.  For 2010, the individual goals recommended by our CEO were approved by the Compensation Committee and consisted of strategic and operational tasks related to the named executive officers’ business areas. Our CEO and the Compensation Committee believed that these goals were important for 2010 Company performance and for also positioning the Company in 2010 for strong performance in future years.

Mr. Boyle had two strategic goals relating to the Company’s (i) strategic initiatives and (ii) regulatory challenges under Ohio electric energy legislation that went into effect in 2008.  These goals were measured using a qualitative assessment of the quality, success and implementation of the objectives.  In 2010, Mr. Boyle made significant and important contributions with respect to addressing the Company strategic initiatives and regulatory challenges.  Based on these results and Mr. Boyle’s performance in accomplishing them, the Compensation Committee determined that Mr. Boyle met his strategic goals at target performance.

Mr. Kelly had three strategic goals relating to (i) developing a business plan for one of the Company’s subsidiaries, (ii) together with Mr. Stephenson (as noted below), improving that subsidiary’s business and (iii) assisting with one of the Company’s regulatory challenges.  Development of the subsidiary business plan was measured based on whether or not it was approved by our Board and improvement in the subsidiary’s business was measured using set performance measures.  Mr. Kelly’s regulatory objective was measured using a qualitative assessment based on the quality, success and implementation of the objective.  In 2010, Mr. Kelly successfully developed a subsidiary business plan that was approved by our Board and helped successfully accomplish his regulatory objective.   However, Mr. Kelly did not achieve threshold performance with respect to the business of the Company subsidiary due, in part, to uncontrollable conditions in the subsidiary’s market.  Based on these results, the Compensation Committee determined that Mr. Kelly met his goals, in the aggregate, below threshold performance.  However, to recognize Mr. Kelly’s accomplishments and excellent results with the subsidiary’s business despite unfavorable market conditions, the Compensation Committee used its discretion to award him additional compensation under the EICP as noted further below.

Mr. McCabe had three operational/strategic goals relating to the Company’s (i) strategic workforce plan, (ii) supply relationships and (iii) business continuity planning.  Mr. McCabe’s supply relationship goal was measured using set performance measures and his other goals were measured based on the quality, success and implementation of the goals.  In 2010, Mr. McCabe successfully utilized strategic workforce plans to guide workforce activities among the Company’s business areas, achieved supplier relationships above 2010 target measures and completed a Company-wide business continuity plan.  Based on these results and Mr. McCabe’s performance in accomplishing them, the Compensation Committee determined that Mr. McCabe met his operational/strategic goals, in the aggregate, above target performance.

Mr. Stephenson had four operational goals relating to (i) the Company’s customer satisfaction levels, (ii) its safety and regulatory compliance, (iii) its regulatory challenges and (iv) similar to Mr. Kelly as noted above, improving the business of one of the Company’s subsidiaries.  Mr. Stephenson’s customer satisfaction, safety and regulatory compliance and subsidiary goals were measured with set levels of performance.  Mr. Stephenson’s regulatory goal was measured using a qualitative assessment of the quality, success and implementation of the goal.  In 2010, Mr. Stephenson met his customer satisfaction and regulatory challenge objectives at target performance and his safety and regulatory compliance goals at varying levels of performance.  However, similar to Mr. Kelly, Mr. Stephenson did not achieve threshold performance with respect to the business of the Company subsidiary due, in part, to uncontrollable conditions in the subsidiary’s market.  Based on these results, the Compensation Committee determined that Mr. Stephenson met his operational/strategic goals, in the aggregate, below target performance.  However, to recognize Mr. Stephenson’s accomplishments and excellent results with the subsidiary’s business despite unfavorable market conditions, the Compensation Committee used its discretion to award him additional compensation under the EICP as noted further below.

Mr. Taylor had two strategic goals related to the Company’s strategic initiatives and regulatory compliance, which were to be measured using a qualitative assessment of the quality, success and implementation of the goals.  Mr. Taylor resigned as an executive officer of the Company in September 2010 and his performance under the EICP was not evaluated.

2010 Award Determinations.  After the end of each fiscal year, an executive officer’s initial EICP value is calculated based on the performance of all of the officer’s EICP goals for the previous year.  The Compensation Committee then assigns each executive officer an individual contribution factor of between 0.5 and 1.5, which is used as a multiplier to reduce, maintain or increase the initial EICP value based on the performance of the officer.  Use of individual contribution factors allows the Compensation Committee, in part, to recognize outstanding individual performance and the manner in which goals are accomplished (e.g., promotion of teamwork, reflecting our corporate values, level of risk incurred by the Company).

Messrs. Barbas, Boyle and McCabe were each assigned an individual contribution factor of 1.0 for their 2010 performances, resulting in no increase or decrease of their initial EICP award amounts.  As noted above, while Mr. Kelly and Mr. Stephenson did not achieve their shared goal related to the business of one of the Company’s subsidiaries, their performances and the subsidiary’s results were nonetheless excellent given unfavorable market conditions.  In recognition of their performance, and after reviewing our CEO’s recommendations, Mr. Kelly was assigned an individual contribution factor of 1.25 and Mr. Stephenson was assigned an individual contribution factor of 1.13.  These individual contribution factor assignments resulted in Mr. Kelly and Mr. Stephenson receiving additional bonus payments of $31,416 and $32,959, respectively, over and above their initial EICP award amounts.

The following table shows the cash incentive amounts paid to our named executive officers for 2010 performance under the EICP.  Other than the $31,416 and $32,959 additional bonus payments paid to Mr. Kelly and Mr. Stephenson, respectively, the EICP amounts are included under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 46.  The amount of the additional bonus payments paid to Mr. Kelly and Mr. Stephenson are included under the “Bonus” column of the Summary Compensation Table.

Name	2010 EICP Cash Award Paid to Officer
Mr. Barbas	$668,024
Mr. Boyle	$233,969
Mr. Kelly	$157,079
Mr. McCabe	$176,062
Mr. Stephenson	$286,487
Mr. Taylor	N/A

Equity Compensation under the Equity and Performance Incentive Plan

Overview.  The Company’s Equity and Performance Incentive Plan (“EPIP”) authorizes various types of awards, including performance shares, restricted stock, common stock, stock options and cash.  Since its adoption, only performance shares, restricted stock and common stock have been awarded to executive officers under the EPIP and no other forms of compensation, including stock options or cash, have been awarded under the EPIP to executive officers.  The Compensation Committee provides opportunities to earn long-term incentive compensation under the EPIP to align executives’ interests with the interests of our shareholders, to promote teamwork among the participants toward accomplishment of long-term Company goals and to attract and retain executives by allowing them to share in the Company’s success.  Performance shares are awarded annually under our long-term incentive plan developed under the EPIP and restricted stock and common stock may be awarded from time to time.

Long-Term Performance-Based Incentives.  We use our Long-Term Incentive Plan (the “LTIP”) developed under the EPIP to motivate and reward executive officers for long-term Company performance, to provide an opportunity for executive officers to increase stock ownership in the Company and to help retain our executive officers.  The Board typically grants performance share awards on an annual basis under the LTIP that can be earned at the end of a three-year period if market performance conditions are met.  The Compensation Committee believes that awards under the LTIP provide a clear link to the long-term interests of shareholders because awards are paid only if the Company realizes superior total shareholder return relative to comparable energy companies over a multi-year period.  The multi-year performance time period also creates overlapping award cycles that serve as an effective retention device. Upon a change of control event or a termination of employment due to death or disability, an executive officer is entitled to his or her target performance shares prorated to the date of the event.  Upon a Company approved retirement, an executive officer is entitled to the number of performance shares (prorated to the date of the retirement) that the officer would have been entitled to receive had he or she remained employed by the Company throughout the performance period.  We provide pro-rata vesting of LTIP performance awards for these events to recognize the executive officer’s performance through the date of the event.  We apply a change of control vesting feature to our LTIP performance share awards also to provide executive officers the same opportunities as our other shareholders who would be free to realize the value created at the time of a change of control transaction by selling their stock.

LTIP awards are based on the Company’s total shareholder return relative to a composite of energy industry peers over a three-year period. Total shareholder return is determined by measuring the appreciation of the Company’s share price over a three-year period, adding the value of dividends declared and paid over that time period and then dividing that amount by the Company’s share price at the beginning of the time period.  Total shareholder return relative to our peers is used because the Compensation Committee believes that it effectively measures the benefit that the Company’s shareholders realize on their investment in our common stock compared to investment opportunities in other similar companies and provides an effective link between pay and long-term performance.  The LTIP program motivates the executive officer to increase total shareholder return to enhance his or her overall compensation under the program.  Not only is the LTIP earned in shares of Company common stock, but an executive officer will earn more common shares as our total shareholder return increases compared to our peers.  As a result, the Compensation Committee believes that the LTIP effectively aligns the executive officers’ interests with those of our shareholders.

A new three-year LTIP cycle begins each year and at the end of the three-year cycle the Company’s total shareholder return is compared with a group of peer companies to determine the number of shares earned relative to a predetermined payout schedule.  The Compensation Committee periodically evaluates the companies included in our strategic peer group to determine appropriate long-term performance comparisons.  For LTIP cycles commencing with the 2008-2010 cycle, including the 2010-2012 LTIP cycle award granted in 2010, companies in our Strategic Peer Group were used for comparison purposes.  The companies in our Strategic Peer Group are primarily electric utilities of relatively similar size and similar strategic positioning to our Company, and are companies that the Company competes with in the capital markets.  When it established the 2010-2012 LTIP cycle, the Compensation Committee believed that comparison to the companies in our Strategic Peer Group would provide an appropriate indicator of the relative long-term performance of the Company.

The table below sets forth the Strategic Peer Group companies for the 2010-2012 LTIP cycle.  These companies are the same companies included in the Strategic Peer Group for the 2009-2011 LTIP cycle that was established in 2009.

Strategic Peer Group

ALLETE, Inc.	El Paso Electric Company	Northwestern Corporation	SCANA Corporation
Alliant Energy Corporation	Great Plains Energy Incorporated	NSTAR	TECO Energy, Inc.
Avista Corporation	Hawaiian Electric Industries Inc.	NV Energy, Inc.	UniSource Energy Corporation
Black Hills Corporation	IDACORP, Inc.	Pepco Holdings, Inc.	Westar Energy, Inc.
Cleco Corporation	Integrys Energy Group, Inc.	Pinnacle West Capital Corporation	Wisconsin Energy Corporation
CMS Energy Corporation	Northeast Utilities	Portland General Electric Company

Payouts under the LTIP are made at the conclusion of each three-year cycle.  With the assistance of Towers Watson and its review of market practices, the Compensation Committee approved the payout schedule set forth below for the 2010-2012 LTIP cycle based on our goal of linking pay to long-term performance of the Company.  This payout schedule has been consistently used for each three-year cycle since the adoption of our current LTIP in 2006.

LTIP Payout Schedule

Percentile Rank Versus Peers	% of Target Shares Earned
90th percentile	200%
75th percentile	150%
50th percentile	100%
40th percentile	50%
Below 40th percentile	0%

For an executive officer to receive any performance shares, our total shareholder return for the cycle must place the Company at or above the 40th percentile of the LTIP comparator group of companies.  LTIP participants may receive a portion of their target performance shares between set levels of performance above the 40th percentile.

Each participating executive officer is generally awarded a target LTIP opportunity as a percentage of his or her base salary for a new LTIP cycle established each year.  Executive officers’ LTIP opportunities are multiplied by their annual base salary rates to establish target LTIP values.  To calculate the number of target performance shares that could be earned at the end of the 2010-2012 LTIP cycle, the target LTIP values for the 2010-2012 LTIP cycle were divided by the average closing market price of the Company’s shares of common stock over the 180-day period preceding the award date of February 24, 2010.  For LTIP cycles prior to the 2009-2011 LTIP cycle, we had used the grant date closing market price of the Company’s common stock to calculate the number of target performance shares for the LTIP cycles, but changed to a rolling 180-day average closing market price commencing with the 2009-2011 LTIP cycle to help mitigate the effect of short-term stock price volatility on the grants of long-term LTIP awards.

In connection with establishing 2010 target long-term incentive opportunities for executive officers, the Compensation Committee reviewed the market data provided by Towers Watson for target total direct compensation.  Target total direct compensation is a combination of base salary, target annual incentive cash compensation under our EICP and target long-term incentive equity compensation under the LTIP, and represents the target amount of total direct compensation for a named executive officer that the Compensation Committee believes is appropriate to meet the Company’s compensation goals when determining executive officer compensation for the year.

Except for Mr. Stephenson, the 2010 target total direct compensation for all the named executive officers was set within the Target Competitive Ranges for their respective benchmarked job positions.  Mr. Stephenson was promoted to Executive Vice President, Operations in February 2010 and his 2010 target total direct compensation was set below the market competitive range for his comparable benchmarked position because of his brief tenure in that position, but at levels that reflected Mr. Stephenson’s Executive Vice President position, his strong experience and skill sets and our desire to retain him and properly motivate his performance for the Company and its shareholders.

The resulting 2010-2012 LTIP target incentive opportunities (expressed as a percentage of base salary) for the named executive officers that were approved by the Compensation Committee at its February 2010 meeting are set forth in the table below.

Name	Target 2010-2012 LTIP Opportunity (% of base salary)
Mr. Barbas	150%
Mr. Boyle	100%
Mr. Kelly	75%
Mr. McCabe	80%
Mr. Stephenson	85%
Mr. Taylor	90%

The grant date fair values of the 2010-2012 LTIP cycle awards granted in 2010 are included in the amounts reflected in the “Stock Awards” column for 2010 in the Summary Compensation Table on page 46.

To determine the actual number of performance shares earned at the end of a cycle, the Company’s total shareholder return at the end of the cycle is compared against the payout schedule for that cycle.  The 2008-2010 LTIP cycle ended on December 31, 2010.  Our relative total shareholder return performance for the 2008-2010 LTIP cycle was below the 40th percentile of our comparator peer group for this cycle.  This performance resulted in no performance shares being awarded to the named executive officers.

Other Stock Awards.  The Board may grant other stock awards under the EPIP from time to time to reward individual performance and promotions, to promote stock ownership of our Company and to attract and retain executive officers.  As described below, the Board granted one common stock award to a named executive officer and granted restricted stock awards to all the named executive officers pursuant to restricted stock matching programs that had been established in previous years.

In 2010, the Board granted 1,019 shares of Company restricted stock to Mr. Barbas (“CEO Match Shares”) pursuant to a restricted stock matching program that was established for him in 2008 to recognize his leadership and help further align his interests with shareholders and as a retention tool.  Under the matching program, the Company agreed to match each share of common stock purchased by Mr. Barbas in the open market through May 2010 with a share of Company restricted stock, up to a maximum of 25,000 shares.

The Board also granted shares of Company restricted stock to the other named executed officers (“Match Shares”) pursuant to a restricted stock matching program established for them in 2009.  Under the program, the Company agreed to match shares of Company common stock acquired in the open market by the executive officer for a three-year period ending September 17, 2012 (the “Match Period”) with shares of Company restricted stock based upon the value of all Company common shares purchased by the executive officer during the Match Period.  The match percentage varies based upon the total value of stock purchased as a percentage of the executive officer’s 2009 base salary.  The table set forth below shows for each named executive officer the number of Match Shares granted for 2010.  Mr. Taylor forfeited all of his Match Shares upon his resignation from the Company in December 2010.

Name	# of Match Shares Granted in 2010
Mr. Barbas	N/A
Mr. Boyle	173
Mr. Kelly	2,839
Mr. McCabe	45
Mr. Stephenson	29,215
Mr. Taylor	56

CEO Match Shares and Match Shares generally vest three years after they are granted as long as the executive officer has been continuously employed by the Company or a subsidiary until that time and still owns the acquired Company shares to which such shares relate.  CEO Match Shares and Match Shares also vest upon a change of control or the holder’s death or disability.  We provide vesting of restricted stock for these events to recognize the executive officer’s performance through the date of the event.  We apply a change of control vesting feature to provide executive officers the same opportunities as our other shareholders who would be free to realize the value created at the time of a change of control transaction by selling their stock.  The restricted stock matching programs established by the Compensation Committee are discussed further in the narrative following the Summary Compensation Table on page 46.

On February 24, 2010, the Board granted 6,003 shares of fully vested Company common stock under the EPIP to Mr. Boyle.  This stock award was granted in recognition of Mr. Boyle’s outstanding leadership and management of the Company’s financial matters and to help ensure the retention of Mr. Boyle.  The Compensation Committee awarded equity (rather than cash) to Mr. Boyle to further align his interests with those of our shareholders, and calculated the amount of shares awarded based on the dollar amount that the Compensation Committee determined was necessary to recognize Mr. Boyle’s performance and achieve its retention objectives.

The grant date fair values of the stock awards granted to the named executive officers for 2010 are included under the “Stock Awards” column of the Summary Compensation Table on page 46.

Severance Pay and Change of Control Plan

We have a Severance Pay and Change of Control Plan.  This plan provides benefits to certain executive officers, including the named executive officers, when their employment is terminated under certain circumstances, including after a change of control of the Company.  Prior to the adoption of this plan, the manner in which each executive officer would be compensated either as a result of a voluntary or involuntary termination or upon a change of control varied and was based on negotiated terms in individual employment agreements and change of control agreements.  We believe that a severance pay and change of control plan is important for the recruitment and retention of executive officers.  We also believe it is important to provide severance payments to bring certainty and clarity when a separation from service occurs.  In addition, because executive officers are vulnerable to discharge upon a change of control, a provision in the Severance Pay and Change of Control Plan covering a change of control helps to ensure continued employment and dedication of our executive officers despite the concerns they may have regarding their own continued employment before or after a change of control.  To reduce these concerns, our current plan offers executive officers certain market competitive multiples of compensation and benefits in the event of termination in the context of a change of control.

The Company’s severance and change of control arrangements are established separately from, and do not affect, our other compensation elements.  We seek to offer severance and change of control benefits and terms that are reasonable and appropriate relative to the marketplace and that accomplish our purposes discussed above.  Among the benefits offered, we provide conditional tax gross-up payments for taxes incurred by executive officers on their change of control payments and benefits if such payments and benefits are more than 110% of the safe harbor amount that would not subject the payments and benefits to these taxes.  Based on market and good corporate governance practices, the Board determined in 2009 that any new participant in the Severance Pay and Change of Control Plan on or after January 1, 2010 would not be entitled to tax gross-up benefits provided under the plan.

Mr. Taylor was not entitled to any payments or benefits under the Severance Pay and Change of Control Plan in connection with his resignation from the Company in December 2010.  However, to ensure certainty and clarity with respect to Mr. Taylor’s resignation, and to secure his assistance in effectively transitioning his duties to his successor, the Company agreed to pay Mr. Taylor certain payments and benefits that the Compensation Committee considered necessary to achieve those purposes.  The amount of separation payments and benefits paid to Mr. Taylor or accrued by the Company in 2010 is included in the “All Other Compensation” column of the Summary Compensation Table on page 46 and is further described on page 62 of this Proxy Statement.  Additional information about the Severance Pay and Change of Control Plan and the amounts of estimated payments and other benefits that could be received by our other named executive officers under the plan is located starting on page 56.

Perquisites and Other Compensation and Related Plans

Perquisites.  For attraction and retention purposes, the Company provides its current executive officers an annual cash perquisite allowance of $20,000 and may provide other limited perquisites to executive officers from time to time.  In recognition of good corporate governance practices, the Board will not provide an annual cash perquisite allowance to any executive officer appointed on or after January 1, 2011.  The Board believes it is appropriate to maintain the annual cash perquisite allowance for executive officers appointed prior to January 1, 2011, because the appointment of such officers occurred at a time when the cash perquisite allowance was an expected element of their compensation.  An executive officer may use the cash perquisite allowance to purchase the perquisites that he or she desires, such as financial planning, additional life insurance or disability benefits.  The Compensation Committee believes that the cash perquisite allowance and other limited perquisites the Company paid in 2010 were reasonable for its compensation purposes.

Supplemental Executive Defined Contribution Retirement Plan.  We maintain a Supplemental Executive Defined Contribution Retirement Plan (“SEDCRP”) to replace retirement benefits to our executive officers that are lost due to tax regulations which limit executive officer participation in our qualified defined benefit retirement plan (“DP&L Retirement Income Plan”) available to all employees.  A description of the SEDCRP is in the narrative following the “Nonqualified Deferred Compensation — 2010” table located on page 55 of this Proxy Statement.

Management Stock Incentive Plan.  Until 2000, stock incentive unit awards were granted to key employees under the Company’s Management Stock Incentive Plan (the “MSIP”).  Although these awards were discontinued in 2000, Mr. Kelly received a cash payout in 2010 pursuant to MSIP awards granted to him from 1997 to 2000 that vested and were paid out in equal installments from 2003 to 2010.  This cash payment to Mr. Kelly in 2010 is included under the “All Other Compensation” column of the Summary Compensation Table on page 46.  The MSIP is discussed further in the narrative following that table.

Pension Restoration Plan.  The Company maintains a Pension Restoration Plan that restores benefits under the DP&L Retirement Income Plan to an executive officer that are lost due to the executive officer’s election to defer base salary into the Company’s deferred compensation plans.  The Pension Restoration Plan was adopted to provide make-up benefits to executive officers who otherwise would have received a reduced benefit from the DP&L Retirement Income Plan.  Although each executive officer of the Company is entitled to participate in the Pension Restoration Plan, no officer actively participates at this time.

Deferred Compensation Plans for Executive Officers.  The Company maintains plans that allow its executive officers, including the named executive officers, to defer the receipt of all or a portion of their earned pre-tax base salaries and incentive compensation payments.  We believe that providing these types of plans is an important recruitment and retention tool that can be provided by the Company at a relatively low cost.  A description of our deferred compensation plans for executive officers is in the narrative following the “Nonqualified Deferred Compensation - 2010” table located on page 55 of this Proxy Statement.

Risk Assessment of Executive Officer Compensation Program

Our Audit Committee is responsible for assessing risks associated with the Company’s executive compensation program and reporting its assessment to the Compensation Committee.  The Compensation Committee reviews the Audit Committee’s risk assessment results in connection with its recommendations to the full Board on executive officer compensation.  At the request of the Audit Committee, Company management reviewed our executive officer compensation program to assess the program’s potential risks to the Company.  After reviewing management’s findings, the Audit Committee concluded that it did not believe that the Company’s 2010 executive officer compensation program encouraged our named executive officers to take excessive or unnecessary risks.  The Compensation Committee reviewed the findings of Company management and the conclusions of the Audit Committee.  Among other factors:

•      We believed that our 2010 executive officer compensation program contained an appropriate balance between fixed and incentive-based pay, and between short-term and long-term pay, that was consistent with industry practice, and that the 2010 base salary amounts established for the Company’s named executive officers were a sufficient component of total direct compensation to help discourage unnecessary risk-taking.

•      Corporate and business unit performance goals for 2010 under our EICP (our annual cash incentive plan) were based on the Company’s operational plan that was reviewed and approved by the Board.  We believed that these goals were attainable without the need to take unnecessary or inappropriate risks.  Short-term performance goals for 2010 included a mix, weighting and sharing of corporate, business unit and individual objectives among executives which helped to ensure that one objective did not overly influence or create undue short-term incentives for the executive officers and that we believed correlated to the creation of shareholder value.  Assuming achievement of at least a minimum level of performance, payouts under the EICP result in some compensation at levels below full target performance (rather than an all-or-nothing approach).  Payouts are also capped at 200% of target to protect against excessively large short-term incentives.  The Compensation Committee also has discretion under our annual cash incentive plan, through the use of a multiplier, to modify the size of any award based on those factors it deems appropriate, such as whether an executive has caused the Company to incur unnecessary or excessive risk.

•      Our executive compensation program contains a significant amount of long-term, equity-based incentives in the form of performance shares and restricted stock that contain one or more time-based and performance-based conditions and focus our executive officers on ensuring the long-term viability and success of the Company.  Three-year performance share grants are made annually, which results in executive officers always having unvested long-term stock awards that could decrease significantly in value if our business is not managed for the long term and overlapping performance periods so any risks taken to increase payout under one award could jeopardize potential payouts under other awards.  Assuming achievement of at least a minimum level of performance, payouts under our long-term incentive plan result in some performance share award at levels below full target performance (rather than an all-or-nothing approach).  Payouts are also capped at 200% of target to protect against excessively large payouts.

•      We have executive officer stock ownership guidelines in place to ensure that each executive has a significant amount of personal wealth tied to the performance of our stock.  In addition, executive officers are required to retain at least 50% of any after-tax performance shares and restricted stock until the stock ownership guidelines are met.

As part of its risk oversight function, our Audit Committee anticipates that it will continue to monitor the Company’s executive compensation program to ensure that it does not encourage excessive or unnecessary risk-taking by our executive officers.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, recommended to the Board of Directors its inclusion into the 2011 Proxy Statement for submission to all shareholders.

The Compensation Committee is pleased to submit this report to the Company’s shareholders.

Members of the Compensation Committee:

Paul R. Bishop, Chair

General Lester L. Lyles (Retired), Vice Chair

Barbara S. Graham

Glenn E. Harder

Pamela B. Morris

RISK ASSESSMENT OF MANAGEMENT AND EMPLOYEE COMPENSATION PROGRAMS

In addition to the risk assessment of the Company’s executive officer compensation program described in the preceding Compensation Discussion and Analysis section of this Proxy Statement, the Company’s Enterprise Risk Management Committee also reviewed the Company’s 2010 management and employee compensation programs to assess the programs’ risks, and reported its findings and conclusions to the Company’s Audit Committee.

The Enterprise Risk Management Committee developed a risk assessment process for its review of 2010 management and employee compensation programs, which included:

•                  Identifying features of plans and programs that could induce management and other employees to take risks that are reasonably likely to have a material adverse effect on the Company;

•                  Establishing appropriate standards of materiality;

•                  Indentifying short-term and long-term risks facing the Company;

•                  Identifying management and other employee compensation plans and programs that do not pose a material risk to the Company; and

•                  Identifying mitigating factors that limit risks of certain compensation plans.

After assessing the risk of the Company’s management and employee compensation programs within the risk assessment framework described above, the Enterprise Risk Management Committee concluded that the 2010 management and employee compensation plans did not create risks that are reasonably likely to have a material adverse effect on the Company.  These findings were based on the overall alignment of shareholder interests with the plans, risk mitigation features included in the plans and the absence of other features that could induce unreasonable risk.  The Audit Committee reviewed and adopted the Enterprise Risk Management Committee’s risk assessment conclusions with respect to the 2010 management and employee compensation plans.

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, each of our next three most highly compensated executive officers for 2010 who were serving as executive officers at the end of 2010 and one former executive officer who resigned in 2010 (collectively, the “named executive officers”).  Compensation information for a named executive officer is given for the earliest of the last three completed years that the officer was a named executive officer of the Company and all subsequent completed years.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Paul M. Barbas	2010	$675,000	$0	$949,269	$668,024	$39,472	$250,281	$2,582,046
President & CEO	2009	$683,654	$0	$1,174,913	$447,633	$30,407	$216,000	$2,552,607
	2008	$574,423	$0	$1,425,029	$593,000	$22,162	$209,284	$2,823,898

Frederick J. Boyle	2010	$346,923	$0	$484,606	$233,969	$42,114	$113,981	$1,221,593
SVP & Chief	2009	$330,192	$0	$1,162,959	$154,252	$32,988	$65,833	$1,746,224
Financial Officer	2008	$236,677	$30,000	$77,312	$111,700	$23,295	$48,871	$527,855

Scott J. Kelly SVP	2010	$278,154	$31,416	$264,970	$125,663	$67,211	$79,411	$846,825

Daniel J. McCabe
SVP & Chief Administrative Officer	2010	$289,923	$0	$214,424	$176,062	$38,457	$108,277	$827,143
	2009	$280,154	$0	$1,247,652	$114,479	$30,165	$53,116	$1,725,566
	2008	$252,600	$0	$166,484	$141,395	$22,233	$52,110	$634,822

Gary G. Stephenson	2010	$357,985	$32,959	$980,759	$253,528	$33,862	$126,237	$1,785,330
EVP, Operations	2009	$328,223	$0	$596,797	$184,465	$26,520	$72,951	$1,208,956
	2008	$298,631	$0	$196,308	$193,321	$14,588	$69,674	$772,522

Douglas C. Taylor
Former SVP, General Counsel & Corporate Develop.	2010	$300,954	$0	$247,177	$0	$0	$499,877	$1,048,008
	2009	$299,285	$0	$708,521	$128,663	$20,636	$53,729	$1,210,834
	2008	$264,423	$0	$349,554	$164,502	$0	$119,717	$898,196

(1)          The amounts under this column relate to additional performance-based bonus amounts paid to these officers that exceeded the amounts they earned under the Company’s Executive Incentive Compensation Plan (EICP) for meeting pre-established EICP annual performance goals.

(2)          Represents the aggregate grant date fair market values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”).  See Note 10 to the Company’s financial statements that were filed with the SEC February 17, 2011, as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for assumptions made in determining the valuations for stock awards reported for 2008, 2009 and 2010.  LTIP performance share awards granted in 2010, 2009 and 2008 and Career Grant restricted stock awards granted in 2009 under the Company’s Equity Performance and Incentive Plan (EPIP) are subject to performance conditions.  The grant date fair values of the LTIP performance share awards included in the table above were based upon the probable outcome that such awards would be earned at target performance levels.  The grant date fair values of the Career Grant restricted stock awards included in the table above were based on the probable outcome that such awards would be fully earned, in each case consistent with the estimate of aggregate compensation costs to be recognized over the applicable service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.  The supplemental table set forth below shows the grant date fair market value of each of the LTIP performance share awards granted in 2008, 2009 and 2010 to the named executive officers, assuming that the maximum performance level under the award is achieved.  Upon his resignation from the Company in December 2010, Mr. Taylor forfeited all of his outstanding stock awards.

	2008	2009	2010
Paul M. Barbas	2008-2010 LTIP: $1,270,058	2009-2011 LTIP: $2,018,627	2010-2012 LTIP: $1,843,124
Frederick J. Boyle	2008-2010 LTIP: $154,623	2009-2011 LTIP: $657,937	2010-2012 LTIP: $637,118
Scott J. Kelly	2008 compensation not reported in the Summary Compensation Table	2009 compensation not reported in the Summary Compensation Table	2010-2012 LTIP: $382,271
Daniel J. McCabe	2008-2010 LTIP: $332,968	2009-2011 LTIP: $408,202	2010-2012 LTIP: $426,666
Gary G. Stephenson	2008-2010 LTIP: $392,615	2009-2011 LTIP: $477,571	2010-2012 LTIP: $564,786
Douglas C. Taylor	2006-2008 LTIP: $72,012 2007-2009 LTIP: $268,888 2008-2010 LTIP: $358,209	2009-2011 LTIP: $522,519	2010-2012 LTIP: $491,477

(3)          Amounts shown include cash awards earned by named executive officers for meeting pre-established annual performance measures under our EICP.  Due to his resignation from the Company in 2010, Mr. Taylor was not paid an EICP annual incentive payment for 2010.

(4)          The amounts shown reflect the aggregate increase in the actuarial value of the named executive officers’ benefits under all pension plans established by the Company, determined using assumptions consistent with those used in the Company’s financial statements.  The aggregate change in the actuarial value of Mr. Taylor’s benefits was negative $20,636.  Pursuant to SEC rules, if a change in pension value is negative, the negative amount is not disclosed as part of the Summary Compensation Table.  The Company did not provide above market or preferential earnings on nonqualified deferred compensation in 2008, 2009 or 2010.

(5)          See the two supplemental tables set forth below for a description of the amounts shown here for 2010.  Detailed information about “All Other Compensation” for 2008 and 2009 can be found in our prior Proxy Statements filed with the SEC.

The following supplemental table sets forth the compensation elements of the 2010 “All Other Compensation” column of the Summary Compensation Table.

All Other Compensation — 2010

Name	Perquisites & Other Personal Benefits (a)	Reimbursements of Taxes (b)	Payments/ Accruals on Termination (c)	Registrant Contributions to Defined Contribution Plans (d)	Dividends Paid on Restricted Stock (e)	MSIP (f)	Total
Paul M. Barbas	$25,599	$2,603	$0	$166,704	$55,375	$0	$250,281
Frederick J. Boyle	$22,933	$675	$0	$52,845	$37,528	$0	$113,981
Scott J. Kelly	$21,193	$790	$0	$30,812	$19,495	$7,121	$79,411
Daniel J. McCabe	$24,086	$1,436	$0	$35,609	$47,146	$0	$108,277
Gary G. Stephenson	$21,790	$1,114	$0	$62,973	$40,360	$0	$126,237
Douglas C. Taylor	$21,658	$1,199	$455,713	$2,000	$19,307	$0	$499,877

(a)          See details for this column in the “Perquisites and Other Personal Benefits — 2010” supplemental table set forth below.

(b)         Represents amounts for reimbursements of taxes owed with respect to certain perquisites and personal benefits.

(c)          Represents amounts paid or accrued by the Company in connection with termination of employment.

(d)         Includes (i) for each named executive officer, the maximum annual $2,000 matching contribution paid by the Company under the Company’s qualified defined contribution plan, which plan and matching benefit are available to all Company employees and (ii) for each named executive officer (other than Mr. Taylor who resigned from the Company in 2010), the Company’s 2010 contribution to the Supplemental Executive Defined Contribution Retirement Plan.

(e)          Represents dividends paid on unvested restricted stock awards that were not factored into the grant date fair value of the awards.

(f)            Represents a cash payout in 2010 under our Management Stock Incentive Plan for awards granted in prior years that vest and are paid out in cash ratably over a period of five years beginning in the sixth year from the year of grant.

The following supplemental table sets forth a summary of the perquisites and other personal benefits paid to named executive officers for 2010 and included in the “All Other Compensation - 2010” supplemental table above.

Perquisites and Other Personal Benefits — 2010

Name	Cash Perquisite Allowance	Personal Travel (i)	Charitable Contribution Matches (ii)	Total
Paul M. Barbas	$20,000	$3,599	$2,000	$25,599
Frederick J. Boyle	$20,000	$933	$2,000	$22,933
Scott J. Kelly	$20,000	$1,093	$100	$21,193
Daniel J. McCabe	$20,000	$1,986	$2,100	$24,086
Gary G. Stephenson	$20,000	$1,540	$250	$21,790
Douglas C. Taylor	$20,000	$1,658	$0	$21,658

(i)                       Amounts reflect actual out-of-pocket costs paid by the Company or paid by the individual and reimbursed by the Company for the incremental expense of personal airline travel, lodging, food and beverage and recreational activity expenses in connection with select and limited out-of-town business trips on which spouses and other family members accompanied the named executive officers.

(ii)                    Amounts reflect charitable matching contributions pursuant to a Company charitable matching program available to all directors and employees under which the Company matches contributions to certain organizations up to $2,000 per year.  The amount for Mr. McCabe also reflects an additional $100 matching contribution pursuant to a special matching program established by the Company in 2010 for earthquake relief in Haiti.

Participation Agreements.

As indicated in the “Compensation Discussion and Analysis” section of this Proxy Statement starting on page 24, the key components of compensation paid to our executive officers that are reflected in the Summary Compensation Table were established under our executive officer compensation program.  The executive officer compensation program and its key components, such as our Executive Incentive Compensation Plan (EICP), Equity and Performance Incentive Plan (EPIP) and Long-Term Incentive Plan (LTIP), are described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

All executive officers sign agreements (“Participation Agreements”) electing to participate in our executive officer compensation program.  In connection with the adoption of the program in 2006, the Participation Agreements of certain executive officers, including certain named executive officers, contained provisions waiving a majority of these officers’ rights under pre-existing employment and other agreements.  In consideration of their signing the Participation Agreements, these officers retained certain vested and other compensation elements awarded uniquely to them in prior years.  Executive officers also may be entitled to other compensation and benefits, such as signing bonuses and relocation expenses, in connection with their hiring or pursuant to their Participation Agreements.  These compensation and benefits are included in the compensation tables in this Proxy Statement for the year paid.  As a condition to participation in our executive officer compensation program, each executive officer agrees not to, during his or her employment and for a period of two years following termination of employment, solicit Company employees, interfere with the Company’s employee relationships or solicit the Company’s retail customers.

Mr. Barbas signed a Participation Agreement on September 8, 2006, which granted to him the opportunity to participate in our executive officer compensation program, a signing bonus and reimbursement for expenses associated with his relocation to the Dayton, Ohio area.

Mr. Boyle signed a Participation Agreement on June 30, 2006, which granted to him the opportunity to participate in our executive officer compensation program.

Mr. Kelly signed a Participation Agreement on March 27, 2007, which granted to him the opportunity to participate in our executive officer compensation program.

Mr. McCabe signed a Participation Agreement effective January 13, 2007, which granted to him the opportunity to participate in our executive officer compensation program and a signing bonus.

Mr. Stephenson signed a Participation Agreement on February 27, 2006, which granted to him the opportunity to participate in our executive officer compensation program and allowed him to keep his right to receive amounts payable through 2007 under our prior cash-based long-term incentive plan.

Mr. Taylor signed a Participation Agreement on January 3, 2008, which granted to him the opportunity to participate in our executive officer compensation program and to receive reimbursement for his costs in relocating to the Dayton, Ohio area.  In connection with his resignation from the Company in 2010, Mr. Taylor entered into a Separation Agreement dated as of September 17, 2010, pursuant to which Mr. Taylor and the Company agreed to their respective rights, duties and obligations in connection with Mr. Taylor’s resignation.  The form and amount of separation payments and benefits under the Separation Agreement paid to Mr. Taylor or accrued by the Company in 2010 is included in the “All Other Compensation” column of the Summary Compensation Table on page 46 and is further described on page 62 of this Proxy Statement.

Management Stock Incentive Plan.

Mr. Kelly was a participant in the Management Stock Incentive Plan (“MSIP”) maintained by the Company.   Under the MSIP, stock incentive units (“SIUs”) were granted by the Compensation Committee to select MSIP participants.  Each SIU represented one Company common share.  SIUs were earned based on the achievement of performance criteria set by the Compensation Committee and vested over time (subject to acceleration of earning and vesting on the occurrence of certain events or at the discretion of our Chief Executive Officer or the Compensation Committee).  Earned SIUs were credited to a participant’s account under the MSIP and were entitled to dividend equivalents, which were reinvested as additional SIUs.

New awards, and future dividends on all awards, under the MSIP were discontinued in 2000.  MSIP awards became vested, and were paid out in cash, ratably over a period of years beginning in the sixth year from the year of grant.  The actual payout of an award was calculated using an average of the month-end closing Company stock price for the three months preceding the payment date.  An individual generally had to be employed by the Company on the vesting date in order to receive a vested MSIP award.  Mr. Kelly received cash payouts pursuant to awards previously granted to him from 1997 to 2000.  The cash payout amounts of MSIP awards that vested and were paid to Mr. Kelly in 2010 are included under the “All Other Compensation” column of the Summary Compensation Table for that year and were the last payouts to Mr. Kelly under the MSIP.

Grants of Plan-Based Awards — 2010

The following table sets forth certain information about the non-equity and equity-based awards made to the named executive officers during 2010.

								All Other Stock Awards: Number	Grant Date Fair Value of
					Estimated Future Payouts			of	Stock
		Estimated Possible Payouts Under			Under Equity Incentive Plan			Shares	and
		Non-Equity Incentive Plan Awards			Awards			of Stock	Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards ($)
Paul M. Barbas
EICP	2/24/10	$253,125	$506,250	$1,012,500
2010-2012 LTIP	2/24/10				18,869	37,738	75,476		$921,562
CEO Match Shares	3/31/10							1,019	$27,707

Frederick J. Boyle
EICP	2/24/10	$87,500	$175,000	$350,000
2010-2012 LTIP	2/24/10				6,523	13,045	26,090		$318,559
Common Shares	2/24/10							6,003	$161,601
Match Shares	3/31/10							41	$1,115
Match Shares	6/30/10							45	$1,076
Match Shares	9/30/10							43	$1,124
Match Shares	12/31/10							44	$1,131

Scott J. Kelly
EICP	2/24/10	$63,000	$126,000	$252,000
2010-2012 LTIP	2/24/10				3,914	7,827	15,654		$191,135
Match Shares	3/31/10							148	$4,024
Match Shares	6/30/10							220	$5,258
Match Shares	9/30/10							2,436	$63,653
Match Shares	12/31/10							35	$900

Daniel J. McCabe
EICP	2/24/10	$65,925	$131,850	$263,700
2010-2012 LTIP	2/24/10				4,368	8,736	17,472		$213,333
Match Shares	6/30/10							27	$645
Match Shares	9/30/10							11	$263
Match Shares	9/30/10							7	$183

Gary G. Stephenson
EICP	2/24/10	$109,500	$219,000	$438,000
2010-2012 LTIP	2/24/10				5,782	11,564	23,128		$282,393
Match Shares	3/31/10							39	$1,060
Match Shares	6/30/10							29,176	$697,306

Douglas C. Taylor
EICP	2/24/10	$67,500	$135,000	$270,000
2010-2012 LTIP	2/24/10				5,032	10,063	20,126		$245,738
Match Shares	3/31/10							18	$489
Match Shares	6/30/10							19	$454
Match Shares	9/30/10							19	$496

Each of the named executive officers was granted an annual performance-based cash incentive award under our Executive Incentive Compensation Plan (“EICP”) for 2010 that was based on achievement of annual corporate, business unit and individual goals.  The EICP is more thoroughly described starting on page 31 in the “Compensation Discussion and Analysis” section of this Proxy Statement.  Mr. Taylor forfeited his 2010 EICP award upon his resignation from the Company in 2010.

Each of the named executive officers was granted an award of performance shares under our Long-Term Incentive Plan (“LTIP”) for the 2010-2012 LTIP cycle.  The LTIP is a long-term performance-based equity incentive plan and is more thoroughly described starting on page 37 in the “Compensation Discussion and Analysis” section of this Proxy Statement.  Generally, each officer must be employed by the Company or a subsidiary at the end of the applicable cycle in order to receive the LTIP award for that cycle.  Each officer earns dividends and has voting rights only on the earned performance shares that he or she receives at the end of the cycle.  The LTIP performance share awards reported in the table above are subject to a market performance condition and the grant date fair values of such awards included in the table are based upon the probable outcome that such awards would be earned at target performance, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.  LTIP performance share awards are valued based on the closing market price of the Company’s common stock on the business day immediately preceding the grant date.  Mr. Taylor forfeited his 2010-2012 LTIP award upon his resignation from the Company in 2010.

All of our named executive officers received matching restricted stock awards in 2010 pursuant to restricted stock matching programs under our Equity and Performance Incentive Plan (“EPIP”) that were established by the Board in prior years.  The EPIP is an equity and incentive plan approved by our shareholders in 2006 and is more thoroughly described starting on page 37 in the “Compensation Discussion and Analysis” section of this Proxy Statement.  A copy of the EPIP is attached as Appendix D to this Proxy Statement.  All outstanding shares of Company restricted stock are entitled to dividends as declared and paid on Company common stock and have the same voting rights as Company common stock.  Restricted stock awards are valued based on the grant date closing market price of the Company’s common stock.

Under a restricted stock matching program established in 2008 for Mr. Barbas, the Company agreed to match each share of common stock purchased by Mr. Barbas through May 6, 2010 with a share of Company restricted stock (“CEO Match Shares”), up to a maximum of 25,000 shares.   Mr. Barbas received CEO Match Shares in 2010 under the program.

Under a restricted stock matching program established in 2009 for executive officers (other than Mr. Barbas), the Company agreed to match shares of Company common stock acquired by the executive officer through September 17, 2012, with shares of Company restricted stock (“Match Shares”) based on the following table.

Value of all Company common shares purchased by the executive officer during the Match Period (as a % of 2009 base salary)	Match Shares (as a % of all Company common shares purchased by the executive officer during the Match Period)
Less than or equal to 25%	25%
25%+ to 50%	50%
50% + to 100%	75%
100%+ to 200%	125%

Messrs. Boyle, Kelly, McCabe, Stephenson and Taylor received Match Shares of Company restricted stock in 2010 under the program.  Mr. Taylor forfeited all of his Match Shares upon his resignation from the Company in December 2010.

CEO Match Shares and Match Shares are automatically granted to named executive officers on the last day of each quarter based on acquisitions of Company common stock made by the named executive officers in the quarter during the term of the respective program (two years for the CEO Match Shares program and three years for the Match Shares program).  In 2010, the Board approved awarding, both prospectively and retroactively during the applicable restricted stock matching program’s term, CEO Match Shares and Match Shares based on purchases of Company common stock in dividend reinvestment plans.    Match Shares and CEO Match Shares generally vest three years after they are granted as long as the named executive officer remains continuously employed by the Company or a subsidiary until the vesting date and still owns the acquired Company common shares to which the matched shares relate.

On February 24, 2010, Mr. Boyle was granted 6,003 shares of fully vested Company common stock under the EPIP.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth a summary of all option and stock awards of the named executive officers that were outstanding as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Paul M. Barbas					36,019	(2)(3)	$926,048	41,684	(5)	$1,071,696
Frederick J. Boyle					16,872	(3)	$433,779	28,153	(5)(6)	$723,814
Scott J. Kelly	10,000	(1)	$29.63	1/1/2011	6,548	(3)	$168,349	19,970	(5)(6)	$513,429
Daniel J. McCabe					26,723	(3)	$687,048	20,724	(5)(6)	$532,814
Gary G. Stephenson					34,215	(3)(4)	$879,668	24,918	(5)(6)	$640,642
Douglas C. Taylor					0		N/A	0		N/A

(1)                      Mr. Kelly’s 10,000 options vested ratably from December 31, 2001 through December 31, 2005, became exercisable on January 1, 2006 and expired on January 1, 2011.

(2)                      Includes 9,000 shares of restricted stock that generally vest on September 30, 2011, and 10,000 shares of restricted stock that generally vest on December 31, 2011, in each case assuming Mr. Barbas remains continuously employed by the Company or a subsidiary until the applicable vesting date.

(3)                      Includes shares of restricted stock that generally vest as set forth in the following supplemental table, assuming the individual remains continuously employed by the Company or a subsidiary until the applicable vesting date.

	Vesting Date
Name	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Paul M. Barbas	16,000	1,019	0	0	0
Frederick J. Boyle	16,699	41	45	43	44
Scott J. Kelly	3,709	148	220	2,436	35
Daniel J. McCabe	26,678	0	38	7	0
Gary G. Stephenson	0	39	29,176	0	0

(4)                      Includes 5,000 shares of restricted stock that generally vest on August 1, 2011, assuming Mr. Stephenson remains continuously employed by the Company or a subsidiary until the vesting date.

(5)                      Includes performance share awards for the 2009-2011 cycle under the Company’s Long-Term Incentive Plan, assuming threshold performance, which generally vest on December 31, 2011, assuming the individual remains continuously employed by the Company or a subsidiary until the vesting date:  Mr. Barbas — 22,815 shares; Mr. Boyle — 7,436 shares; Mr. Kelly — 4,529 shares; Mr. McCabe — 4,614 shares; and Mr. Stephenson — 5,398 shares.

Includes performance share awards for the 2010-2012 cycle under the Company’s Long-Term Incentive Plan, assuming threshold performance, which generally vest on December 31, 2012, assuming the individual remains continuously employed by the Company or a subsidiary until the vesting date:  Mr. Barbas — 18,869 shares; Mr. Boyle — 6,523 shares; Mr. Kelly — 3,914 shares; Mr. McCabe — 4,368 shares; and Mr. Stephenson — 5,782 shares.

(6)                      Includes shares of restricted stock that generally vest on September 16, 2014, assuming the individual remains continuously employed by the Company or a subsidiary until the vesting date and a Company performance condition is met:  Mr. Boyle — 14,194 shares; Mr. Kelly — 11,527 shares; Mr. McCabe — 11,742 shares; and Mr. Stephenson - 13,738 shares.

(7)                      These values are based on the closing market price of Company common stock on December 31, 2010 of $25.71 per share.

Options Exercises and Stock Vested — 2010

The following table sets forth certain information concerning the named executive officers’ vesting of stock awards during 2010.  No option awards were exercised by the named executive officers in 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul M. Barbas	10,000	$257,100
Frederick J. Boyle	6,003	$161,601
Scott J. Kelly	0	N/A
Daniel J. McCabe	2,000	$54,460
Gary G. Stephenson	1,000	$26,960
Douglas C. Taylor	0	N/A

Pension Benefits — 2010

The following table sets forth the number of years of credited service and the estimated present value of accumulated benefit (in each case, computed as of the pension plan measurement date used for our fiscal year ended December 31, 2010 audited financial statements) for the named executive officers under The Dayton Power and Light Company Retirement Income Plan (the “DP&L Retirement Income Plan”).  During 2010, no payments or benefits under this plan were paid to any of the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Paul M. Barbas	DP&L Retirement Income Plan	3	$92,041
Frederick J. Boyle	DP&L Retirement Income Plan	4	$117,031
Scott J. Kelly	DP&L Retirement Income Plan	15	$294,946
Daniel J. McCabe	DP&L Retirement Income Plan	3	$90,855
Gary G. Stephenson	DP&L Retirement Income Plan	5	$100,463
Douglas C. Taylor	DP&L Retirement Income Plan	2	$0

The DP&L Retirement Income Plan is a qualified defined benefit plan that provides retirement benefits to employees of the Company, including the named executive officers, who have attained age 21 and completed at least one year of service.  In general, employees receive pension benefits in an amount equal to (a) 1.25% of the average of the employee’s highest three consecutive annual base salaries for the five years immediately preceding the employee’s termination of employment, plus 0.45% of such average base salary pay in excess of the employee’s Social Security wages, multiplied by (b) the employee’s years of service (not exceeding 30 years).  No extra years of service are credited under the terms of the DP&L Retirement Income Plan.  Generally, an employee’s normal pension retirement benefits are fully available on his or her 65th birthday.   If an employee is no longer employed by the Company prior to vesting in the DP&L Retirement Income Plan (five years), the employee forfeits his or her pension benefits.  Early retirement benefits are available to employees at any time once they reach age 55 and have 10 years of vesting service.  However, if pension payments start before reaching age 62, the monthly benefit is reduced by 3/12% for each month before age 62.  If an employee receives early retirement benefits before age 65, the employee is entitled to receive $187.50 per month until age 65 in addition to the regular pension benefit.  Generally, pension benefits under the DP&L Retirement Income Plan are paid in monthly installments upon retirement; however, such benefits may be paid in a lump sum depending on the amount of pension benefits available to the employee.  Employees have a right to choose a surviving spouse benefit option.  If this option is chosen, pension benefits to the employee are reduced.  Mr. Taylor had no vested benefits under the DP&L Retirement Plan when he resigned from the Company in December 2010 and forfeited his balance upon his resignation.

See Note 7 to the Company’s financial statements that were filed with the SEC February 18, 2011, as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for a discussion of the assumptions made in quantifying the present values of the accumulated benefit reflected in the table above for the DP&L Retirement Income Plan.  Note 7 begins on page 102 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Nonqualified Deferred Compensation — 2010

The following table sets forth information concerning compensation deferred by our named executive officers under our Supplemental Executive Defined Contribution Retirement Plan (“SEDCRP”).

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Paul M. Barbas SEDCRP	$0	$164,704	$44	$0	$523,805
Frederick J. Boyle SEDCRP	$0	$50,845	$13,798	$0	$138,250
Scott J. Kelly SEDCRP	$0	$28,812	$10,767	$0	$107,486
Daniel J. McCabe SEDCRP	$0	$33,609	$10,636	$0	$113,134
Gary G. Stephenson SEDCRP	$0	$60,973	$10,390	$0	$199,434
Douglas C. Taylor SEDCRP	$0	$0	$4,861	$0	$0

(1)              All contributions set forth in this column were made under the Company’s Supplemental Executive Defined Contribution Retirement Plan and are also reported under the “All Other Compensation” column for 2010 in the Summary Compensation Table.

(2)              None of the aggregate earnings set forth in this table are included in the Summary Compensation Table because such aggregate earnings were not above-market earnings.

(3)              Of the SEDCRP balance amounts shown, the following amounts were reported as compensation under the “All Other Compensation” column for 2009 in the Summary Compensation Table:  Mr. Barbas - $131,645; Mr. Boyle — $35,888; Mr. McCabe — $21,372; and Mr. Stephenson — $38,830.  Mr. Taylor forfeited all of his SEDCRP amounts upon his resignation from the Company in 2010 because such amounts were not vested.  We had reported $26,229 as compensation for Mr. Taylor under the “All Other Compensation” column for 2009 in the Summary Compensation Table.  The following SEDCRP amounts were reported as compensation under the “All Other Compensation” column for 2008 in the Summary Compensation Table:  Mr. Barbas — $142,200; Mr. Boyle — $26,505; Mr. McCabe — $25,049; Mr. Stephenson — $39,708; and Mr. Taylor — $31,425.  Mr. Kelly’s 2008 and 2009 compensation amounts were not required to be reported in the Summary Compensation Table.

The SEDCRP is a nonqualified defined contribution retirement plan that provides additional retirement benefits to certain executive officers, including the named executive officers, beyond the dollar limitation on compensation imposed under U.S. tax laws.  Each year, the Company records a contribution for each named executive officer equal to 15% of the officer’s annual base salary and EICP cash bonus award that exceeds the annual compensation limits imposed by the tax laws ($245,000 in 2010).  Vesting for these benefits occurs after five years of Company service under the same terms as The Dayton Power and Light Company Retirement Income Plan or upon death, disability or a change of control.  SEDCRP amounts are credited to an account for the participant and hypothetical investments are made and credited as designated by the participant.   Investment options include tracking units of publicly traded mutual funds.  DPL stock is not an eligible investment option.  Participants may change their investment selections quarterly.  Upon a separation of service from the Company, an executive generally receives a lump sum payment in full of his vested account balance six months after the separation.  If separation of service is due to retirement from the Company, the vested account balance is paid in five equal annual installments beginning six months after retirement, except if the vested account balance is $100,000 or less, in which case it is paid as a lump sum six months after retirement.  Subject to IRS limitations, upon a participant’s disability, or if a change of control occurs, the account balance is paid as a lump sum within 90 days of the event, and if separation of service is due to death, the account balance is paid as a lump sum within 60 days notice of the participant’s death.

We also maintain the 2006 Deferred Compensation Plan for Executives (the “DCP”), which allows executive officers to defer the receipt of all or a portion of their earned pre-tax base salaries and incentive compensation cash payments.  The DCP was adopted in 2006 and all deferrals made after December 2006 were made under the DCP.  If an executive officer elects to defer any amount of his or her cash compensation, such deferred amounts are not reported (for tax purposes) as compensation in the year earned and are credited to the individual’s deferred compensation plan account.  The DCP is an unfunded plan.  Deferred amounts under the DCP are credited to a separate account for the participant and hypothetical investments are made and credited as designated by the participant.  Company stock is not an eligible investment option under the DCP.  Deferred compensation plan account balances accrue earnings based on the investment options selected by the participant.  Participants may change their investment selections quarterly.  Plan account balances generally are paid following the termination of the participant’s employment with us (subject to a hardship exception for early withdrawal).  Payments are paid in a lump sum or in installments over a period of up to 20 years, as determined by the participant’s deferral election form.

Our current LTIP has a deferral feature that grants to each named executive officer the right to defer receipt of earned performance shares under the LTIP pursuant to a written election completed by the executive.  Any performance shares so deferred are credited to an account in the executive officer’s name and are 100% vested at all times.  Deferred performance shares earn dividend equivalents as declared and paid on Company common stock that are reinvested in additional performance shares.  Deferred performance shares are not entitled to voting rights until distribution to the participant.  The minimum deferral period is the lesser of one year and termination of employment, subject to a hardship exception for early withdrawal.  Payment of deferred performance shares is made in a lump sum (mandatory for account balances less than $500) or in annual installments over a period of up to 20 years, as provided in the executive officer’s deferral election form.  There are certain circumstances (e.g., the executive officer’s account is less than $500 at termination of employment or a change of control has occurred) which require an immediate payment of common shares to the executive officer regardless of his or her deferral election form.

Employment Termination and Change of Control Payments

Set forth below are a discussion and two tables describing payments that could be made to named executive officers (other than Mr. Taylor who resigned his executive officer position with the Company on September 17, 2010) due to the termination of their employment with us or in the context of a change of control of our Company.  The discussion describes generally the payments and benefits that these named executive officers are entitled to receive under our Severance Pay and Change of Control Plan (the “Severance Plan”) and other plans and agreements that contain termination and change of control provisions (excluding plans and agreements that do not discriminate in scope, terms or operation in favor of executive officers and are generally available to all Company salaried employees).  The first table summarizes the types of payments and benefits, as applicable, that the named executive officers would be entitled to under various scenarios.  The second table sets forth the values of these payments and benefits, on a per item basis, assuming that the named executive officers’ terminations of employment or a change of control occurred on December 31, 2010.  Mr. Taylor was not entitled to any payments of benefits under our Severance Plan upon his resignation from the Company in 2010.  A description of the payments and benefits paid, or payable, to Mr. Taylor in connection with his resignation from the Company is set forth further below.

If the Company terminates a named executive officer without cause and not due to death or disability, and not within a change of control setting, the named executive officer is entitled to receive under our Severance Plan an amount equal to his annual base salary rate then in effect and target Executive Incentive Compensation Plan (“EICP”) cash award for the year.  In addition, the named executive officer would be entitled to six months of Company paid outplacement services and to continued participation, at the Company’s cost, in the Company’s medical plan for twelve months or until the named executive officer becomes eligible for coverage under another medical plan (subject to IRS limitations).  Cash severance payments to a named executive outside of a change of control setting are payable in equal installments over a twelve month period according to the Company’s payroll policies, assuming there are no IRS restrictions impacting the payments.

If, in connection with a change of control of our Company and within a period of time (two years for our CEO and one year for each other named executive officer), a named executive officer is terminated without cause and not due to death or disability, or resigns for good reason, the named executive officer is entitled to receive under the Severance Plan (i) an applicable multiple (three times for our CEO and two times for each other named executive officer) of his annual base salary rate then in effect, of his target EICP cash award for the year and of a $20,000 perquisite allowance amount, (ii) annual contributions (three years for our CEO and two years for each other named executive officer) that the Company would have made for the named executive officer under our Supplemental Executive Defined Contribution Retirement Plan (the “SEDCRP”), (iii) an additional amount equal to his target EICP cash award pro-rated to the date of termination, (iv) vesting of his target equity awards under our Equity and Performance Incentive Plan pro-rated to the date of termination, (v) six months of Company paid outplacement services and (vi) subject to IRS limitations, continued participation in the Company’s medical plan (three years for our CEO and two years for each other named executive officer) at the Company’s cost.  A named executive officer also would be entitled to receive an additional payment to reimburse him for excise taxes (and any associated taxes) imposed on his change of control payments and benefits under the Severance Plan and any other Company plans or agreements if such payments and benefits exceed 110% of the safe harbor amount that would not subject the executive to these taxes.  If the amount of the change of control payments and benefits are equal to or less than 110% of the safe harbor amount, the change of control payments and benefits to the executive officer will be reduced to the extent necessary to avoid imposition of excise taxes.  By paying an executive’s excise and associated taxes, the executive is able to retain the same amount that he would have received had the excise taxes not been imposed.  The Company has announced that it will not offer this tax gross-up benefit to any new participant in the Severance Plan on or after January 1, 2010.

Under the Severance Plan,

•      “cause” is generally defined as (i) any willful or negligent material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002), (ii) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of any asset or business opportunity of the Company, (iii) a conviction of, or entering into a plea of no contest to, a felony, (iv) an intentional, repeated or continuing violation of any of the Company’s policies or procedures that occurs or continues after the Company has given notice of a material violation thereof, or (v) a breach of a written covenant or agreement with the Company, which is material and which is not cured within 30 days after written notice thereof from the Company;

•      “good reason” is generally defined as, following a change of control, (i) a demotion or a material reduction in the participant’s position, duties, responsibilities, and status with the Company, (ii) a material reduction by the Company of a participant’s base salary, or (iii) the relocation of the Company’s principal executive offices more than 50 miles from their current location or requiring a participant to be based at a location more than 50 miles from his or her location on the date of the change in control; and

•      “change of control” is generally defined as the consummation of any change of control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A under the Exchange Act, as determined by the Board of Directors of DPL in its sole discretion, including, subject to specified exceptions, any of the following:  (i) a person becoming the beneficial owner of 25% or more of the combined voting power of the then outstanding voting stock of DPL or DP&L if the acquisition of such beneficial ownership is not approved by the Board of Directors of DPL prior to the acquisition or 50% or more of such combined voting power in all other cases, subject to specified exceptions; (ii) the consummation of certain mergers, consolidations, combinations or share acquisitions involving DPL or DP&L; (iii) a sale, lease, exchange or other transfer or disposition of all or substantially all of the assets of DPL or DP&L; (iv) board members (or their successors) ceasing to constitute a majority of the Board of Directors of DPL or DP&L; or (v) shareholder approval of a complete liquidation or dissolution of DPL or DP&L.

Cash severance payments payable to a named executive officer in a change of control setting are generally payable in a lump sum as soon as practicable after the termination date, assuming there are no IRS restrictions impacting the payments.  Whether or not a change of control has occurred, no payment will be made under the Severance Plan to a terminated named executive officer unless he signs a release that waives claims against the Company and contains confidentiality and non-disparagement covenants and agrees to a non-solicitation clause that prohibits the solicitation of Company employees and retail customers for two years after termination.  A copy of our Severance Plan was filed with the SEC on February 22, 2008, as part of our Annual Report on Form 10-K for fiscal year ended December 31, 2007.

Aside from our Severance Plan, the following Company plans and agreements (excluding plans and agreements that do not discriminate in scope, terms or operation in favor of executive officers and are generally available to all Company salaried employees) contain provisions that provide or enhance payments or benefits to named executive officers due to termination and/or a change of control.

•                  A named executive officer’s unvested target performance share awards granted under our current Long-Term Incentive Plan become vested upon, and prorated to the date of, a change of control or termination of employment due to death or disability.  Upon a Company approved retirement, an executive officer is entitled to the number of performance shares (prorated to the retirement date) that the officer would have been entitled to had he or she remained employed by the Company through the performance period.  Performance share awards that vest upon a change of control or termination due to death or disability are generally paid as soon as practicable following the applicable event.   Performance share awards that vest upon a Company approved retirement are generally paid as soon as practicable following the end of the awards’ performance periods.  Our Board of Directors also has discretion to vest performance share awards in the case of unforeseeable emergency or other special circumstances.

•                  Unvested restricted stock awards granted under our Equity and Performance Incentive Plan and governed by individual award agreements fully vest upon death, disability or a change of control, as long as the individual is employed by the Company or any of its subsidiaries when the event occurs.  Our Board of Directors also has discretion to vest restricted stock awards upon normal or early retirement or in the case of unforeseeable emergency or other special circumstances.

•                  Under our SEDCRP, a participant’s unvested Company SEDCRP contributions fully vest upon a change of control or a participant’s death or disability.  Subject to IRS limitations, account balances are generally paid out in a lump sum within 90 days of a change of control or a participant’s disability.  If separation of service is due to death, account balances are generally paid out in a lump sum within 60 days notice of the participant’s death.  Upon termination of employment for any other reason, each named executive officer is entitled to his vested benefits under the SEDCRP in accordance with the provisions of the plan.

The following table sets forth a summary of the types of payments and benefits discussed generally above that named executive officers (other than Mr. Taylor) would be entitled to receive under various scenarios in connection with employment termination or a change of control of the Company.

Types of Change of Control and Termination Payments and Benefits

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death	Termination Due to Disability	Without Cause Termination	Change of Control	Change of Control and Subsequent Termination (3)
Cash Severance:
Annual Base Salary and Target EICP Award	None	None	None	None	1X	None	CEO 3X Officers 2X
Additional Target EICP Award	None	None	None	None	None	None	Pro Rata
$20,000 Allowance Amount	None	None	None	None	None	None	CEO 3X Officers 2X
SEDCRP Contributions	None	None	None	None	None	None	CEO 3X Officers 2X

Equity Awards:
Restricted Stock	Forfeited	Forfeited	Vests (2)	Vests (2)	Forfeited	Vests	Vests
LTIP Performance Shares	Pro Rata (1)	Forfeited	Pro Rata Target	Pro Rata Target	Forfeited	Pro Rata Target	Pro Rata Target

Retirement Benefits:
SEDCRP Unvested Amounts	None	None	Vest (2)	Vest (2)	None	Vest	Vest
SEDCRP Vested Amounts	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits

Other Benefits:
Medical Plan Coverage	None	None	None	None	12 months	None	CEO 3 years Officers 2 years
Outplacement Services	None	None	None	None	6 months	None	6 Months
Tax Gross-Ups	None	None	None	None	None	None	Excise and associated taxes

(1)   Pro rata vesting occurs only if the voluntary termination is a Company approved retirement.

(2)   Vesting occurs upon the occurrence of the event of death or disability, as applicable.

(3)   For amounts under this column that are payable under our Severance Plan, the named executive officer must be terminated without cause and not due to death or disability, or must resign with good reason within two years (CEO) or one year (other named executive officers).

The following table sets forth in detail the value of the payments and benefits discussed generally above that each named executive officer (other than Mr. Taylor) would have been entitled to receive, on a per item basis, due to a change of control of our Company or an employment termination on December 31, 2010.  Payment amounts reflected in the table are based on the closing market price of Company common stock on December 31, 2010 of $25.71 per share.

Value of Change of Control and Termination Payments and Benefits — December 31, 2010

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death (4)	Termination Due to Disability (5)	Termination Without Cause	Change of Control	Change of Control and Subsequent Termination(6)
Annual Salary and Target EICP Award
Paul M. Barbas	$0	$0	$0	$0	$1,181,250	$0	$3,543,750
Frederick J. Boyle	$0	$0	$0	$0	$525,000	$0	$1,050,000
Scott J. Kelly	$0	$0	$0	$0	$406,000	$0	$812,000
Daniel J. McCabe	$0	$0	$0	$0	$424,850	$0	$849,700
Gary G. Stephenson	$0	$0	$0	$0	$584,000	$0	$1,168,000
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Additional Pro-Rated Target EICP Award
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$506,250
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$175,000
Scott J. Kelly	$0	$0	$0	$0	$0	$0	$126,000
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$131,850
Gary G. Stephenson	$0	$0	$0	$0	$0	$0	$219,000
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Cash Allowance
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$60,000
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$40,000
Scott J. Kelly	$0	$0	$0	$0	$0	$0	$40,000
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$40,000
Gary G. Stephenson	$0	$0	$0	$0	$0	$0	$40,000
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Supplemental Executive Defined Contribution Retirement Plan Value
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$421,313
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$84,000
Scott J. Kelly	$0	$0	$0	$0	$0	$0	$48,300
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$53,955
Gary G. Stephenson	$0	$0	$0	$0	$0	$0	$101,700
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Restricted Stock Awards
Paul M. Barbas	$0	$0	$926,048	$926,048	$0	$926,048	$926,048
Frederick J. Boyle	$0	$0	$798,707	$798,707	$0	$798,707	$798,707
Scott J. Kelly	$0	$0	$464,708	$464,708	$0	$464,708	$464,708
Daniel J. McCabe	$0	$0	$988,935	$988,935	$0	$988,935	$988,935
Gary G. Stephenson	$0	$0	$1,232,872	$1,232,872	$0	$1,232,872	$1,232,872
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Pro Rated LTIP Awards (1)
Paul M. Barbas	$1,105,496	$0	$1,105,496	$1,105,496	$0	$1,105,496	$1,105,496
Frederick J. Boyle	$366,702	$0	$366,702	$366,702	$0	$366,702	$366,702
Scott J. Kelly	$222,332	$0	$222,332	$222,332	$0	$222,332	$222,332
Daniel J. McCabe	$233,018	$0	$233,018	$233,018	$0	$233,018	$233,018
Gary G. Stephenson	$284,130	$0	$284,130	$284,130	$0	$284,130	$284,130
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Unvested Supplemental Executive Defined Contribution Retirement Plan Amounts
Paul M. Barbas	$0	$0	$523,805	$523,805	$0	$523,805	$523,805
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Scott J. Kelly	$0	$0	$0	$0	$0	$0	$0
Daniel J. McCabe	$0	$0	$113,134	$113,134	$0	$113,134	$113,134
Gary G. Stephenson	$0	$0	$0	$0	$0	$0	$0
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death (4)	Termination Due to Disability (5)	Termination Without Cause	Change of Control	Change of Control and Subsequent Termination(6)
Vested Supplemental Executive Defined Contribution Retirement Plan Amounts
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$0
Frederick J. Boyle	$138,250	$138,250	$138,250	$138,250	$138,250	$138,250	$138,250
Scott J. Kelly	$107,486	$107,486	$107,486	$107,486	$107,486	$107,486	$107,486
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$0
Gary G. Stephenson	$199,434	$199,434	$199,434	$199,434	$199,434	$199,434	$199,434
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Medical Plan Coverage (2)
Paul M. Barbas	$0	$0	$0	$0	$18,720	$0	$56,160
Frederick J. Boyle	$0	$0	$0	$0	$18,720	$0	$37,440
Scott J. Kelly	$0	$0	$0	$0	$18,720	$0	$37,440
Daniel J. McCabe	$0	$0	$0	$0	$18,720	$0	$37,440
Gary G. Stephenson	$0	$0	$0	$0	$18,720	$0	$37,440
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Outplacement Services
Paul M. Barbas	$0	$0	$0	$0	$8,000	$0	$8,000
Frederick J. Boyle	$0	$0	$0	$0	$8,000	$0	$8,000
Scott J. Kelly	$0	$0	$0	$0	$8,000	$0	$8,000
Daniel J. McCabe	$0	$0	$0	$0	$8,000	$0	$8,000
Gary G. Stephenson	$0	$0	$0	$0	$8,000	$0	$8,000
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Excise Tax Gross-Ups (3)
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$2,674,933
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$918,893
Scott J. Kelly	$0	$0	$0	$0	$0	$0	$689,477
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$690,323
Gary G. Stephenson	$0	$0	$0	$0	$0	$0	$960,642
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Total
Paul M. Barbas	$1,105,496	$0	$2,555,349	$2,555,349	$1,207,970	$2,555,349	$9,825,755
Frederick J. Boyle	$504,952	$138,250	$1,303,659	$1,303,659	$689,970	$1,303,659	$3,616,992
Scott J. Kelly	$329,818	$107,486	$794,526	$794,526	$540,206	$794,526	$2,555,743
Daniel J. McCabe	$233,018	$0	$1,335,087	$1,335,087	$451,570	$1,335,087	$3,146,355
Gary G. Stephenson	$483,564	$199,434	$1,716,436	$1,716,436	$810,154	$1,716,436	$4,251,218
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
TOTAL	$2,656,848	$445,170	$7,705,057	$7,705,057	$3,699,870	$7,705,057	$23,396,063

(1)          Pro rata vesting occurs in connection with a voluntary termination only if the voluntary termination is a Company approved retirement.  The values in the table were calculated assuming target performance.

(2)          The Medical Plan Coverage amounts are based on the highest monthly employee health insurance premium under the Company’s medical plan for 2011 ($1,560).

(3)          Executive officers who receive benefits within the change of control provisions under our Severance Plan are subject to non-solicitation and other restrictive covenants.  Since the Company expects to enforce these restrictive covenants in a change of control setting, the magnitude of the excise taxes and resulting gross-up amounts may be reduced under Section 280G.  The Excise Tax Gross-Ups — Section 280G amounts listed in this table were calculated in accordance with Section 280G of the Internal Revenue Code, assume maximum federal, state and local marginal tax rates and assume cash liquidation of restricted stock and LTIP awards versus a conversion of such equity into a similar holding in a successor entity.

(4)          Vesting of Restricted Stock and Long-Term Incentive Plan Awards and SEDCRP benefits occurs upon the event of death.

(5)          Vesting of Restricted Stock Awards, Long-Term Incentive Plan Awards and SEDCRP benefits occurs upon the event of disability.

(6)          For amounts under this column that are payable under our Severance Plan, the named executive officer must be terminated without cause and not due to death or disability, or must resign with good  reason within two years (CEO) or one year (other named executive officers).

Mr. Taylor’s Separation Agreement

In connection with his resignation as an executive officer of the Company on September 17, 2010 and his resignation from the Company on December 1, 2010, Mr. Taylor was not entitled to any payments or benefits under our Severance Plan.  Under a separation agreement executed as of September 17, 2010, Mr. Taylor agreed to provide reasonable cooperation and assistance in the transition of his duties and to customary release of claims, confidentiality, non-disparagement and non-solicitation provisions, and the Company agreed to provide Mr. Taylor (i) base salary compensation until December 1, 2010 at his then current annual base salary rate of $300,000; (ii) a separation payment in the amount of $435,000 (calculated as the amount of his then current annual base salary rate plus the amount of his 2010 target annual cash incentive award under the EICP), payable in substantially equal installments in accordance with payroll policies; (iii) paid medical insurance premiums for 12 months after December 1, 2010 in an aggregate amount of $12,713; and (iv) paid outplacement services for six months after September 17, 2010 in an aggregate amount of $8,000.  If Mr. Taylor breaches his obligations under the separation agreement, the Company is entitled to obtain reimbursement of these payments and benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2010, with respect to our equity compensation plans under which shares of our equity securities may be issued.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders:	351,500	$28.04	5,148,500
DPL Inc. Stock Option Plan (1)

DPL Inc. 2006 Equity and Performance Incentive Plan (EPIP) (2)			3,901,186
Long-Term Incentive Plan — Performance Shares (LTIP)	278,334	N/A
Non-Employee Director Restricted Stock Units	16,320	N/A
Management Long-Term Incentive Plan - Performance Shares (MLTIP)	104,124	N/A
Equity compensation plans not approved by security holders:
Directors’ Deferred Stock Compensation Plan (3)	142,850	N/A	See Note (3)

Total	893,128		9,269,077

(1)          With the approval of the EPIP by shareholders on April 26, 2006, the Company announced its intention that no new awards would be granted under the DPL Inc. Stock Option Plan.  Shares relating to awards that are forfeited or terminated under the DPL Inc. Stock Option Plan may be used for awards granted under the EPIP.

(2)          Performance shares and restricted stock units settled as common stock will be issued from Company treasury stock without consideration.  The Company believes that it has sufficient treasury stock to satisfy all performance shares and restricted stock units authorized under the EPIP.  The number of securities remaining available for future issuance under the EPIP also includes 219,391 shares of restricted stock subject to forfeiture.

(3)          The Directors’ Deferred Stock Compensation Plan previously provided for the annual award of our common shares to non-employee directors for their services as directors.  All shares awarded under the Directors’ Deferred Stock Compensation Plan are held under a master trust.  The Directors’ Deferred Stock Compensation Plan does not have a stated maximum number of shares.  We have provided for our obligations under the Directors’ Deferred Stock Compensation Plan by market purchases of our common shares by the trustee of the master trust.  Accordingly, issuance of shares to directors under this plan will not increase the number of our common shares issued.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S REGULATIONS

REDUCING THE PERCENTAGE OF SHAREHOLDER VOTES REQUIRED TO AMEND CERTAIN SECTIONS OF THE COMPANY’S REGULATIONS

We are asking our shareholders to approve an amendment to DPL Inc.’s Regulations (By-laws) that will reduce the voting percentage necessary (from a supermajority of 66 2/3% to a majority of greater than 50%) to amend certain sections of our Regulations.

On October 27, 2010, our Board of Directors unanimously approved and adopted, subject to shareholder approval, an amendment to DPL Inc.’s Regulations.  If approved by shareholders, this amendment will reduce from a supermajority (66 2/3%) to a majority the percentage of votes required to approve the following acts:  (a) change the manner in which directors are elected; (b) change the authorized number of directors; (c) change the process by which individuals are nominated to serve on the Board of Directors; (d) change the vote required to remove a director before term expiration; and (e) change the vote required to amend the Regulations.

In general, our supermajority vote provisions were designed to ensure that a director could not be removed by a vote of shareholders representing less than two-thirds of the shares outstanding and entitled to vote.  The supermajority vote provisions also allowed the existing Board to control the size of the Company’s Board in order to limit actions by minority shareholders who may attempt to increase the size of the Board or remove directors to create vacancies that the minority shareholders could seek to fill.  While our Board believes these actions should not be taken without the support of a substantial proportion of our shareholders, the Board has determined that amending the Regulations to eliminate the supermajority vote requirements is advisable and is in the best interests of the Company and its shareholders.

We have attached as Appendix C a copy of the Company’s Regulations that show the requested changes to Article II, Sections 3 and 5; and Article VIII.

The Board of Directors unanimously voted to make these changes because it believes the action of a majority of our shareholders should control the manner in which the Company is governed.  To be responsive to the needs of shareholders, it is important to amend our governing rules, so that the will of a majority of our shareholders is clearly heard.  This proposal was adopted by our Board, subject to shareholder approval, as a part of the Board’s continuing commitment to improve the Company’s transparency and to enhance corporate governance.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S REGULATIONS REDUCING THE PERCENTAGE OF SHAREHOLDER VOTES REQUIRED TO AMEND CERTAIN SECTIONS OF THE COMPANY’S REGULATIONS.

PROPOSAL 3

ADVISORY VOTE ON EXECUTVE COMPENSATION

The Company is providing our shareholders with an advisory vote on executive compensation (a “say-on-pay” vote) as required by Section 14A of the Securities Exchange Act of 1934, which was added to the Exchange Act by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The say-on-pay vote is a non-binding vote on the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section of this Proxy Statement starting on page 24, the tabular disclosure regarding such compensation starting on page 46, and the accompanying narrative disclosure following the tabular disclosure.

The Company believes its executive compensation program is focused on aligning the interests of our executive officers with the interests of our shareholders through annual and long-term pay-for-performance compensation and on attracting and retaining qualified executive officers to achieve Company performance.  The pay-for-performance component of our executive officer program is reflected in the results of our 2010 performance and corresponding incentive payments.

The Company’s 2010 corporate financial goals of earnings per share and cash flow from operations, as well as one of the two Company business unit financial goals related to earnings before interest and taxes, were accomplished above target performance measures and the second Company business unit financial goal related to earnings before interest and taxes was accomplished above threshold performance.  In addition, the named executive officers’ 2010 individual goals were met in the range of 0% to 200% of target performance.  These performances resulted in varying levels of annual incentive payouts among the named executive officers.  Conversely, the long-term performance goals established for the period starting January 2008 and ending December 2010 were not accomplished and accordingly no long-term incentive payouts were made to the named executive officers for these goals.

The Board encourages you to review carefully the named executive officer compensation information in this Proxy Statement and cast a vote either to approve or disapprove, on an advisory basis, the Company’s executive compensation program through the following resolution:

RESOLVED, that the shareholders of DPL Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in DPL Inc.’s 2011 annual meeting proxy statement.

While this say-on-pay vote does not bind the Board to any particular action, the Board values the input of the Company’s shareholders and will take into account the outcome of this vote in considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE, ALL AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON

FREQUENCY OF ADVISORY VOTES ON EXECUTVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Company is also providing its shareholders with an advisory vote on the frequency with which the Company’s shareholders shall have the advisory vote on executive compensation (the “say-on-pay” vote) that is also required by Section 14 of the Securities Exchange Act of 1934.  The Company’s initial say-on-pay vote under Section 14A is included in this Proxy Statement as Proposal 3.

An advisory vote on the frequency of the say-on-pay vote is distinct from the say-on-pay vote.  The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every one, two or three years.  In addition, shareholders may abstain from voting.  The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

The Board believes an annual frequency (i.e., every one year) is the best frequency for the say-on-pay vote.  An advisory shareholder vote on executive compensation every year will allow our shareholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the Company’s annual proxy statement.

The Board invites you to vote on the following resolution by marking on your proxy card your preference as to the frequency of holding say-on-pay votes, or you may mark “abstain”:

RESOLVED, that the shareholders of DPL Inc. determine, on an advisory basis, that the frequency with which the DPL Inc. shall have an advisory shareholder vote on the compensation of the DPL Inc.’s named executive officers set forth in the DPL Inc.’s proxy statement is:

Choice 1 — every one year;

Choice 2 — every two years;

Choice 3 — every three years; or

Choice 4 — abstain from voting.

While this advisory vote does not bind the Board to any particular action, the Board values the input of the Company’s shareholders and will take into account the outcome of this vote in determining the frequency of future say-on-pay votes.

THE BOARD UNANIMOUSLY RECOMENDS THAT YOU VOTE “EVERY ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A NON- BINDING ADVISORY SHAREHOLDER VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION SHOULD OCCUR.

PROPOSAL 5

RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER

THE DPL INC. EQUITY AND PERFORMANCE INCENTIVE PLAN

On December 8, 2010, our Board unanimously approved and adopted, subject to the approval of our shareholders at the 2011 Annual Shareholders Meeting, a resolution to continue to use the performance objectives set forth in Article II, Section 2.18 of the DPL Inc. Equity and Performance Incentive Plan, as amended and restated through December 31, 2007 (the “EPIP”).  Once every five years, Section 162(m) of the Internal Revenue Code (“IRC”) requires DPL Inc. to secure shareholder approval of the metrics used or potentially used to measure performance under its equity incentive compensation plans in order for DPL Inc. to retain deductibility of certain “performance-based” compensation expenses for tax purposes.  If shareholders approve this proposal, the Company will continue to use or potentially use one or more of the following performance objectives listed under Article II, Section 2.18 of the EPIP to measure performance under the EPIP:

(a)   appreciation in value of shares; (b) total shareholder return; (c) earnings per share; (d) operating income; (e) net income; (f) pretax income; (g) earnings before interest, depreciation and amortization; (h) pro forma net income; (i) return on equity; (j) return on designated assets; (k) return on capital; (l) economic value added; (m) revenues; (n) expenses; (o) operating cash flow; (p) free cash flow; (q) cash flow return on investment; (r) operating margin or net profit margin; (s) any of the above criteria as compared to the performance of a published or special index deemed applicable by the Board, including, but not limited to, the Standard & Poor’s Utility Index.

A copy of the EPIP, as amended and restated through December 31, 2007, is attached to this Proxy Statement as Appendix D and can also be reviewed on the SEC’s website at www.sec.gov.  Any shareholder who desires to obtain a copy of the EPIP may do so by written request to DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Attention: Corporate Secretary.

THE BOARD RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

At the DPL Inc. Annual Shareholders Meeting in April 2006, shareholders approved the DPL Inc. Equity and Performance Incentive Plan (EPIP) as a part of the Company’s revised program to compensate its executive team.  Rather than negotiate individual employment agreements with each executive staff member, the Company adopted a series of plans which control the manner in which executive staff members (including named executive officers) qualify for and earn their compensation.  One of those plans is the EPIP.  The EPIP plan creates a funding mechanism for the payment of various equity incentive compensation based upon the accomplishment of certain performance objectives as selected under Article II, Section 2.18 of the EPIP.  In order to enhance Company profitability, we want to continue the opportunity to deduct certain “performance-based” compensation expenses from the Company’s income tax return.  To do so, under Section 162(m) of the IRC, we are required to secure shareholder consent for the continued use of the performance objectives that DPL uses or could use to evaluate executive performance under the EPIP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE DPL INC. EQUITY AND PERFORMANCE INCENTIVE PLAN.

PROPOSAL 6

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

The Audit Committee has approved the appointment of KPMG LLP to be our independent public accountant until December 31, 2012 and has entered into an agreement with KPMG LLP, which, among other things, contains a contractual provision that subjects the parties to alternative dispute resolution procedures and grants each party the right to terminate the agreement with prior notice.  The Audit Committee entered into a long-term agreement with KPMG LLP, in part, to receive what it believes is favorable pricing for independent public accounting services from KPMG LLP.

Although not required by law, the Board believes it is appropriate to seek shareholder ratification of the appointment of KPMG LLP to be our independent public accountant for the year ending December 31, 2011.  If ratification is not obtained, the Audit Committee intends to continue using KPMG LLP as our independent public accountant at least through the end of the fiscal year ending December 31, 2011, but will consider shareholder input for future years.

A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions from shareholders.

Before appointing KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as an independent public accountant for us, which included a review of KPMG LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing.  The Audit Committee expressed satisfaction with KPMG LLP in these respects.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Audit and Non-Audit Fees

The following table presents the aggregate fees invoiced for professional services rendered to us by KPMG LLP, our principal independent public accountant, for 2010 and 2009.  Other than as set forth below, no professional services were rendered or fees invoiced by KPMG LLP during 2010 or 2009.  The Audit Committee approved the services and fees set forth below.

KPMG LLP	Fees Invoiced 2010	Fees Invoiced 2009
Audit Fees (1)	$1,269,200	$1,394,680
Audit-Related Fees (2)	40,000	$46,000
Tax Fees (3)	930	$7,870
All Other Fees (4)	15,000	—
Total	$1,325,130	$1,448,550

(1)          Audit fees relate to professional services rendered for the audit of our annual financial statements and the reviews of our quarterly financial statements.

(2)          Audit-related fees relate to services rendered to us for assurance and related services.

(3)          Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

(4)   Other fees relate to services rendered under an agreed upon procedure engagement related to environmental studies.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms for such services, to be performed for us by independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended.  The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors.  The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level.  Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee.  In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.  The Audit Committee may form and delegate to a subcommittee, consisting of one or more of its independent members, its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.  In 2010, the Audit Committee appointed its Chair, Barbara S. Graham, to serve as a sub-committee of the Audit Committee to approve all permitted non-audit services performed by the Company’s independent public accounting firm.  Any such approvals by the sub-committee must be presented for ratification at the next scheduled Audit Committee meeting.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

A proposal by a shareholder intended for inclusion in our proxy materials for the 2012 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received by us at 1065 Woodman Drive, Dayton, Ohio 45432, Attn:  Corporate Secretary, on or before November 19, 2011, in order to be considered for such inclusion.

Shareholder nominations of persons for election as directors that are intended to be submitted at the 2012 Annual Meeting of Shareholders will be considered untimely if not received by us at the above address in accordance with the advance notice provisions of our Regulations, which are available on our website at www.dplinc.com or in print to any shareholder who requests a copy from us.  Under this advance notice provision, shareholder nominations of persons for election as directors must be received by us not less than 50 days before the meeting date, except that if less than 60 days’ notice or public disclosure of the meeting date is given or made to shareholders, then shareholder nominations will be considered untimely if not received by us by the 10th business day after notice of the meeting is made.  Any other shareholder proposals that are intended to be submitted at the 2012 Annual Meeting of Shareholders outside of the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) of the Exchange Act if not received by us at the above address on or before February 2, 2012.  If we do not receive notice of any of the matters referenced above by the applicable date, the Proxy Committee will vote on the matter, if presented at the meeting, in its discretion.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our 2010 Annual Report, which incorporates our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including audited financial statements set forth therein, was sent to all our shareholders with the Notice of Annual Meeting of Shareholders and this Proxy Statement on or about March 18, 2011.  Additional copies of these documents may be obtained without charge by sending a written request to DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Attention:  Corporate Secretary.

OTHER BUSINESS

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting.  However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote on the matters in their discretion.

By order of the Board of Directors,

GLENN E. HARDER
Chairman

Dated: March 18, 2011

Appendix A

Benchmarking Companies

Towers Watson 2009 Energy Services Executive Database

AEI Services AGL Resources	Dynegy E.ON U.S.	Midwest Independent Transmission System Operator	Public Service Enterprise Group
Allegheny Energy Allete Alliant Energy Ameren	Edison International El Paso Corporation Electric Power Research Institute	Mirant New York Independent System Operator New York Power Authority	Puget Energy Regency Energy Partners LP Reliant Energy Salt River Project
American Electric Power	Enbridge Energy	Nicor	SCANA
Areva NP	Energen	Northeast Utilities	Sempra Energy
ATC Management	Energy Future Holdings	NorthWestern Energy	Southern Company Services
Atmos Energy	Energy Northwest	NRG Energy	Southern Union Company
Avista	Entergy	NSTAR	Southwest Power Pool
BG US Services	EPCO	NV Energy	Spectra Energy
Black Hills Power and Light	ERCOT	NW Natural	STP Nuclear Operating
California Independent System Operator	Exelon FirstEnergy	OGE Energy Oglethorpe Power	TECO Energy Tennessee Valley Authority
Calpine	FPL Group	Omaha Public Power	TransCanada
CenterPoint Energy	Garland Power & Light	Otter Tail	UIL Holdings
Cleco CMS Energy	GDF SUEZ Energy North America	Pacific Gas & Electric Pepco Holdings	UniSource Energy Unitil
Colorado Springs Utilities	Hawaiian Electric	Pinnacle West Capital	Westar Energy
Consolidated Edison	IDACORP	PJM Interconnection	Westinghouse Electric
Constellation Energy	Integrys Energy Group	PNM Resources	Williams Companies
CPS Energy	ISO New England	Portland General Electric	Wisconsin Energy
DCP Midstream	Knight	PPL	Wolf Creek Nuclear
Dominion Resources DPL	Lower Colorado River Authority	Progress Energy	Xcel Energy
Duke Energy	MDU Resources
MGE Energy

Strategic Peer Group

ALLETE, Inc.	El Paso Electric Company	Northwestern Corporation	SCANA Corporation
Alliant Energy Corporation	Great Plains Energy Incorporated	NSTAR NV Energy, Inc.	TECO Energy, Inc. UniSource Energy Corporation
Avista Corporation	Hawaiian Electric Industries Inc.	Pepco Holdings, Inc. Pinnacle West Capital	Westar Energy, Inc. Wisconsin Energy Corporation
Black Hills Corporation	IDACORP, Inc.	Corporation
Cleco Corporation	Integrys Energy Group, Inc.	Portland General Electric Company
CMS Energy Corporation	Northeast Utilities

Appendix B

Benchmarking Companies

Towers Watson 2009 General Industry Executive Database

3M	Biogen Idec	CVS Caremark	General Atomics
7-Eleven	Bio-Rad Laboratories	Daiichi Sankyo	General Dynamics
A&P	Blockbuster	Daimler Trucks North America	General Electric
A.O. Smith	Blyth	Dana	General Mills
A.T. Cross	Bob Evans Farms	Dannon	General Motors
Abbott Laboratories	Boehringer Ingelheim	Dean Foods	GenTek
Accenture	Boeing	Delta Air Lines	Genzyme
ACH Food	Booz Allen Hamilton	Deluxe	GEO Group
Advanced Micro Devices	Boston Scientific	Dentsply	Getty Images
Aerojet	Bovis Lend Lease	Diageo North America	Gilead Sciences
Aeropostale	Brady	DIRECTV	GlaxoSmithKline
Agilent Technologies	Brown-Forman	Donaldson	Goodrich
Agrium U.S.	Bush Brothers	Dow Chemical	Goodyear Tire & Rubber
Air Products and Chemicals	CA	Dr Pepper Snapple	Gorton’s
Alcoa	CACI International	DuPont	Greif
Allergan	Cadbury North America	E.W. Scripps	GTECH
Amazon.com	Callaway Golf	Eastman Chemical	GXS
American Airlines	Cameron International	Eastman Kodak	H.B. Fuller
American Crystal Sugar	Cardinal Health	Eaton	Hanesbrands
AMERIGROUP	Cargill	eBay	Harland Clarke
Ameron	Carlson Companies	Ecolab	Harley-Davidson
AMETEK	Carmeuse Lime & Stone	Eisai	Harman International
Amgen	Carpenter Technology	Eli Lilly	Industries
Amway	Catalent Pharma Solutions	Embarq	Hayes Lemmerz
APL	Caterpillar	Embraer	Henkel of America
Applied Materials	CDI	EMC	Herman Miller
ARAMARK	Celestica	EMCOR Group	Hershey
Armstrong World Industries	Celgene	EMI Music	Hertz
Arrow Electronics	Century Aluminum	Emulex	Hess
ArvinMeritor	Cephalon	Endo Pharmaceuticals	Hexion Specialty Chemicals
Arysta LifeScience North America	CH2M Hill Chiquita Brands	Equifax ESRI	Hitachi Data Systems HNI
AstraZeneca	Choice Hotels International	Evergreen Packaging	HNTB
AT&T	Chrysler	Exterran	Hoffmann-La Roche
Atos Origin	CHS	Fairchild Controls	Honeywell
Automatic Data Processing	CITGO Petroleum	FANUC Robotics America	Horizon Lines
Avery Dennison	Coca-Cola Enterprises	Federal-Mogul	Hormel Foods
Avis Budget Group	Colgate-Palmolive	First Solar	Hospira
Avon Products	CommScope	Fiserv	Houghton Mifflin
BAE Systems	CompuCom Systems	Fluor	Hovnanian Enterprises
Ball	ConAgra Foods	Ford	Hunt Consolidated
Barrick Gold of North America	Continental Airlines	Forest Laboratories	IBM
Battelle Memorial Institute Baxter International Bayer CropScience	Continental Automotive Systems ConvaTec	Fortune Brands Freeport-McMoRan Copper & Gold	IDEXX Laboratories IKON Office Solutions IMS Health
Bayer	Convergys	Frontier Airlines	Ingersoll-Rand
Beckman Coulter	Covance	G&K Services	Intel
Benjamin Moore	Covidien	GAF Materials	Intercontinental Hotels
Best Buy Big Lots	Cox Enterprises Crown Castle	Gannett Gap	International Flavors & Fragrances
	CSR CSX	Garmin GATX	International Game Technology
	Cubic	Gavilon	International Paper
		Genentech	Invensys Controls
Invensys Process Systems
Irvine Company
J. Crew
J.M. Smucker
J.R. Simplot
Jack in the Box
Jacobs Engineering

Jarden	Nokia	Schlumberger	Visteon
JetBlue	Noranda Aluminum	Schneider Electric	Volvo Group North America
JM Family	Norfolk Southern	Schreiber Foods	Vulcan Materials
Johns-Manville	Novartis	Schwan’s	VWR International
Johnson & Johnson	Novartis Consumer Health	Seagate Technology	W.R. Grace
Johnson Controls	Novell	Sealed Air	W.W. Grainger
Kaman Industrial Technologies	Novo Nordisk Pharmaceuticals NuStar Energy	Securitas Security Services USA Sensata Technologies	Walt Disney Waste Management
Kansas City Southern	NXP Semi-Conductor	Sherwin-Williams	Watson Pharmaceuticals
KB Home	Nycomed US	Shire Pharmaceuticals	Wendy’s/Arby’s Group
KBR	Occidental Petroleum	Siemens	Western Digital
Kellogg	Office Depot	Smurfit-Stone Container	Western Union
Kelly Services	Omnova Solutions	Sodexo USA	Weyerhaeuser
Kerry Ingredients & Flavours	Orange Business Services	Sonoco Products	Whirlpool
Kimco Realty	Oshkosh Truck	Sony Corporation of	Whole Foods Market
Kinross Gold	Owens Corning	America	Winn-Dixie Stores
KLA-Tencor	Owens-Illinois	Southwest Airlines	Wm. Wrigley Jr.
Koch Industries	Panasonic of North America	Spectra Energy	WPP
Kohler	Papa John’s	Sprint Nextel	Wyeth Pharmaceuticals
Kohl’s	Parametric Technology	SPX	Wyndham Worldwide
L.L. Bean	Parker Hannifin	Stantec	Xerox
L-3 Communications	Parsons	Staples	Yum! Brands
Lafarge North America	PepsiCo	Starbucks	Zale
Land O’Lakes	Perot Systems	Starwood Hotels & Resorts
Leggett and Platt	Pfizer	Steelcase
Level 3 Communications	PhRMA	Sun Microsystems
Lexmark International	Pioneer Hi-Bred International	Sundt Construction
Life Technologies	Pitney Bowes	Sunoco
Life Touch	Pittsburgh Corning	Target
Limited	Plexus	Taubman Centers
Lockheed Martin	Polaris Industries	Taylor-Wharton International
Lorillard Tobacco	PolyOne	TeleTech Holdings
Magellan Midstream Partners	Potash	Tellabs
Marriott International	PPG Industries	Teradata
Martin Marietta Materials	Praxair	Terex
Mary Kay	Pulte Homes	Terra Industries
Masco	Purdue Pharma	Textron
Mattel	QUALCOMM	Thomas & Betts
Matthews International	Quest Diagnostics	Time Warner
McClatchy	Quintiles	Time Warner Cable
McDermott	Qwest Communications	Timex
McDonald’s	R.H. Donnelley	T-Mobile USA
McKesson	R.R. Donnelley	Toro
MeadWestvaco	Ralcorp Holdings	Tribune
Medco Health Solutions	Rayonier	Tupperware
Media General	Raytheon	Tyco Electronics
MedImmune	Reader’s Digest	U.S. Foodservice
Medtronic	Regal-Beloit	UC4 Software
Merck & Co	Research in Motion	Unilever United States
Metavante Technologies	RF Micro Devices	Union Pacific
MetroPCS Communications	Rio Tinto	Unisys
Microsoft	Roche Diagnostics	United Airlines
Millennium Pharmaceuticals	Rockwell Automation	United Rentals
Millipore	Rockwell Collins	United States Cellular
Mine Safety Appliances	Rolls-Royce North America	United States Steel
Molson Coors Brewing	S.C. Johnson	United Technologies
Motorola	Safety-Kleen Systems	Universal Studios Orlando
MSC Industrial Direct	SAIC	US Airways
Navistar International	Sanofi Pasteur	USG
NCR	Sanofi-Aventis	Valero Energy
Neoris USA	Sara Lee	Verizon
Nestle USA	SAS Institute	Vertex Pharmaceuticals
New York Times	SCA Americas	VF
Newmont Mining	Schering-Plough	Viacom
NewPage		Viad
Virgin Mobile USA

Appendix C

DPL INC.

REGULATIONS

April 10, 1986

Revised April 27, 2007

Revised April 27, 2011

REGULATIONS

of

DPL INC.

ARTICLE I

SHAREHOLDERS’MEETINGS

SECTION 1. The annual meeting of the shareholders for the election of directors and the transaction of such other business as may be brought before the meeting shall be held within or without the State of Ohio, at such time and place as fixed by the Board of Directors.

SECTION 2. Special meetings of the shareholders may be called by the Chairman of the Board of Directors, or the President, or the directors by action at a meeting, or by majority of the Board of Directors acting without a meeting, and shall be called by the President or the Secretary or the Treasurer upon the request of shareholders owning one-fourth (1/4) of the outstanding stock of the Company entitled to vote at such meeting or by such persons and in such event and manner as the Articles of Incorporation may provide. Except as otherwise provided by law, such meetings may be held within or without the State of Ohio at such time and place as may be specified in the notice.

SECTION 3. If the annual meeting of the shareholders be not held as herein prescribed, the election of directors may be held at any meeting called for that purpose pursuant to these regulations.

SECTION 4. A notice in writing of every annual or special meeting of the shareholders stating the date, time, place and the purposes thereof shall be given to each shareholder entitled to vote and to each shareholder entitled to notice as provided by law, in person or by mailing the same to his last address appearing on the records of the Company not less than seven (7) days or more than sixty (60) days before any such meeting. Any shareholder may waive in writing, either before or after the holding of any meeting of shareholders at which he is entitled to vote, any notice required to be given by law, the Articles of Incorporation or under these regulations, and the attendance at any such meeting by any such shareholder without protesting, prior to or at the commencement of such meeting, the lack of proper notice shall be a waiver by him of notice of such meeting.

SECTION 5. At all meetings of shareholders only such shareholders shall be entitled to vote in person or by proxy who appear upon the transfer books of the Company as the holders of shares at the time possessing voting power, or if a record date be fixed as herein provided, those appearing as such on such record date.

SECTION 6. The holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the shareholders for the transaction of any business, except as otherwise provided by law, by the Articles of Incorporation or by these regulations. If, however, such majority shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote, present in person or by proxy, shall have power to adjourn the meeting, from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock shall be present. At any such adjourned meeting at which the requisite amount of voting stock shall be represented, any business may be transacted which might have been transacted at the meeting originally called.

ARTICLE II

BOARD OF DIRECTORS

SECTION 1. Except as otherwise provided by law or the Articles of Incorporation, all the capacity of the Company shall be vested in, and all of its authority shall be exercised by or under the direction of, a Board of Directors, and said Board of Directors shall manage and conduct the business of the Company. Each director shall be a shareholder of the Company.

SECTION 2. Unless changed in accordance with the provisions of Section 3 of this Article II, the number of directors of the Company shall be fixed at ten and shall be divided into three classes. The first class shall be comprised of four directors and the directors initially elected to such class shall hold office until the next succeeding annual meeting of shareholders and until their successors are elected and qualified. The second class shall be comprised of three directors and the directors initially elected to such class shall hold office until the second succeeding annual meeting of shareholders and until their successors are elected and qualified. The third class shall be comprised of three directors and the directors initially elected to such class shall hold office until the third succeeding annual meeting of shareholders and until their successors are elected and qualified. Thereafter, at each annual meeting of shareholders, directors to succeed those whose terms are expiring at such annual meeting shall be elected to hold office until the third succeeding annual meeting of shareholders and until their successors are elected and qualified.

SECTION 3. The authorized number of directors and the number of directors in each class may be changed either by the affirmative vote of the holders of record of at least ~~two thirds~~ a majority of the voting power of the Company at a meeting of shareholders called for that purpose and for the purpose of electing directors, or by the affirmative vote of a majority of the authorized number of directors; provided, however, that the classes shall be of approximately equal size and in no event shall any class contain fewer than three directors nor more than four directors. No reduction in the number of directors, either by the shareholders or the directors, shall of itself have the effect of shortening the term of any incumbent director.

SECTION 4. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election as directors of the Company may be made at a meeting of shareholders (i) by or at the direction of the Board of Directors or by any committee or person appointed by the Board of Directors or (ii) by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 4. Any nomination other than those governed by clause (i) of the preceding sentence shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 50 days prior to the meeting; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of any shares of the Company or any subsidiary of the Company which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to any then existing rule or regulations promulgated under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director. No person shall be eligible for election as a director unless nominated as set forth herein.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

SECTION 5. No director may be removed prior to the expiration of such director’s term of office, except by the affirmative vote of the holders of ~~two thirds~~ a majority of the voting power of the Company entitled to vote in the election of directors; provided, however, that unless all of the directors, or all the directors of a particular class, are removed, no individual director shall be removed if votes of sufficient number of shares are cast against his removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director.

SECTION 6. The remaining directors, though less than a majority of the authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the Board of Directors however arising for the unexpired term thereof. Any person elected to fill a vacancy in the Board of Directors shall hold office until the expiration of the term of office for the class to which he is elected and until his successor is elected and qualified.

SECTION 7. After each annual election of directors, the newly elected and the continuing directors may meet for the purpose of organization, the election of officers, and the transaction of other business, at such place and time as shall be fixed by the person who is authorized to preside at the annual meeting or by written consent of the directors.

SECTION 8. For his services as a director of the Company, each director, other than officers and employees of the Company, shall receive an allowance as shall be determined from time to time by the Board of Directors of a fixed amount per annum, plus an amount for each regular or special meeting of the Board of Directors or any committee thereof attended. Directors who would otherwise not be present in the city where the meetings of the Board of Directors, or committee of the Board of Directors, are held, may be allowed such reasonable traveling expenses as are incurred by them in connection with attending any such meeting.

SECTION 9.  If, in any uncontested election of directors of the Company, a director nominee has a greater number of votes “withheld” from his or her election than votes cast “for” his or her election, such director nominee shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. A vote will be considered “withheld” from a director nominee, if a shareholder withheld authority to vote for such director nominee in any proxy granted by such shareholder in accordance with instructions contained in the proxy statement or accompanying proxy card circulated for the meeting of shareholders at which the election of directors is to be held. The Nominating and Corporate Governance Committee will then promptly evaluate all relevant factors relating to the election results, including, but not limited to: (i) the underlying reasons why a majority of affirmative votes was not received (if ascertainable), (ii) the director’s background, experience and qualifications, (iii) the director’s length of service on the Board of Directors and contributions to the Company, and (iv) whether the director’s service on the Board of Directors is consistent with applicable regulatory requirements, listing standards, the Company’s Corporate Governance Guidelines and the corporate governance guidelines of independent advisory firms such as Institutional Shareholder Services.

Subject to any applicable legal or regulatory requirements, the Nominating and Corporate Governance Committee shall, within ninety (90) days of the date on which certification of the stockholder vote is made, decide whether to accept the resignation, reject the resignation or, if appropriate, conditionally reject the resignation and retain the director in office only if the underlying causes of the withheld votes can be promptly and completely cured. A full explanation of the Nominating and Corporate Governance Committee’s decision will be promptly publicly disclosed in a periodic or current report filed with the Securities and Exchange Commission. Any director who tenders his or her resignation pursuant to this Section 9 and any non-independent director will not participate in the deliberations and decisions made hereunder. This resignation policy shall be described in the Company’s proxy statement each year.

ARTICLE III

COMMITTEES OF THE BOARD OF DIRECTORS

SECTION 1. The Board of Directors, by the affirmative vote of a majority of the Board of Directors, may designate three (3), or more, of their number, one of whom shall be the Chairman of the Board of Directors, if one be elected, and one of whom shall be the President of the Company, to constitute an Executive Committee. Each member of the Executive Committee shall continue to be a member thereof during the pleasure of a majority of the Board of Directors.

If such Executive Committee be designated, it shall act only in the intervals between meetings of the Board of Directors and shall possess and may exercise, in such manner as it shall deem for the best interests of the Company, all the powers of the Board of Directors in the management and direction of the business and affairs of the Company. The Executive Committee, at all times, shall be subject to the control and direction of the Board of Directors.

SECTION 2. The Board of Directors shall designate either the Chairman of the Board of Directors or the President of the Company as Chairman of the Executive Committee, and the Executive Committee shall select and appoint its own Secretary. In the absence from any meeting of the Executive Committee of its Chairman, the Committee shall appoint a chairman of the meeting, and in the absence from any meeting of its Secretary, the Committee shall appoint a secretary of the meeting.

SECTION 3. A majority of the members of the Executive Committee shall be necessary at all meetings to constitute a quorum for the transaction of business; but less than a quorum may adjourn the meeting.

SECTION 4. The members of the Executive Committee shall act only as a Committee, and the individual members shall have no powers as such.

SECTION 5. Any vacancy in the Executive Committee shall be filled by the affirmative vote of the majority of the Board of Directors.

SECTION 6. The Board of Directors may also appoint such other standing or temporary committees, from time to time, as they may deem fit, charged with such functions and invested with such powers of the Board of Directors as may be desired, and shall define such functions and the extent to which such powers shall be exercised. Any such committee shall be composed only of members of the Board of Directors and shall serve for such time as the Board of Directors may order. Any such committee shall act only in the interval between meetings of the Board of Directors, and shall be subject at all times to the control and direction of the Board of Directors. Any such committee may act by a majority of its members or by writing signed by all of its members.

SECTION 7. All proceedings of the Executive Committee or any other committee of the Board of Directors shall be subject to revision or alteration by the Board of Directors, provided, however, that third persons shall not be prejudiced thereby.

ARTICLE IV

OFFICERS

SECTION 1. The Board of Directors, in its discretion, may elect a Chairman of the Board of Directors, and shall elect a President, one or more Vice-Presidents, a Secretary, a Treasurer, and a Controller and such other officers or agents, as may be determined from time to time.

The Chairman of the Board of Directors and the President shall be chosen from among the directors and the Board of Directors shall designate either the Chairman of the Board of Directors or the President as the Chief Executive Officer of the Company. Other officers of the Company need not be directors.

Any two (2) of such offices, except those of President and Vice-President, at the discretion of the Board of Directors, may be held by the same person.

SECTION 2. Officers of the Company shall be elected annually by the Board of Directors and shall hold office for one (1) year and until their successors are chosen and qualified, unless, in the election or appointment of an officer, it shall be specified that he holds his office for a shorter period. All officers of the Company shall hold office only during the pleasure of the Board of Directors and may be removed at any time by the affirmative vote of a majority of the Board of Directors.

SECTION 3. The Chairman of the Board of Directors, if one be elected, shall preside at all meetings of the Board of Directors and of shareholders.

SECTION 4. The President shall preside at all meetings of the Board of Directors and shareholders at which the Chairman of the Board of Directors is not present.

In the absence or disability of the Chairman of the Board of Directors, or in the event the Board of Directors has not elected a Chairman, the duties of the office of the Chairman of the Board of Directors shall be performed by the President.

ARTICLE V

CAPITAL STOCK

SECTION 1. Certificates for shares shall be of such form and content as shall be approved by the Board of Directors. Certificates shall be signed by or bear the facsimile signatures of the President or a Vice-President and also by the Secretary or the Treasurer.

SECTION 2. The person in whose name shares stand on the books of the Company shall be deemed the owner thereof for all purposes as regards the Company.

SECTION 3. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with these regulations, concerning the issue, transfer and registration of certificates for shares of the Company. It may appoint one or more transfer agents or one or more registrars, or both, and may require all certificates to bear the signatures of either or both.

ARTICLE VI

SHAREHOLDERS - RECORD DATES CLOSING OF TRANSFER BOOKS

The Board of Directors may fix a date not exceeding sixty (60) days preceding the date of any meeting of the shareholders or any dividend or distribution payment date or any date for the allotment of rights, or other matters provided by law, as a record date for the determination of the shareholders entitled to notice of such meeting or to vote thereof or to receive such dividend, distribution, rights or such other matters as the case may be.

The Board of Directors may close the books of the Company against transfer of shares during the whole or any part of such period, including the time of such meeting of the shareholders or any adjournment thereof.

ARTICLE VII

INDEMNIFICATION

SECTION 1. The Company shall, and does hereby, indemnify any person who served or serves as a director, officer, employee or agent of the Company, or who served or serves at the request of the Company as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against any and all losses, liabilities, damages, and expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, incurred by such person in connection with any claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the Company, by reason of any act or omission to act as such director, trustee, officer, employee or agent, to the full extent permitted by Ohio law including, without limitation, the provisions of Section 1701.13 (E) of the Ohio Revised Code.

SECTION 2. Expenses, including attorneys’ fees, incurred in defending any action, suit, or proceeding referred to in Section 1 of this Article VII may be paid by the Company in advance of the final disposition of such action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article VII.

SECTION 3. The indemnification provided by this Article VII shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under the articles or the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

SECTION 4. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the

Company as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have indemnified him against such liability under this Article VII.

SECTION 5. As used in this Article VII, references to “Company” include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

SECTION 6. No person shall be liable to the Company for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director or officer of the Company, if such person performs his duties, including his duties as a member of any committee of the directors upon which he may serve, in good faith and in a manner he reasonably believes to be in the best interests of the Company, and with the care that an ordinary prudent person in a like position would use under similar circumstances. In performing his duties, a director or officer is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, that are prepared or presented by: (1) one or more directors, officers, or employees of the Company whom the director or officer reasonably believes are reliable and competent in the matters prepared or presented; (2) counsel, public accountants, or other persons as to matters that the director or officer reasonably believes are within the person’s professional or expert competence; (3) a committee of the directors upon which he does not serve, duly established in accordance with a provision of the articles or these regulations, as to matters within its designated authority, which committee the director or officer reasonably believes to merit confidence. A director or officer in determining what he reasonably believes to be in the best interests of the Company shall consider the interests of the Company’s shareholders and, in his discretion, may consider (i) the interests of the Company’s employees, suppliers, creditors and customers; (ii) the economy of the state and nation; and (iii) community and societal considerations.

ARTICLE VIII

AMENDMENTS OF REGULATIONS

These regulations may be amended or repealed at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the Company on such proposal~~; provided, however, that Sections 2, 3, 4, and 5 of Article II and this Article VIII may not be amended, modified or repealed, and no amendment to these Regulations which is inconsistent therewith may be adopted, without the affirmative vote of the holders of record of shares entitling them to exercise two thirds of the voting power of the Company on such proposal~~.

Appendix D

DPL INC.

2006 EQUITY AND PERFORMANCE INCENTIVE PLAN

(As Amended and Restated Through December 31, 2007)

ARTICLE I - PURPOSE

The purpose of the 2006 Equity and Performance Incentive Plan is to attract and retain directors, consultants, officers and other employees of DPL Inc. and its Subsidiaries, to provide to such persons incentives and rewards for superior performance and to align their interests with those of shareholders.  This 2006 Equity and Performance Incentive Plan is intended to replace the Existing Plan (as defined below) and, if adoption of this Plan is approved by the shareholders of the Company, no new awards will be granted under the Existing Plan, but shares relating to awards that are forfeited or terminated under the Existing Plan may be granted hereunder pursuant to Section 3.1.  Outstanding awards under the Existing Plan will not be affected by approval of this Plan.

ARTICLE II - DEFINITIONS

Section 2.1            “Appreciation Right” means a right granted pursuant to Section 4.2 or Section 5.1 of this Plan, and will include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

Section 2.2            “Awards” means Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and any other award granted pursuant to Section 6.1 hereof.

Section 2.3            “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

Section 2.4            “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 8.1 of this Plan, such committee (or subcommittee).

Section 2.5            “Change of Control” has the meaning set forth in Section 10.1 hereof.

Section 2.6            “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.7            “Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 7.2 of this Plan.

Section 2.8            “Company” means DPL Inc., an Ohio corporation.

Section 2.9            “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

Section 2.10         “Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units or other awards contemplated by Section 6.1 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 6.1 of this Plan will become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

Section 2.11         “Detrimental Activity” means:

(a)           Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct responsibility during the last two years of his or her employment with the Company or a Subsidiary, in any state where the Company or a Subsidiary owns or operates generation or electric distribution assets.

(b)           Soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary.

(c)           The disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries thereafter.

(d)           The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(e)           Activity that results in termination for Cause.  For the purposes of this Plan, “Cause” shall mean (i) any willful or negligent material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002); (ii) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of any asset or business opportunity of the Company; (iii) a conviction of, or entering into a plea of nolo contendere to, a felony; (iv) an intentional, repeated or continuing violation of any of the Company’s policies or procedures that occurs or continues after the Company has given notice to the Participant that he or she has materially violated a Company policy or procedure; or (v) any breach of a written covenant or agreement with the Company, including the terms of this Plan (other than a failure to perform Participant’s duties with the Company resulting from the Participant’s incapacity due to physical or mental illness or from the assignment to the Participant of duties that would constitute Good Reason (as defined in the DPL Inc. Severance Pay and Change of Control Plan), which is material and which is not cured within 30 days after written notice thereof from the Company to the Participant.  Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless the Participant receives a written notice of termination from the Company setting forth in reasonable detail the specific reason for the termination and the facts and circumstances claimed to provide a basis for the termination of employment at least 15 calendar days prior to the specified date of termination of employment.

(f)            Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

Section 2.12                            “Director” means a member of the Board of Directors of the Company.

Section 2.13         “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the awards granted.  An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant.

Section 2.14         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

Section 2.15                            “Existing Plan” means the DPL Inc. Stock Option Plan.

Section 2.16         “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 4.2 or Section 5.1 of this Plan that is not granted in tandem with an Option Right.

Section 2.17         “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

Section 2.18         “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend credits and other awards pursuant to this Plan.  Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed.  The Management Objectives may be made relative to the performance of other companies.  The Management Objectives applicable to any award to a Covered Employee will be based on specified levels of or growth in one or more of the following criteria:

(a)           Appreciation in value of shares;

(b)           Total shareholder return;

(c)           Earnings per share;

(d)           Operating income;

(e)           Net income;

(f)            Pretax earnings;

(g)           Earnings before interest, taxes, depreciation and amortization;

(h)           Pro forma net income;

(i)            Return on equity;

(j)            Return on designated assets;

(k)           Return on capital;

(l)            Economic value added;

(m)          Revenues;

(n)           Expenses;

(o)           Operating cash flow;

(p)           Free cash flow;

(q)           Cash flow return on investment;

(r)            Operating margin or net profit margin; or

(s)           Any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Board, including, but not limited to, the Standard & Poor’s Utility Index.

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.  In such case, the Board will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

Section 2.19         “Market Value per Share” means, as of any particular date, the closing sales price of the Common Shares as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed.  If there is no regular trading market for such Common Shares, the Market Value per Share shall be determined by the Board.

Section 2.20         “Non-Employee Director” means a person who is a “non-employee director” of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act.

Section 2.21         “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

Section 2.22                            “Option Price” means the purchase price payable on exercise of an Option Right.

Section 2.23         “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4.1 or Section 5.1 of this Plan.

Section 2.24                            “Original Directors” has the meaning set forth in Section 10.1 hereof.

Section 2.25         “Participant” means a person who (a) is selected by the Board to receive benefits under this Plan and who is at the time a consultant or an officer, general management employee or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and will also include each Non-Employee Director who receives Common Shares or an award of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under this Plan and (b) if requested to do so by the Company, has executed a Participation Agreement.

Section 2.26         “Participation Agreement” means an agreement between the Company and each Employee that must be executed as a condition of the Participant’s eligibility for this Plan.

Section 2.27         “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 4.5 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

Section 2.28         “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 4.5 of this Plan.

Section 2.29         “Performance Unit” means a bookkeeping entry awarded pursuant to Section 4.5 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Board.

Section 2.30                            “Person” has the meaning set forth in Section 10.1 hereof.

Section 2.31         “Plan” means this DPL Inc. 2006 Equity and Performance Incentive Plan, as may be amended from time to time.

Section 2.32         “Restricted Stock” means Common Shares granted or sold pursuant to Section 4.3 or Section 5.1 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

Section 2.33         “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions.

Section 2.34         “Restricted Stock Unit” means an award made pursuant to Section 4.4 or Section 5.1 of this Plan of the right to receive Common Shares or cash at the end of a specified period.

Section 2.35         “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

Section 2.36         “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

Section 2.37                            “Successors” has the meaning set forth in Section 10.1 hereof.

Section 2.38         “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 4.2 or Section 5.1 of this Plan that is granted in tandem with an Option Right.

Section 2.39                            “Voting Stock” means securities entitled to vote generally in the election of directors.

ARTICLE III - SHARES

Section 3.1            Shares Available Under the Plan.

Subject to adjustment as provided in Section 7.2 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Stock and released from substantial risks of forfeiture thereof, (iii) as Restricted Stock Units, (iv) in payment of Performance Shares or Performance Units that have been earned, (v) as awards to Non-Employee Directors, (vi) as awards contemplated by Section 6.1 of this Plan, or (vii) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 4,500,000 Common Shares, plus any shares relating to Awards that expire or are forfeited, terminated or cancelled.  In addition to the Common Shares authorized by the preceding sentence, to the extent any award under the Existing Plan otherwise terminates without the issuance of some or all of the Common Shares underlying the award to a participant or if any option under the Existing Plan terminates without having been exercised in full, the Common Shares underlying such award, to the extent of any such forfeiture or termination, shall be available for future grant under the Plan and credited toward the Plan limit.  Common Shares covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant.  Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under the Plan, any Common Shares that were covered by that award will be available for issue or transfer hereunder.  Notwithstanding anything to the contrary contained herein: (A) shares tendered in payment of the Option Price of a Option Right shall not be added to the aggregate plan limit described above; (B) shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the aggregate plan limit described above; (C) shares that are repurchased by the Company with Option Right proceeds shall not be added to the aggregate plan limit described above; and (D) all shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not shares are actually issued to the Participant upon exercise of the right, shall be considered issued or transferred pursuant to the Plan.  Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the number of shares available in Section 3.1(a) above.

Notwithstanding anything in this Section 3.1, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 7.2 of this Plan: (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 500,000 Common Shares; (ii) no Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 500,000 Common Shares during any calendar year; (iii) no Participant will be granted Restricted Stock or Restricted Stock Units that specify Management Objectives, Performance Shares or other awards under Section 6.1 of this Plan, in the aggregate, for more than 500,000 Common Shares during any calendar year; and (iv) awards will not be granted under Section 5.1 or Section 6.1 of the Plan to the extent they would involve the issuance of more than 1,000,000 shares in the aggregate.

Notwithstanding any other provision of this Plan to the contrary, in no event will any Participant in any calendar year receive an award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $5.0 million.

 ARTICLE IV - AUTHORIZED AWARDS

Option Rights.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares.  Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3.1 of this Plan.

Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the day immediately preceding the Date of Grant.

Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee for at least 6 months (or other consideration authorized pursuant to Section 4.1(d)) having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Board.

To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided, however, that, subject to sub-section (g) below, Option Rights may not become exercisable by the passage of time sooner than one-third per year over three years.  A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of the retirement, death or disability of a Participant.

Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights; provided, however, that, except in the case of the retirement, death or disability of a Participant, Option Rights that become exercisable upon the achievement of Management Objectives may not become exercisable sooner than one year from the Date of Grant.

Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.  Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

The Board may at the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 4.2 of this Plan.

No Option Right will be exercisable more than 10 years from the Date of Grant.

The Board reserves the discretion at or after the Date of Grant to provide for (i) the payment of a cash bonus at the time of exercise; (ii) the availability of a loan at exercise; and (iii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price.

Each grant of Option Rights will be evidenced by an Evidence of Award.  Each Evidence of Award shall be subject to the Plan and shall contain such terms and provisions as the Board may approve.

Appreciation Rights.

The Board may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights.  A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.  Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option.  A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)

Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii)

Any grant may specify waiting periods before exercise and permissible exercise dates or periods; provided, however, that Appreciation Rights may not become exercisable by the passage of time sooner than one-third per year over three years.

(iv)	Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis.

(v)

Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights; provided, however, that Appreciation Rights that become exercisable upon the achievement of Management Objectives may not become exercisable sooner than one year from the Date of Grant.

(vi)	Any grant may specify that such Appreciation Right may be exercised in the event of, or earlier in the event of, the retirement, death or disability of a Participant.

(vii)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related

                                                Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

Regarding Free-Standing Appreciation Rights only:

(i)                                     Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which will be equal to or greater than the Market Value per Share on the day immediately preceding the Date of Grant;

(ii)                                  Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)                               No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

Restricted Stock.  The Board may also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests solely upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of not less than three years to be determined by the Board at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture as provided in Section 4.3(e) below or in the event of the retirement, death or disability of a Participant.

Each such grant or sale will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that, except in the case of the retirement, death or disability of a Participant, restrictions relating to Restricted Stock that vests upon the achievement of Management Objectives may not terminate sooner than one year from the Date of Grant.  Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying award.

Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.  Unless otherwise directed by the Board, all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

Restricted Stock Units.  The Board may also authorize the granting or sale of Restricted Stock Units to Participants.  Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify.  If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives, such Restriction Period may not terminate sooner than one year from the Date of Grant, except in the case of the retirement, death or disability of a Participant.  Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

If the Restriction Period lapses solely by the passage of time, each such grant or sale will be subject to a Restriction Period of not less than three years, as determined by the Board at the Date of Grant, and may provide for the earlier lapse or other modification of such Restriction Period in the event of the retirement, death or disability of a Participant.

During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Board may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.

Performance Shares and Performance Units.  The Board may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period.  Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than three years) as will be determined by the Board at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant.

Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.  The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned.  Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant.  Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

The Board may at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Board may approve.

 ARTICLE V - AWARDS TO NON-EMPLOYEE DIRECTORS

Section 5.1            Awards to Non-Employee Directors.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors Option Rights, Appreciation Rights or other awards contemplated by Section 6.1 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Stock or Restricted Stock Units to Non-Employee Directors.  Each grant of an Award to a Non-Employee Director will be upon such terms and conditions as approved by the Board and will be evidenced by an Evidence of Award in such form as will be approved by the Board.  Each grant will specify in the case of an Option Right an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the day immediately preceding the Date of Grant.  Each Option Right and Free-Standing Appreciation Right granted under the Plan to a Non-Employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided.  If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any Award held under the Plan by such individual at the time of such commencement of employment will not be affected thereby.  Non-Employee Directors, pursuant to this Section 5.1, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in Common Shares in lieu of cash.

ARTICLE VI - OTHER AWARDS

Section 6.1            Other Awards.

The Board may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company.  The Board may consider recommendations from the Chief Executive Officer or the Chairman of the Board relating to such awards and shall determine the terms and conditions of such awards.  Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 6.1 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Board shall determine.

Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 6.1 of this Plan.

The Board may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board.

ARTICLE VII - GENERAL PROVISIONS

Section 7.1            Transferability.

Except as otherwise determined by the Board, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution or, except with respect to an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act).  Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6.1 of this Plan, will be subject to further restrictions on transfer.

Section 7.2            Adjustments.  The Board may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 6.1 hereof, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.  The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3.1 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 7.2; provided, however, that any such adjustment to the number specified in Section 3.1(c)(i) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail so to qualify.

Section 7.3            Fractional Shares.  The Company will not be required to issue any fractional Common Shares pursuant to this Plan.  The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

Section 7.4            Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit.

ARTICLE VIII - ADMINISTRATION

Section 8.1            Administration of the Plan.

This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee of the Board or any other committee of the Board (or a subcommittee thereof), as constituted from time to time.  To the extent of any such delegation, references in this Plan to the Board will be deemed to be references to such committee or subcommittee.  A majority of the committee (or subcommittee) will constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the committee (or subcommittee).

The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 6.1 of this Plan and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive.  No member of the Board will be liable for any such action or determination made in good faith.

The Board or, to the extent of any delegation as provided in Section 8.1(a), the committee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the committee or such person may have under the Plan.  The Board or the committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Board or the committee: (i) designate employees to be recipients of awards under this Plan; (ii) determine the size of any such awards; provided, however, that (A) the Board or the Committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Board or the committee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

ARTICLE IX - AMENDMENTS AND TERMINATION

Section 9.1            Amendments, Etc.

The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

The Board will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price.  Furthermore, no Option Right will be cancelled and replaced with awards having a lower Option Price without further approval of the shareholders of the Company.  This Section 9.1(b) is intended to prohibit the repricing of “underwater” Option Rights and will not be construed to prohibit the adjustments provided for in Section 7.2 of this Plan.

The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

If permitted by Section 409A of the Code, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 6.1 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 7.1(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right.  Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

The Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, but subject to Section 7.2 above, no such amendment shall impair the rights of any Participant without his or her consent.  The Board may, in its discretion, terminate this Plan at any time.  Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

ARTICLE X - CHANGE OF CONTROL

Section 10.1         Change of Control.  For purposes of this Plan, except as may be otherwise prescribed by the Board in an Evidence of Award made under this Plan, a “Change of Control” means the consummation of any Change of Control of the Company, or its principal subsidiary, DP&L (“DP&L”), of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined by the Board in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(a)  any “Person” (as such term is defined in Sections 13(d) or 14(d)(2) of the Exchange Act; hereafter, a “Person”) is on the date hereof or becomes the beneficial owner, directly or indirectly, of securities of the Company or DP&L representing (i) 25% or more of the combined voting power of the then outstanding Voting Stock of the Company or DP&L if the acquisition of such beneficial ownership is not approved by the Board prior to the acquisition or (ii) 50% or more of such combined voting power in all other cases; provided, however, that:

(i)                                     for purposes of this Section 10.1(a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition of Voting Stock of the Company or DP&L directly from the Company or DP&L that is approved by a majority of the Original Directors or their Successors (as defined below), (B) any acquisition of Voting Stock of the Company or DP&L by the Company or any Subsidiary, and (C) any acquisition of Voting Stock of the Company or DP&L by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary;

(ii)                                  if any Person is or becomes the beneficial owner of 25% or more of the combined voting power of the then-outstanding Voting Stock of the Company or DP&L as a result of a transaction described in clause (A) of Section 10.1(a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or DP&L representing 1% or more of the then-outstanding Voting Stock of the Company or DP&L, other than in an acquisition directly from the Company or DP&L that is approved by a majority of the Original Directors or their Successors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company or DP&L in which all holders of Voting Stock of the Company or DP&L are treated equally, such subsequent acquisition shall be treated as a Change in Control;

(iii)                               a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 25% or more of the Voting Stock of the Company or DP&L as a result of a reduction in the number of shares of Voting Stock of the Company or DP&L outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Original Directors or their Successors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or DP&L representing 1% or more of the then-outstanding Voting Stock of the Company or DP&L, other than as a result of a stock dividend, stock split or similar transaction effected by the Company or DP&L in which all holders of Voting Stock are treated equally; and

(iv)                              if at least a majority of the Original Directors or their Successors determine in good faith that a Person has acquired beneficial ownership of 25% or more of the Voting Stock of the Company or DP&L inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Original Directors or their Successors a sufficient number of shares so that such Person beneficially owns less than 25% of the Voting Stock of the Company or DP&L, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(b)  the Company or DP&L consummates a merger or consolidation, or consummates a “combination” or “majority share acquisition” in which it is the “acquiring corporation” (as such terms are defined in Ohio Rev. Code § 1701.01 as in effect on the Effective Date) and in which shareholders of the Company or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of the Company or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the “voting power” of the Company or DP&L or any surviving or new corporation, as the case may be, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power”, excluding any merger of DP&L into the Company or of the Company into DP&L; or

(c)  the Company or DP&L consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to the Company or a wholly owned subsidiary(ies) of the Company; but not including (i) a mortgage or pledge of assets granted in connection with a financing or (ii) a spin-off or sale of assets if the Company continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or

(d)  those persons serving as directors of the Company or DP&L on the Effective Date (the “Original Directors”) and/or their Successors do not constitute a majority of the whole Board of Directors of the Company or DP&L, as the case may be (the term “Successors” shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of the Company or DP&L, as the case may be, at the time of such election or nomination for election); or

(e)  approval by the shareholders of the Company or DP&L of a complete liquidation or dissolution of the Company or DP&L, as the case may be.

Section 10.2         Acceleration.  Notwithstanding anything to the contrary contained in this Plan and except and unless the Board determines otherwise at the time of grant of an Award under the Plan (and as set forth in the applicable Evidence of Award), upon the occurrence of a Change of Control: (a) any Awards that are outstanding as of the date of such Change of Control that are subject to vesting requirements and that are not then vested, shall become fully vested; (b) all then-outstanding Option Rights and Appreciation Rights shall be fully vested and immediately exercisable, provided that in no event shall any Option Right or Appreciation Right be exercisable beyond its original expiration date; and (c) all restrictions and other conditions prescribed by the Board, if any, with respect to grants of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and other awards granted pursuant to Section 6.1 hereof, shall automatically lapse, expire and terminate and all such awards shall be deemed to be fully earned.

Section 10.3         Section 409A.  To the extent an Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change of Control pursuant to Section 10.2 and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code, then notwithstanding that the award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change of Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earliest of (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A of the Code); provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the payment date shall be the date that is six months after the date of the Participant’s separation from service with the Company,  (ii) the date payment otherwise would have been made in the absence of Section 10.2 (provided such date is a permissible distribution date under Section 409A of the Code), or (iii) the Participant’s death.

ARTICLE XI - MISCELLANEOUS

Section 11.1         Detrimental Activity.  Any Evidence of Award may provide that if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Participant shall:

Forfeit any Award granted under the Plan then held by the Participant;

Return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all Common Shares that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity, and

With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Company in cash the difference between:

(i)            Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii)           The Market Value per Share of the Common Shares on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

Section 11.2         Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code.  The Plan and any grants made hereunder shall be administered in a manner consistent with this intent.  Any reference in this Plan to Section 409A of the Code will also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Section 11.3         Governing Law.  The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

Section 11.4         Termination.  No grant will be made under this Plan more than 10 years after the date on which this Plan is first approved by the shareholders of the Company, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

Section 11.5         General Provisions.

No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder, except that no awards may be granted to an employee while he or she is absent on leave.

No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000085566_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Paul M. Barbas 02 Barbara S. Graham 03 Glenn E. Harder DPL INC. 1065 WOODMAN DRIVE DAYTON, OH 45432 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 An amendment to DPL's Regulations approved by our Board of Directors that reduces the percentage of shareholder votes needed to amend DPL's Regulations. 3 An advisory, non-binding resolution to approve the compensation of DPL's named executive officers, as described in our 2011 Proxy Statement. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4 To recommend by advisory, non-binding vote, the frequency for holding advisory, non-binding votes on named executive officer compensation. The Board of Directors recommends you vote FOR proposals 5 and 6. For Against Abstain 5 Re-approval of the material terms of the performance goals under DPL's 2006 Equity Performance and Incentive Plan. 6 Ratification of KPMG LLP as independent public accountant. NOTE: OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000085566_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . DPL INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Robert D. Biggs, Pamela B. Morris, and Dr. Ned J. Sifferlen, Ph.D., and each or either of them, with full power of substitution, as his or her true and lawful agents and proxies (the “Proxy Committee”) to represent the undersigned at the Annual Meeting of Shareholders of DPL Inc. (“DPL”) to be held at the Boonshoft Museum of Discovery, 2600 DeWeese Parkway, Dayton, Ohio 45414 on April 27, 2011 at 10:00 A.M. Eastern Time, and at any adjournments or postponements thereof, and authorizes said Proxy Committee to vote all shares of DPL shown on the other side of this card with all the powers the undersigned would possess if personally thereat. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NAMED DIRECTOR NOMINEES, AND "FOR" PROPOSALS 2, 3, 5 AND 6 , AND "1 YEAR" UNDER PROPOSAL 4. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF DPL SOLICITING PROXIES FOR THE 2011 ANNUAL MEETING. All previous proxies given by the undersigned to vote at the 2011 Annual Meeting or at any adjournment or postponement thereof are hereby revoked. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side